EXHIBIT 2.1

[CONFORMED COPY]

STOCK PURCHASE AGREEMENT

dated as of

August 22, 2005

between

THE GOLDMAN SACHS GROUP, INC.,

as Buyer

and

ALLMERICA FINANCIAL CORPORATION,

as Seller

EXHIBITS:
Exhibit A – Form of Restructuring Agreement
Exhibit B – Target Closing Capital Amount Calculations

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Exhibit C – Calculation of VA Purchase Price Adjustment
Exhibit D – Calculation of VUL Purchase Price Adjustment
Exhibit E – Pro Forma Balance Sheet
Exhibit F – Form of Transition Services Agreement
Exhibit G – Form of IP License Agreement
Exhibit H – Form of Core Coinsurance Agreement
Exhibit I – Form of Non-Core Coinsurance Agreement
Exhibit J – Form of Core Administrative Services Agreement
Exhibit K – Opinion of Davis Polk & Wardwell
Exhibit L – Opinion of General Counsel of Company
Exhibit M – Opinion of Sullivan & Cromwell LLP

DISCLOSURE SCHEDULES

v

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 22, 2005, is entered into between The Goldman Sachs Group, Inc., a Delaware corporation (“Buyer”) and Allmerica Financial Corporation, a Delaware corporation (“Seller”).

R E C I T A L S :

     WHEREAS, Seller, through the Company and FAFLIC, manages an existing run-off portfolio of Insurance Contracts issued by the Company and FAFLIC;

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell, and Buyer desires to acquire, the Core Business and the Funds Business through the following transactions (collectively, the “Transactions”):

(i)	Seller, the Company and FAFLIC will enter into a Restructuring Agreement (the “Restructuring Agreement”), at or prior to the Closing, pursuant to which, among other things,

	(A)	the Company will sell, assign and transfer, and FAFLIC will acquire and assume, certain assets and liabilities of the Company;

	(B)	Seller, FAFLIC and other Affiliates of Seller will sell, assign and transfer, and the Company will acquire and assume, certain assets and liabilities of Seller, FAFLIC and other Affiliates of Seller; and

	(C)	the Company will distribute, by means of a dividend, to Seller all of the shares of capital stock of FAFLIC and all other Subsidiaries of the Company;

(ii)	Seller will sell, and Buyer will purchase, at the Closing, all of the issued and outstanding shares of capital stock of the Company pursuant to this Agreement;

(iii)	the Company and FAFLIC will enter into the Core Administrative Services Agreement, at the Closing, pursuant to which, among other things, the Company will administer (or cause to be administered), as of the Closing Date, all Insurance Contracts issued by FAFLIC;

(iv)	the Company and FAFLIC will enter into the Non-Core Administrative Services Agreement, at the Closing, pursuant to which, among other things, FAFLIC will administer, as of the Closing Date, all Non-Core Insurance Contracts issued or reinsured or administered by the Company;

(v)	Seller, Buyer and certain of their respective Affiliates will enter into, at the Closing, certain transitional, licensing and other arrangements as set forth herein;

(vi)	the Company and FAFLIC will use their reasonable best efforts to:

	(A)	enter into, at the Core Coinsurance Closing, the Core Coinsurance Agreement, pursuant to which, among other things, the Company will reinsure from FAFLIC specified Liabilities under the Insurance Contracts issued by FAFLIC;

	(B)	within 10 Business Days of the Core Coinsurance Closing, cause to be filed with Governmental Entities, such documents, as are required to consummate the Non-Core Coinsurance Agreement; and

	(C)	enter into, at the Non-Core Coinsurance Closing, the Non- Core Coinsurance Agreement, pursuant to which FAFLIC will, among other things, (1) reinsure all Non-Core Insurance Contracts, (2) reinsure any liabilities (including for the avoidance of doubt, any extra contractual obligations) retained by the Company under the insurance and annuity policies of certain lines of business which the Company has previously disposed, and (3) back-up reinsure any liabilities for which the reinsurer fails to provide indemnity under certain reinsurance contracts;

(vii)	AIT, GSVIT, Seller, Buyer, AFIMS, and Goldman Sachs Asset Management, L.P. have entered into, as of the date hereof, the AIT Reorganization Agreement, pursuant to which such parties will consummate the other transactions contemplated therein at the AIT Merger Closing, and, contingent upon the occurrence of the AIT Merger Closing, Seller will sell, and Buyer will purchase, at the AIT Merger Closing, all of the issued and outstanding shares of capital stock of AFIMS; and

2

(viii)	Seller and Buyer have, on the date hereof, entered into a side letter agreement with respect to certain employee-related matters.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     “Action” means (i) any civil, criminal or administrative action, suit, claim, litigation or similar proceeding, in each case before a Governmental Entity or (ii) any investigation or written inquiry by a Governmental Entity, in each case other than ordinary course complaint activity by policyholders unless and until any such ordinary course policyholder complaint results in any civil, criminal or administrative action, suit, claim, litigation or similar proceeding before or by, as applicable, such Governmental Entity, in which case it shall, without duplication, be treated as an Action hereunder.

     “AFC Assumed Liability” has the meaning specified in the Restructuring Agreement.

     “AFC Transferred Asset” has the meaning specified in the Restructuring Agreement.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company and AFIMS shall not be considered Affiliates of Seller for any period from and after the Closing or the AIT Merger Closing, as applicable.

     “AFIMS” means Allmerica Financial Investment Management Services, Inc., a Massachusetts corporation.

     “AFIMS Advisory Fee” means an amount in cash equal to (i) the total investment advisory fees paid to AFIMS by AIT pursuant to the Management Agreement between AFIMS and AIT effective April 16, 1998, minus (ii) any fees paid by AFIMS to sub-advisors (including Opus Investment Management, Inc.), minus (iii) $75,000 per month (pro-rated for any portion of a month), in each case with respect to the period from and including the Closing Date to but excluding the date of the AIT Merger Closing.

     “AIT” means Allmerica Investment Trust.

     “AIT Merger Closing Adjustment” means an amount equal to (i) $26,200,000 plus (ii) interest on such $26,200,000 at a rate per annum equal to LIBOR with respect to the period from and including the Closing Date to but excluding the date of the AIT Merger Closing.

     “AIT Reorganization Agreement” means the Agreement and Plan of Reorganization by and among AIT, GSVIT, Seller, AFIMS, and Goldman Sachs Asset Management, L.P., entered into as of the date hereof.

     “Ancillary Agreements” means the Restructuring Agreement, the Core Coinsurance Agreement (including the related trust agreement), the Non-Core Coinsurance Agreement, the Core Administrative Services Agreement, the Non-Core Administrative Agreement, the Transition Services Agreement, the AIT Reorganization Agreement, the IP License Agreement, the employee-related side letter entered into on the date hereof, and any other document that by its terms expressly constitutes an Ancillary Agreement.

     “Business” means the Core Business and the Non-Core Business, taken as a whole.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law or Order to close.

     “Buyer Hedging Arrangements” shall mean the long-dated equity and fixed income hedging arrangements to be entered into by Buyer and its Affiliates (including the Company) following the Closing.

     “Closing Date” means the date of the Closing.

     “Code” means the Internal Revenue Code of 1986.

     “COLI” means corporate owned life insurance or similar products.

     “Combined Tax Return” means a Tax Return with respect to any income Tax or franchise Tax that is determined by reference to net income, that in either case is payable to any state, local or foreign taxing jurisdiction and has been, or will be, filed by or on behalf of the Company with a member of the Seller Group on an affiliated, consolidated, combined or unitary basis, other than a Tax Return that includes only the Company.

     “Common Stock” means the common stock, par value $1,000 per share, of the Company.

     “Company” means Allmerica Financial Life Insurance and Annuity Company, a stock insurance corporation incorporated in Massachusetts.

     “Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Seller, dated as of August 17, 2004, as amended from time to time.

     “Consolidated Service Agreement” means the existing Consolidated Service Agreement dated as of January 1, 2004 among Seller, the Company, FAFLIC, AFIMS and certain of Seller’s other Subsidiaries, and the various procedures, agreements or arrangements related thereto, including the cost distribution policy.

     “Contracts” means all agreements, contracts, leases, subleases and other arrangements (other than this Agreement and the Ancillary Agreements) that are related to the Core Business or the Funds Business, as applicable.

     “Core Business” means, with respect to each of the Company and FAFLIC, (i) (A) all the variable and fixed annuity businesses (including individual, group, immediate and deferred), including all associated riders, binders and certificates, (B) all the variable universal life business (including all associated riders, binders and certificates and the business assumed in the Transamerica Reinsurance Agreements), including the individual and group businesses and the COLI business (but excluding the Excluded COLI Insurance Contracts), (C) the supplemental contracts business with respect to (A) and (B) (and any supplemental contracts thereon) including with respect to the foregoing all (I) contracts that have lapsed and that otherwise would be eligible for inclusion herein subject to reinstatement provisions contained in such contract or applicable Law; (II) any payout annuity contracts issued by the Company or FAFLIC as a result of the election of payout annuity benefits, upon annuitization or the payment of death benefit proceeds under any contracts included in the Core Business; (III) all contracts relating to (A) and (B) above which are issued by the Company or FAFLIC (x) following the exercise of conversion or other rights in accordance with the terms of individual life policies, (y) with respect to new participants in 401(k) or other retirement plans that are in existence on the Closing Date or (z) pursuant to qualified domestic relations orders (QDROs); (IV) all certificates issued in accordance with the terms of any contracts described in clauses (A), (B), and (C)(I) through (C)(III) above (including, in all cases, all supplements, endorsements, riders and ancillary agreements in connection therewith); and (D) the AFLIAC Ready Access Program, including as to each of the foregoing all rights, liabilities, obligations and reserves arising under or related to the Insurance Contracts, (ii) the rights and obligations of the Company or FAFLIC, as applicable, under the Transamerica Reinsurance Agreements and the VUL TPA Agreements and (iii) the rights and obligations of the Company under the Core Coinsurance Agreement, the Core Administrative Services Agreement, and any other Contract related to the Core Business.

     “Core Business Intellectual Property” means the Intellectual Property set forth on Schedule 3.16.

     “Core Coinsurance Business” means the portion of the Core Business issued or reinsured (other than from AFLIAC) by FAFLIC (including the applicable Insurance Contracts) to be transferred to the Company by FAFLIC pursuant to the Core Coinsurance Agreement.

     “Core Coinsurance Closing Adjustment” means an amount equal to (i) $8,600,000 plus (ii) interest on such $8,600,000 at a rate per annum equal to the LIBOR with respect to the period from and including the Closing Date to but excluding the date of the Core Coinsurance Closing.

     “Corrective Losses” means the costs incurred, and the net income lost or the present value of future net income reasonably expected to be lost, in implementing corrective or remedial actions or Mitigation Actions. For the avoidance of doubt, the term “Corrective Losses” does not include the costs incurred in implementing any corrective or remedial actions to the extent expressly required by, and benefiting the Persons covered by, the terms of a judicial award or judgment, settlement or regulatory fine or penalty.

     “DAC Tax Asset” means specified policy acquisition expenses required to be capitalized under Section 848(a)(1) of the Code that have not yet been deducted under Section 848(a)(2) of the Code.

     “DOI” means the Division of Insurance of the Commonwealth of Massachusetts and any successor agency thereto.

     “Environmental Laws” means any and all Laws that have as their principal purpose the protection of health, safety or the environment.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “Exchange Act” means the Securities Exchange Act of 1934.

     “Excluded COLI Insurance Contracts” means any leveraged and “janitor” COLI” insurance policies.

     “FAFLIC” means First Allmerica Financial Life Insurance Company, a stock insurance corporation incorporated in Massachusetts.

     “FAFLIC Ready Access Program” means benefit payments left on deposit with FAFLIC in an interest bearing demand account.

     “Federal Tax Return” means Tax Returns with respect to any Tax imposed under Subtitle A of the Code that has been or will be filed by or on behalf of the Company or AFIMS by a member of the Seller Group on a consolidated basis.

     “Funds Business” means the business, assets, properties, operations, and liabilities of each series of AIT and the investment management business of AFIMS as it relates to AIT.

     “GAAP” means generally accepted accounting principles in the United States.

     “GSVIT” means Goldman Sachs Variable Insurance Trust, a Delaware statutory trust.

     “GSVIT Funds” means GSVIT, on behalf of several of its investment portfolios listed on Exhibit A to the AIT Reorganization Agreement.

     “Governmental Entity” means any governmental or regulatory authority, agency, commission, court, tribunal, body or other governmental or quasi-governmental or self-regulatory entity, or any arbitral body.

     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

     “Insurance Contracts” means the life, annuity and supplemental policies, certificates and contracts, including policies sold to individuals on a group form, issued or reinsured, by the Company or FAFLIC and included in the Core Business, including as described on Schedule 1.01A.

     “Insurance Laws” means all applicable Laws regulating the business of insurance companies and all applicable Orders and written opinions or written recommendations of Insurance Regulators binding on FAFLIC (relating to the Core Coinsurance Business) or the Company.

     “Insurance Regulators” means the DOI, the State of New York Insurance Department, and each other governmental insurance regulatory authority that regulates the insurance operations of the Company or FAFLIC.

     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how (clause (iii), “Trade Secrets”); (iv) published and unpublished works of authorship (including without limitation databases and other compilations of information), copyrights therein and thereto, copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other proprietary intellectual property rights.

     “Intellectual Property Contracts” means all agreements concerning Intellectual Property to which the Company is a party, including without limitation agreements granting the Company rights to use the Licensed Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Intellectual Property, trademark coexistence agreements and trademark consent agreements.

     “Interested Persons” means “interested persons” within the meaning of Section 2(a)(19) of the Investment Company Act.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

     “Investment Company Act” means the Investment Company Act of 1940.

     “IT Assets” means the Company’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used exclusively in the Core Business.

     “Keepwell” means the keepwell letter from Seller to the DOI dated December 23, 2002

     “Knowledge of Seller”, “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, assuming reasonable investigation, of the individuals listed in Schedule 1.01B.

     “Law” means any applicable statute, law (including principles of common law), ordinance, rule, regulation or binding circular, binding bulletin or binding and published written opinion by any Governmental Entity.

     “Liabilities” means any and all liabilities and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP, as applicable, to be reflected in any Financial Statements or Statutory Statements or disclosed in the notes thereto.

     “LIBOR” means the London Interbank Offered Rate for deposits in United States dollars having a maturity of three months that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second London Banking Day before the date from and after which interest equal to LIBOR is owing under the applicable terms of this Agreement. If that London Interbank Offered Rate does not appear on Telerate Page 3750 at that time, then LIBOR will be determined on the basis of the rates at which deposits in United States dollars having a maturity of three months are offered by the Reference Banks to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that London Banking Day, as follows: Buyer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, then LIBOR will be the arithmetic mean of those quotations. If only one such quotation is provided by the Reference Banks, then LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that London Banking Day (or if that London Banking Day is not a Business Day, on the next following Business Day) by three major banks in The City of New York selected by Buyer for loans to leading European banks in United States dollars having a maturity of three months. For purposes of this definition, (a) “London Banking Day” means any day on which dealings in deposits in United States dollars are transacted in the London interbank market, (b) “Telerate Page 3750” means the display designated as “Page 3750” on MoneyLine Telerate or such other page as may replace the 3750 page on that service or any successor service or services that may be nominated by the British Bankers’ Association for the purpose of displaying the London Interbank Offered Rates of major banks for United States dollars, and (c) “Reference Banks” means four major banks in the London interbank market selected by Buyer.

     “Licensed Intellectual Property” means Intellectual Property that the Company is licensed or otherwise permitted by other persons, to use exclusively in connection with the Core Business.

     “Lien” means, with respect to any property or asset, any mortgage, lien (including statutory liens), pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

     “Losses” means, without duplication, (i) damages, losses, costs and liabilities, including Corrective Losses; (ii) judicial awards and judgments, settlements and regulatory fines or penalties (including the costs incurred in implementing any corrective or remedial actions to the extent expressly required by the terms of such judicial awards, judgments, or settlements or regulatory fines or penalties); and (iii) expenses (including reasonable costs of investigation and reasonable attorney’s fees and expenses and other reasonable out-of-pocket expenses) related thereto, but excluding any expenses incurred by a party in enforcing any rights against the other party hereto under this Agreement or the Ancillary Agreements.

     “Material Adverse Effect” means any material adverse effect on (i) the assets, business, condition (financial or otherwise), results of operations or Liabilities of the Core Business and the Funds Business, or (ii) the Liabilities (net of the contractual rights against third parties and other assets related to such Liabilities) of the Non-Core Business, taking all of the foregoing in clauses (i) and (ii) as a whole, excluding any such effect to the extent resulting from (A) the public announcement of the transactions contemplated by this Agreement or the Ancillary Agreements (including any change in the rate of surrenders of the Insurance Contracts to the extent resulting from the public announcement of the transactions contemplated by this Agreement or the Ancillary Agreements), (B) changes, circumstances or conditions affecting the life insurance and annuity industries generally, (C) changes in economic, business, regulatory or political conditions generally or in U.S. or global financial markets or (D) changes in Laws, GAAP or SAP; provided that the exceptions of clauses (B), (C) and (D) do not apply to the extent the Core Business and the Funds Business, taken as a whole, are disproportionately affected by the circumstances described therein compared to the life insurance and annuities industries generally, except to the extent such disproportionate effect (1) results from the policyholder demographics, the product mix of the Core Business, the design and product features of the variable annuities business conducted in the Core Business or the fact that the Core Business is in run-off or (2) is offset or ameliorated by an Adjustment to the Purchase Price pursuant to Article 2 hereof.

     “Material Regulatory Effect” means (i) the failure of the DOI to, effective upon the Closing, unconditionally release Seller from all of its obligations under the Keepwell, (ii) the requirement by any Insurance Regulator that Seller, its Subsidiaries or the Company contribute additional capital or otherwise provide any credit support to FAFLIC (other than a keepwell from Seller to DOI with respect to FAFLIC the terms of which are substantially similar to those of the Keepwell); provided that any such failure or any such requirement, as applicable, that is wholly unrelated to any of the transactions contemplated herein shall not constitute a Material Regulatory Effect, or (iii) refusal of the DOI to consent in writing prior to the Closing Date to (x) the cash dividend from FAFLIC to Seller of at least $40,000,000, payable at or immediately after the Closing (unless Buyer elects to pay the FAFLIC Dividend Shortfall Amount to Seller pursuant to Section 2.12), and (y) the cash dividend from FAFLIC to Seller of at least the amount equal to the Core Coinsurance Closing Adjustment, payable at or immediately after the Core Coinsurance Closing (unless Buyer elects to pay the FAFLIC Dividend Shortfall Amount to Seller pursuant to Section 2.12) .

     “Non-Core Business” means any business conducted at any time by the Company that is not the Core Business, including the term life business, the fixed universal life business, the disability insurance business, the accident and health insurance business, the group pension, any non-indemnity medical, health care, disability, dental or similar products or services not constituting “activities that are financial in nature” within the meaning of Section 4(k)(4) of the Bank Holding Company Act of 1956, any business related to the Excluded COLI Insurance Contracts and the Non-Core Business Agreements, including the businesses, assets and liabilities set forth in Schedule 1.01C; provided that the Non-Core Business shall not include the AFC Transferred Assets and the AFC Assumed Liabilities.

     “Non-Core Business Agreement” means any contract, agreement or other arrangement with a third party relating solely to the Non-Core Business, including any insurance, reinsurance, coinsurance and retrocession agreements and treaties (including any Non-Core Insurance Contract).

     “Non-Core Insurance Contracts” means any insurance or annuity policy, contract, rider, binder or certificate of any kind issued, reinsured or administered by the Company that is not an Insurance Contract, including (i) any such contracts of assumed or ceded reinsurance of any kind or nature whatsoever, including reinsurance assumed through pooling agreements, arrangements or other mechanisms (other than contracts subject to the Core Coinsurance Agreement and the Core Administrative Services Agreement); (ii) any closed block business established pursuant to FAFLIC’s demutualization on October 16, 1995; (iii) any group pension business; (iv) any non-indemnity medical, health care, disability, dental or similar products or services not constituting “activities that are financial in nature” within the meaning of Section 4(k)(4) of the Bank Holding Company Act of 1956; and (v) the Excluded COLI Insurance Contracts, accident and health insurance, guaranteed investment contracts (GICs), fixed universal life insurance contracts, disability insurance contracts, group pension insurance contracts, term insurance contracts, funding agreements or similar agreements, as well as the FAFLIC Ready Access Program, including, in all cases, those contracts set forth in Schedule 1.01D.

     “Order” means any award, injunction, judgment, decree, settlement, order or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Post-Closing Administrator” means a third-party administrator that will manage the Core Business pursuant to the Post-Closing TPA from and after the Closing.

     “Post-Closing TPA” means the third-party administrative services agreement between Buyer and a Post-Closing Administrator with respect to the administration of the Core Business following the Closing.

     “Pre-Closing Hedging Program” means a hedging program to be implemented by Seller and its Affiliates with the intent of hedging the purchase price adjustment mechanism which shall terminate at the Closing and for which any gains and losses of the Company in connection therewith will be fully reflected on the Pro Forma Closing Balance Sheet.

     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

     “Representatives” means any Person’s Affiliates, directors, officers, employees, agents, advisors, and Representatives of such Person’s agents and advisors and, in the case of Buyer only, potential service providers that have agreed to non-solicitation and no-hire provisions with respect to employees of Seller and its Affiliates substantially similar to those contained herein with respect to Buyer and its Affiliates.

     “SAP” means the statutory accounting principles and practices prescribed or permitted by the applicable Insurance Regulators.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933.

     “Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income Taxes or franchise Taxes determined by reference to net income, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member (other than a group consisting only of the Company).

     “Seller Retained Subsidiary” has the meaning specified in the Restructuring Agreement.

     “Shared Losses” means (i) the corrective or remedial costs incurred by the Buyer Indemnified Persons in implementing any corrective or remedial action in response to a Warranty Breach (including any “toll charges” payable to the Internal Revenue Service), and (ii) the costs incurred by the Buyer Indemnified Persons in implementing any Mitigation Action in response to a Warranty Breach (including any “toll charges” payable to the Internal Revenue Service) but excluding from the Shared Losses for purposes of clause (i) and (ii) the costs set forth on Schedule 10.02(a)(iv)(A)) . For the avoidance of doubt, the term “Shared Losses” does not include (1) judicial awards and judgments, settlements, regulatory fines and penalties (including any Losses incurred in implementing any corrective or remedial actions to the extent expressly required by, and benefiting the Persons covered by, the terms of such judicial awards, judgments or settlements or regulatory fines or penalties), and (2) any costs of the types contemplated in clauses (i) and (ii) of the foregoing sentence to the extent arising (x) solely out of a Claim or (y) both a Claim and a Warranty Breach (but only to the extent arising out of such Claim).

     “Shares” means 2,526 shares of Common Stock.

     “Solicited Employee” has the meaning specified in the employee side letter agreement entered into as of the date hereof.

     “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company. For the avoidance of doubt, neither Allmerica Investment Trust nor Allmerica Securities Trust shall be deemed a Subsidiary.

     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”), other than any payment made to a Taxing Authority by or on behalf of the issuer of any life insurance policy or annuity contract in lieu of taxes that might otherwise be asserted against the policyholder or contract holder in connection with the failure of such life insurance policy or annuity contract to meet the applicable requirements of the Code (for the avoidance of doubt, any Tax or Liability asserted directly against the Company for failing to withhold with respect to any Insurance Contract shall not be excluded from the definition of Tax) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company or AFIMS being a member of an affiliated, consolidated, unitary or combined group with any other corporation at any time on or prior to the Closing Date.

     “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

     “Tax Basis” means, with respect to any Company Investment Asset, the tax basis as reflected in the books and records of the Company and its Affiliates from time to time; it being understood that future audit adjustments of the Company’s Tax Returns could affect the amount of basis previously recorded.

     “Tax Return” means all reports, forms and returns required to be filed with respect to Taxes.

     “Tax Sharing Agreement” means the consolidated Income Tax Agreement entered into effective for the tax year ending December 31, 2001 between Allmerica Financial Corporation and its consolidated subsidiaries dated March 5, 2002.

     “Third Party Representation Claim” means an Action by a Person other than a Buyer Indemnified Person for which indemnification may be sought for a Warranty Breach under Section 10.02(a)(iii) .

     “Transamerica” means Transamerica Occidental Life Insurance Company.

     “Transamerica Reinsurance Agreements” means the reinsurance agreements, effective January 1, 1998 and January 1, 1999, respectively, between Transamerica and FAFLIC, pursuant to which FAFLIC reinsures certain individual variable universal life insurance policies of Transamerica.

     “VeraVest” means VeraVest Investments, Inc. (formerly known as Allmerica Investments, Inc.), a broker-dealer incorporated in Massachusetts.

     “VUL TPA Agreements” means the third-party administrative services agreements between (i) the Company and Connecticut Mutual Life Insurance Company, effective November 1, 1997, and (ii) FAFLIC and Transamerica, effective January 1, 1999.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	5.04(c)
Adjusted Capital	2.03(a)
Adjustment	2.03(a)
Advisor Channel Records	3.15(c)
AFIMS Closing Balance Sheet	5.13(b)
AFIMS Shares	3.05(b)
Agreement	Preamble
AIT Merger Closing	2.09(a)
Aggregate Purchase Price Adjustment	2.03(a)
Allmerica Trademarks	7.09
Arbiter	2.05(b)
Books and Records	3.08(c)
Brokers	2.10(g)(i)
Brokers Assets	2.10(c)
Brokers’ Quote	2.10(c)(ii)
Buyer	Preamble
Buyer Indemnified Persons	10.02(a)
Buyer Swap Asset	2.10(d)
Buyer’s Swap List	2.10(d)
Claims	10.02(a)(iv)
Closing	2.02(a)
Company Investment Assets	3.1(b)
Company Investment Assets Backing Reserves	2.10(g)(iii)
Company Investment Assets Backing Surplus	2.10(g)(ii)
Company Reinsurance Agreements	5.10(b)
Core Administrative Services Agreement	2.02(c)(v)
Core Coinsurance Agreement	2.07(b)(i)
Core Coinsurance Closing	2.07(a)
Disagreements	2.10(c)(iii)
Disputed Item	2.05
Employee Plans	3.19(b)
ERISA Plans	3.14(d)
Estimated Adjustment	2.02(b)(i)
Estimated Purchase Price	2.02(c)(i)
Excluded Company Investment Assets	2.10(g)(iv)

Term	Section
Existing Claims	10.02(a)(iv)
FAFLIC Dividend Shortfall Amount	2.12(a)
FAFLIC Reinsurance Agreements	5.10(a)
Fair Market Value	2.10(c)(iv)
Final Adjustment	2.01
Financial Statements	3.08(a)
Final Scheduled Portfolio	5.11
Fund Approvals	7.05(a)
GSVIT Fund Approvals	7.05(b)
GSVIT Transaction Payments	12.03(b)
IDC	2.10(g)(v)
IDC Price	2.10(c)
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Interacted	3.21(c)(i)
Intercompany Balances	7.04(a)
IP License Agreement	2.02(c)(iv)
Lehman	2.10(g)(vi)
Lehman Index Price	2.10(c)(i)
Lehman/IDC Assets	2.10(c)
Licenses	3.14(b)
London Banking Date	1.01(a)
Mitigation Actions	10.03(e)
New Claims	10.02(a)(iv)
New Vendor Payments	7.01(c)
Non-Core Administrative Services Agreement	2.02(c)(vi)
Non-Core Coinsurance Agreement	2.08
Non-Core Coinsurance Closing	2.08
Organizational Documents	3.01(e)
Owned Core Business Intellectual Property	3.16(a)
Permitted Liens	3.15(a)(v)
Post Closing Excess Capital	2.03(a)
Potential Contributor	10.05
Prime Rate	2.06(b)
Privileged Information	10.03(i)
Privileges	10.03(i)
Pro Forma Balance Sheet	3.08(e)
Pro Forma Closing Balance Sheet	2.04(b)
Producer	3.21(c)(i)
Producer Agreements	3.21(c)(ii)
Proposed Pro Forma Closing Balance Sheet	2.04(a)
PTCE 84-14	3.14(c)

Term	Section
Purchase Price	2.01
Reference Banks	1.01 (a)
Registered Fund Financial Statements	3.27(b)
Registered Funds	3.26
Reinsurance Agreements	3.22
Replacement Securities	2.10(g)(vii)
Reserves	7.07
Restructuring Agreement	Recitals
Returns	3.18(a)
Seller	Preamble
Seller Indemnified Persons	10.02(b)
Seller Swap Asset	2.10(e)
Seller’s Swap List	2.10(e)
Separate Accounts	3.24(a)
Specified Warranties	10.01(a)
Statutory Adjusted Capital	2.03(a)
Statutory Statements	3.08(b)
Target Closing Capital Amount	2.03(a)
Tax Package	8.02
Taxing Authority	1.01(a)
Telerate Page 3750	1.01(a)
Trade Secrets	1.01(a)
Transaction Expenses	12.03(b)
Transactions	Recitals
Transferred Agreements	5.09(a)
Transition Services Agreement	2.02(c)(iii)
Underwriting Agreement	3.27(c)
VA Purchase Price Adjustment	2.03(a)
VUL Purchase Price Adjustment	2.03 (a)
Waiver	10.03(i)
Warranty Breach	10.02(a)(iii)

     Section 1.02. Other Definitional and Interpretative Provisions. (a) Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) For purposes of all calculations of the Purchase Price and the Adjustment under Article 2 below, the term “plus”, when referring to a positive number, shall result in an addition of the absolute value of such positive number and, when referring to a negative number, shall result in a subtraction of the absolute value of such negative number.

     (c) Wherever this Agreement or any Ancillary Agreement requires an Affiliate of Seller or Buyer that is not a party hereto or thereto, to perform or comply with any provision, term, representation, covenant, condition or any other obligation set forth herein or therein, Seller or Buyer, as applicable, shall cause such Affiliate to effect such performance or compliance as if such Affiliate were a party hereto or thereto.

ARTICLE 2

PURCHASE AND SALE

     Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, (x) the Shares at the Closing, and (y) contingent upon the occurrence of the AIT Merger Closing, the AFIMS Shares at the AIT Merger Closing. The purchase price (the “Purchase Price”) is (a) $265,000,000, plus (b) the amount of the Final Adjustment. The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in this Article 2. “Final Adjustment” means the Adjustment as finally determined in accordance with the applicable provisions of Section 2.05.

     Section 2.02. Closing. (a) The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place (i) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on the first day that (A) falls on the last Business Day of a calendar month, (B) follows the satisfaction of the conditions set forth in Sections 9.01, 9.02, and 9.03 (other than the conditions to be satisfied at, or immediately prior to, the Closing, but subject to satisfaction of such conditions) and (C) is not earlier than the last Business Day of the calendar month following the calendar month in which this Agreement is executed, or (ii) at such other time or place as Buyer and Seller may mutually agree.

     (b) (i) No later than ten days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of the Adjustment, setting forth reasonably detailed actuarial and accounting support thereof, based on the period ending on the last day of the month preceding the month of the Closing Date (the “Estimated Adjustment”).

     (ii) Buyer shall, as promptly as practicable, review the Estimated Adjustment and communicate any disagreements or requests for clarification to Seller. If Buyer disagrees with the Estimated Adjustment, in whole or in part, Seller and Buyer shall discuss in good faith, with the participation of appropriate personnel, any such disagreement and review each other’s calculations and supporting materials, with a view to promptly resolving any such disagreement and promptly reaching a mutually acceptable calculation. If, following such discussions, which discussions shall not continue longer than ten days after the delivery of the Estimated Adjustment, the parties cannot reach such a mutually acceptable calculation, then the parties shall consummate the Closing based on the Estimated Adjustment as calculated by Seller (as adjusted to reflect any disagreements of Buyer that Seller has agreed to accept).

     (c) At the Closing:

     (i) Buyer shall deliver to Seller (A) $265,000,000 in cash, plus (B) the amount of the Estimated Adjustment ((A) and (B) together, the “Estimated Purchase Price”), minus (C) the Core Coinsurance Closing Adjustment minus (D) the AIT Merger Closing Adjustment (if the AIT Merger Closing is not taking place on the day of the Closing) (excluding, for the avoidance of doubt, from each of (C) and (D), the interest components of the definitions of these adjustments) plus (E) the amount, if any, required to be paid by Buyer to Seller pursuant to Section 2.12 hereof, in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to

Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date;

     (ii) Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

     (iii) Seller, the Company and Buyer shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”);

     (iv) Seller and the Company shall execute and deliver the IP License Agreement in substantially the form attached hereto as Exhibit G (the “IP License Agreement”);

     (v) the Company and FAFLIC shall execute and deliver the Core Administrative Services Agreement substantially in the form attached hereto as Exhibit J (the “Core Administrative Services Agreement”);

     (vi) the Company and FAFLIC shall execute and deliver the Non-Core Administrative Services Agreement in a form agreed to in good faith by the parties and substantially modeled after the Core Administrative Services Agreement (the “Non-Core Administrative Services Agreement”);

     (vii) the certificates, opinions and other documents and instruments to be delivered pursuant to Sections 9.02 and 9.03 hereof shall be delivered; and

     (viii) a good standing certificate for the Company, certified by the Secretary of State of Massachusetts, dated as of a date within ten Business Days prior to the Closing Date shall be delivered by Seller.

     Section 2.03. Determination of the Adjustment. (a) As promptly as practicable, but no later than 30 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer a certificate (together with a report by Milliman, Inc. (Chicago office) with respect to the calculation, as of the Closing Date, of the VA Purchase Price Adjustment and the VUL Purchase Price Adjustment), setting forth Seller’s calculation of (i) Adjusted Capital minus $400,000,000, plus (ii) the VA Purchase Price Adjustment, plus (iii) the VUL Purchase Price Adjustment, minus (iv) Post Closing Excess Capital minus (v) the Aggregate Purchase Price Adjustment (such total amount, the “Adjustment”).

     For purposes hereof:

     “Adjusted Capital” means the amount equal to Adjusted Capital as set forth on the Pro Forma Closing Balance Sheet.

     “Aggregate Purchase Price Adjustment” means the amount obtained by multiplying (x) 0.15 by (y) the excess (if any) of (i) the sum of the VA Purchase Price Adjustment and the VUL Purchase Price Adjustment over (ii) $100,000,000.

     “Post Closing Excess Capital” means the excess of (x) Statutory Adjusted Capital over (y) the Target Closing Capital Amount; provided that if the calculation of Post Closing Excess Capital results in a negative amount, Post Closing Excess Capital shall be deemed to be equal to zero.

     “Statutory Adjusted Capital” means the amount equal to Statutory Adjusted Capital as of the Closing set forth on the Pro Forma Closing Balance Sheet.

     “Target Closing Capital Amount” means the amount calculated as set forth on Exhibit B, calculated as of the Closing Date.

     “VA Purchase Price Adjustment” means the specified adjustments to the Purchase Price to take account of certain changes in the value of the deferred annuity business included in the Core Business between September 30, 2004 and the Closing Date, calculated as set forth on Exhibit C.

     “VUL Purchase Price Adjustment” means the specified adjustments to the Purchase Price to take account of certain changes in the value of the variable universal life business included in the Core Business between September 30, 2004 and the Closing Date, calculated as set forth in Exhibit D.

     (b) Buyer and Seller agree that they will, and agree to use their reasonable best efforts to cause their respective independent accountants and actuaries and the Company to, cooperate and assist in the calculation of the Adjustment and in the conduct of the audits, reviews and resolution of disagreements referred to in Section 2.05, including the making available of all related Books and Records and appropriate personnel.

     Section 2.04. Pro Forma Closing Balance Sheet. (a) As promptly as practicable, but no later than 30 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer a pro forma statutory balance sheet (the “Proposed Pro Forma Closing Balance Sheet”) setting forth the assets, liabilities, surplus and other funds of the Core Business, and reflecting adjustments to exclude the Non-Core Business and the AFC Assumed Liabilities and AFC Transferred Assets, as of the Closing Date, which shall be prepared on a basis consistent with the accounting principles, procedures, policies and methods (including with respect to reserves) used in preparing the Pro Forma Balance Sheet and otherwise in the manner and subject to the adjustments set forth in Exhibit E.

     (b) Buyer and Seller agree that they will, and agree to use their reasonable best efforts to cause their respective independent accountants and actuaries and the Company to, cooperate and assist in the preparation of the Proposed Pro Forma Closing Balance Sheet and the Pro Forma Closing Balance Sheet and in the conduct of the audits, reviews and resolutions of disagreements referred to in Section 2.05, including the making available of all related Books and Records and appropriate personnel. “Pro Forma Closing Balance Sheet” means the Pro Forma Closing Balance Sheet as finally determined in accordance with the applicable provisions of Section 2.05.

     Section 2.05. Disputes Regarding Adjustment and Pro Forma Closing Balance Sheet. If Buyer disputes any item reflected in the Adjustment delivered by Seller pursuant to Section 2.03(a) or the Proposed Pro Forma Closing Balance Sheet delivered by Seller pursuant to Section 2.04(a) (each such item, a “Disputed Item”), then Buyer and Seller shall proceed as set forth in subsections (a) through (d) below; provided that Buyer may only dispute (i) items reflected on the Proposed Pro Forma Closing Balance Sheet on the basis that such amounts were not determined in accordance with the accounting principles, procedures, polices and methods employed by Seller in preparing the Pro Forma Balance Sheet, (ii) items reflected in the Adjustment on the basis that such amounts were not determined in accordance with the Model)s) or the Spreadsheet(s) attached to Exhibit C and D, respectively, or that such amounts were the result of manifest error in the Model(s) or the Spreadsheet(s), respectively, and (iii) items reflected on the Proposed Pro Forma Closing Balance Sheet or in the Adjustment on the basis of arithmetic error or on the basis that the information utilized in the preparation and calculation of the Proposed Pro Forma Closing Balance Sheet or the Adjustment was not true and correct or not prepared in good faith from the Books and Records of Seller.

     (a) Buyer shall, within 45 days after receiving the last to be received from Seller of the Adjustment and the Proposed Pro Forma Closing Balance Sheet, deliver a notice of disagreement to Seller. Any such notice of disagreement must specify in reasonable detail all Disputed Items as to which Buyer disagrees, the reasons therefor and the adjustments to such Disputed Items that Buyer believes should be made. Buyer shall be deemed to have agreed with all other items and amounts contained in the Adjustment and in the Proposed Pro Forma Closing Balance Sheet. Buyer and Seller shall, during the 15 days following the delivery of such notice, use their reasonable best efforts to reach agreement on the Disputed Items in order to determine and agree upon the Disputed Items.

     (b) If, during such 15-day period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter submit any remaining Disputed Items to Ernst & Young LLP or, if Ernst & Young LLP is unavailable, to one of the other nationally recognized independent public accounting firms of standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller) (in either case, an “Arbiter”) for resolution in a manner consistent with the provisions of this Agreement. Such Arbiter shall consider only those Disputed Items as to which the parties still disagree. Such Arbiter shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth in detail its calculations, methodologies and decision and the reasons therefor, whereupon the Adjustment and the Proposed Pro Forma Closing Balance Sheet shall be adjusted correspondingly. The Arbiter’s decision is final and binding upon Buyer and Seller.

     (c) The Arbiter, in its sole discretion, shall determine (i) the nature and extent of the participation by Buyer and Seller and their respective independent auditors and actuaries in connection with the resolution of any Disputed Item submitted to the Arbiter, (ii) the nature and extent of information that Buyer and Seller may submit to the Arbiter for consideration in connection with such resolution and (iii) the personnel of the Arbiter who shall review such information and resolve such disagreement.

     (d) The cost of such review and report shall be borne by (i) Seller if the aggregate difference between the Arbiter’s aggregate calculation of the Disputed Items and Seller’s aggregate calculation of the Disputed Items is greater than the aggregate difference between the Arbiter’s calculation of the Disputed Items and Buyer’s aggregate calculation of such Disputed Item, (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.

     Section 2.06. Payment of the Adjustment. (a) If the Estimated Adjustment (as adjusted pursuant to Section 2.02(b)(ii), if applicable) exceeds the Final Adjustment, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.06(b), the amount of such excess. If the Final Adjustment exceeds the Estimated Adjustment (as adjusted pursuant to Section 2.02(b)(ii), if applicable), Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.06(b), the amount of such excess.

     (b) Any payment pursuant to Section 2.06(a) shall be made at a mutually convenient time and place within 10 days after the Final Adjustment has been determined by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.06 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “Prime Rate” as published in The Wall Street Journal, Eastern Edition (the “Prime Rate”) in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 2.07. Core Coinsurance Closing. (a) The closing (the “Core Coinsurance Closing”) at which the transactions contemplated by the Core Coinsurance Agreement are consummated shall take place at the location of the Closing (i) if the conditions set forth in Section 9.04 are satisfied as of the Closing Date, on the Closing Date but immediately after the Closing, or (ii) if the conditions set forth in Section 9.04 are not satisfied as of the Closing Date, as soon as possible, but in no event later than two Business Days, after satisfaction of the conditions set forth in Section 9.04, or at such other time or place as Buyer and Seller may mutually agree.

     (b) At the Core Coinsurance Closing:

     (i) the Company and FAFLIC shall execute and deliver the Core Coinsurance Agreement substantially in the form attached hereto as Exhibit H (the “Core Coinsurance Agreement”); and

     (ii) the Company shall deliver to FAFLIC the ceding commission pursuant to the Core Coinsurance Agreement, which shall be equal in amount to the Core Coinsurance Closing Adjustment in immediately available funds by wire transfer to an account of FAFLIC with a bank in New York City designated by FAFLIC, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the date of the Core Coinsurance Closing. At the Core Coinsurance Closing, Buyer shall (A) provide the Company with the amount in cash equal to the Core Coinsurance Closing Adjustment and (B) pay to Seller the amount, if any, required to be paid by Buyer to Seller pursuant to Section 2.12 hereof.

     Section 2.08. Non-Core Coinsurance Closing. The closing (the “Non-Core Coinsurance Closing”) at which the transactions contemplated by the Non-Core Coinsurance Agreement are consummated shall take place at the location of the Closing, as soon as possible, but in no event later than two Business Days, after satisfaction of the conditions set forth in Section 9.05, or at such other time or place as Buyer and Seller may mutually agree. At the Non-Core Coinsurance Closing, the Company and FAFLIC shall execute and deliver a Non-Core Coinsurance Agreement substantially in the form attached hereto as Exhibit I (the “Non-Core Coinsurance Agreement”).

     Section 2.09. AIT Merger Closing. (a) The closing (the “AIT Merger Closing”) at which the purchase and sale of the AFIMS Shares pursuant to this Agreement and the transactions contemplated by the AIT Reorganization Agreement are consummated shall take place at the location of the Closing (i) if the conditions set forth in Section 9.06 are satisfied as of the Closing Date, on the Closing Date, or (ii) if the conditions set forth in Section 9.06 are not satisfied as of the Closing Date, as soon as possible, but in no event later than two Business Days, after satisfaction of the conditions set forth in Section 9.06, or at such other time or place as Buyer and Seller may mutually agree.

     (b) At the AIT Merger Closing:

     (i) concurrently with the transactions contemplated by the AIT Reorganization Agreement at the AIT Merger Closing, Seller shall deliver to Buyer certificates for the AFIMS Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

     (ii) subject to Section 2.09(c), Buyer shall deliver to Seller the AIT Merger Closing Adjustment minus the AFIMS Advisory Fees in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the date of the AIT Merger Closing.

     (c) If the Closing occurs simultaneously with the AIT Merger Closing, there shall be no payment of the AIT Merger Closing Adjustment and no adjustment to the Purchase Price as set forth in Section 2.02(c)(i)(D) hereof.

     Section 2.10. Transfers of Certain Company Investment Assets. (a) Prior to the Closing, Seller shall cause the Company to transfer all Excluded Company Investment Assets to Seller or an Affiliate of Seller. Following such transfer of the Excluded Company Investment Assets pursuant to this Section 2.10(a), each Excluded Company Investment Asset shall become the property of Seller (or its Affiliate, as applicable) and the Company or Buyer or any of its Affiliates shall have no right of any kind with respect to any such Excluded Company Investment Asset. All assets transferred under this paragraph shall be replaced with cash or Replacement Securities at the option of Seller. For the avoidance of doubt, neither the Company Investment Assets Backing Surplus nor the Company

Investment Assets Backing Reserves shall include Excluded Company Investment Assets at the Closing..

     (b) Prior to the Closing Date, Seller shall cause the Company to either (i) transfer the assets identified and listed on Schedule 2.10(b) to Seller or an Affiliate of Seller or (ii) redesignate such assets as Company Investment Assets Backing Surplus rather than Company Investment Assets Backing Reserves. All assets transferred under (i) shall be replaced with cash or Replacement Securities in either case in an amount or with an aggregate statutory book value as such value is set forth in the Company’s books and records on the date of such transfer. All assets redesignated under (ii) shall be replaced by assets from Company Investment Assets Backing Surplus that are either cash or Replacement Securities and have an equal aggregate statutory book value as such value is set forth in the Company’s books and records on the date of such transfer. Seller shall promptly notify Buyer of any such transfers or redesignations.

     (c) After execution of the requirements of Section 2.10(a) and 2.10(b), and by 5:00 p.m. on the fifth Business Day prior to Closing, the parties by mutual agreement shall designate certain Company Investment Assets Backing Surplus as “Lehman/IDC Assets”, provided that Lehman and/or IDC quote prices for such assets. All Company Investment Assets Backing Surplus not designated as Lehman/IDC Assets shall be designated “Brokers Assets.” The fair market value of each Investment Assets Backing Surplus that is a Lehman/IDC Assets and each Investment Assets Backing Surplus that is a Brokers Asset shall be determined as follows:

     (i) No later than 9:00 a.m. on the Business Day immediately prior to the Closing Date, Buyer shall submit simultaneously to each of Lehman and IDC the CUSIP number (or other unique identifier if CUSIP is not available) and face amount of each Lehman/IDC Asset and request that Lehman and IDC provide as promptly as possible to Buyer each such asset’s price (for the given face amount) as of approximately 3:00 p.m. on such Business Day. Upon receipt thereof, Buyer shall then communicate each such price to Seller no later than 9:00 a.m. on the Closing Date. The price quoted by Lehman and/or IDC for each Lehman/IDC Asset shall be referred to as the “Lehman Index Price” and the “IDC Price”, respectively.

     (ii) No later than 5:00 p.m. on the fourth Business Day prior to the Closing Date, Buyer shall submit simultaneously to each of three Brokers the CUSIP number (or other unique identifier if CUSIP is not available) and face amount of each Brokers Asset and request that each Broker provide as promptly as possible to Buyer each such asset’s price (for the given face amount), with such price setting forth the bid value and ask value of each such asset as of approximately 3:00 p.m. on the Business Day immediately prior to the Closing Date. Upon receipt thereof, Buyer shall then communicate each such price to Seller no later than 9:00 a.m. on the Closing Date. The price quoted by each Broker for each Brokers Asset shall be the average of such bid and ask price and shall be designated as the “Broker’s Quote” for each such Brokers Asset.

     (iii) Immediately upon communication thereof from Buyer to Seller, Seller and Buyer together shall review the Lehman Index Prices, IDC Prices and Brokers’ Quotes for any errors and omissions or other disagreements (together, “Disagreements”). If Seller or Buyer discovers any Disagreement, Seller and Buyer shall immediately notify Lehman, IDC or the applicable Broker, as the case may be, and use their reasonable best efforts to determine and resolve with the applicable party any such Disagreement prior to the Closing, or as promptly as possible after the Closing, in accordance with the principles set forth in this Section 2.10.

     (iv) With respect to each Lehman/IDC Asset, if: (x) the Lehman Index Price is available, then such price shall be its fair market value, (y) if the Lehman Index Price is unavailable but the IDC Price is available, then the IDC price shall be its fair market value. The fair market value of each Brokers Asset is the Broker’s Quote remaining for such asset after discarding the highest and lowest Broker’s Quote for such asset. Such fair market values for the Lehman/IDC and Brokers Assets shall be referred to as the “Fair Market Value” of such asset.

     (d) After execution of the requirements of Sections 2.10(a) and 2.10(b) and after determination of the Fair Market Value of the Lehman/IDC Assets and Brokers Assets pursuant to Section 2.10(c), Buyer shall have the right to submit to Seller, no later than 11:00 a.m. on the Closing Date, a list of Lehman/IDC Assets and/or Brokers Assets (the “Buyer’s Swap List” and each asset so listed, a “Buyer Swap Asset”) and request that Seller, and Seller shall promptly, transfer each Buyer Swap Asset to Seller or an Affiliate of Seller for an amount in cash equal to the Fair Market Value of such Buyer Swap Asset to be paid to the Company by Seller or an Affiliate of Seller; provided that Buyer shall only have the right to request such transfers of Buyer Swap Assets having an aggregate Fair Market Value not greater than $35,000,000. If the Buyer’s Swap List includes assets having an aggregate Fair Market Value in excess of $35,000,000, Seller shall have the right to choose the Buyer Swap Assets to be transferred for cash under this Section 2.10(d) so that the aggregate Fair Market Value of all transferred assets will be as close as possible to, but not in excess of, $35,000,000. Following the transfer of any Buyer Swap Asset in accordance with this Section 2.10(d), such Buyer Swap Asset shall become the property of Seller (or its Affiliate, as applicable), and the Company or Buyer or any of its Affiliates shall have no right of any kind with respect to such Buyer Swap Asset. For the avoidance of doubt, if the Buyer’s Swap List contains a Buyer Swap Asset pursuant to this Section 2.10(d) and Seller designates the same security as a Seller Swap Asset pursuant to Section 2.10(e), then each of Seller and Buyer shall count the Fair Market Value of such asset towards the Fair Market Value limit of $35,000,000 set forth herein.

     (e) After execution of the requirements of Section 2.10(a) and 2.10(b) and after determination of the Fair Market Value of the Lehman/IDC Assets and Brokers Assets pursuant to Section 2.10(c), Seller shall have the right to submit to Buyer, no later than 11:00 a.m. on the Closing Date, a list of Lehman/IDC Assets and/or Brokers Assets (the “Seller’s Swap List” and each asset so listed, a “Seller Swap Asset”). Seller shall promptly transfer any Seller Swap Asset to Seller or an Affiliate of Seller for an amount in cash equal to the Fair Market Value of such Seller Swap Asset to be paid to the Company by Seller; provided that Seller shall only have the right to effect such transfers of Seller Swap Assets having an aggregate Fair Market Value not greater than $35,000,000. If the Seller’s Swap List includes assets having an aggregate Fair Market Value in excess of $35,000,000, Buyer shall have the right to choose the Seller Swap Assets to be transferred for cash under this Section 2.10(e) so that an aggregate Fair Market Value of all transferred assets will be as close as possible to, but not in excess of, $35,000,000. Following the transfer of any Seller Swap Asset in accordance with this Section 2.10(e), such Seller Swap Asset shall become the property of Seller (or its Affiliate, as applicable), and the Company or Buyer or any of its Affiliates shall have no right of any kind with respect to such Seller Swap Asset. For the avoidance of doubt, if the Seller’s Swap List contains a Seller Swap Asset pursuant to this Section 2.10(e) and Buyer designates the same asset as a Buyer Swap Asset pursuant to Section 2.10(d), then each of Seller and Buyer shall count the Fair Market Value of such asset towards the Fair Market Value limit of $35,000,000 set forth herein.

     (f) Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, the transactions contemplated by this Section 2.10 shall be deemed to take effect in all respects and for all purposes (including determining the time of transfer of the benefits and risks of ownership and which party is obligated to pay the Tax Liabilities in connection with such transfers, swaps or redesignations) as of immediately prior to the Closing regardless of the actual date and time of, without limitation delivery of assets and the related cash transfers or of the performance of other ministerial tasks (including with respect to the Buyer Swap Assets and the Seller Swap Assets), it being understood that, for the avoidance of doubt, all Tax Liabilities in connection with such transfers, swaps and redesignations shall be for the account of, and be borne by, Seller.

     (g) For purposes of this Section 2.10,

     (i) “Brokers” means any three of the following brokers: Lehman Brothers Inc. (for providing a Broker’s Quote), JPMorgan, Bear Stearns, Bank of America and the original dealer for the relevant Company Investment Asset (if other than the preceding four brokers).

     (ii) “Company Investment Assets Backing Surplus” means, for purposes of this Section 2.10, Company Investment Assets which have been allocated to the statutory surplus of the Company, as of the Closing Date as shown on Schedule 3.15(b) but after taking into account changes as are permitted by Section 5.01(r) and this Section 2.10.

     (iii) “Company Investment Assets Backing Reserves” means, for purposes of this Section 2.10, Company Investment Assets which have been allocated to the reserves of the Company or FAFLIC, as applicable, as of the Closing Date as shown on Schedule 3.15(b) but after taking into account changes as are permitted by Section 5.01(r) and this Section 2.10.

     (iv) “Excluded Company Investment Assets” means the Company Investment Assets consisting of equity securities, defaulted securities, and securities issued by Buyer or any of its Affiliates.

     (v) “IDC” means the pricing and quotation service offered by Financial Time Interactive Data Corp.

     (vi) “Lehman” means the Lehman Index Pricing Service offered by Lehman Brothers Holdings Inc.

     (vii) “Replacement Securities” means solely U.S. treasury securities, U.S. agency debt securities or corporate bonds rated at least “A2” and “A” by Moody’s Investors Service, Inc. and Standard & Poor’s, respectively, each of which has a maturity of less than 10 years from the Closing Date and that, in the aggregate, have an option-adjusted duration of 3.5 to 4.5 years.

     Section 2.11. Excess Capital. If the Post Closing Excess Capital exceeds zero, then Buyer shall pay to Seller (a) on the first anniversary of the Closing Date an amount in cash equal to 50% of the Post Closing Excess Capital and (b) on each of the second and third anniversaries of the Closing Date an amount in cash equal to 25% of the Post Closing Excess Capital, plus, in each case, interest on such amount at LIBOR for the period from and including the Closing Date to but not including the date of such payment; provided that Buyer shall pay to Seller promptly upon a sale, transfer or other disposition of all or substantially all of the equity or assets of the Company, directly or indirectly, in a single or series of transactions, the amount equal to the Post Closing Excess Capital then remaining unpaid plus interest thereon calculated as specified above. The obligations of Buyer under this Section 2.11 shall cease upon the repayment by Buyer to Seller, at the Closing or following the Closing as contemplated by this Section 2.11, of an aggregate amount equal to the Post Closing Excess Capital, plus interest thereon as contemplated by this Section 2.11.

     Section 2.12. Optional Payments by Buyer. (a) If the DOI refuses to consent in writing prior to the Closing Date to (x) the cash dividend from FAFLIC to Seller of at least $40,000,000 payable at or immediately after the Closing and (y) the cash dividend from FAFLIC to Seller of at least the amount equal to the Core Coinsurance Closing Adjustment payable at or immediately after the Core Coinsurance Closing, then Buyer shall have the right to irrevocably elect, by written notice delivered to Seller at least 10 Business Days prior to the Closing, to pay to Seller at Closing an amount in cash equal to the difference (such difference, the “FAFLIC Dividend Shortfall Amount”) between (A) the aggregate amount payable to Seller pursuant to clauses (x) and (y) above and (B) the aggregate amount of cash dividends which the DOI consents in writing for FAFLIC to pay to Seller at or immediately after the Closing and at or immediately after the Core Coinsurance Closing; provided that the portion of the FAFLIC Dividend Shortfall Amount attributable to the refusal of the DOI to permit the dividend described in clause (y) above shall be paid at the Core Coinsurance Closing.

     (b) If Buyer pays Seller the FAFLIC Dividend Shortfall Amount, then Seller shall pay to Buyer, promptly after receipt thereof, 50% of all cash dividends paid by FAFLIC to Seller after the Closing Date (other than the dividends payable by FAFLIC to Seller described in Sections 2.12(a)(x) and 2.12(a)(y)) plus interest on such amount at LIBOR for the period from and including the Closing Date (or the date of the Core Coinsurance Closing, as the case may be) to but not including the date of such payment; provided that Seller shall pay to Buyer promptly upon a sale, transfer or other disposition of all or substantially all of the equity or assets of FAFLIC, directly or indirectly, in a single or series of transactions, the amount equal to the lesser of (x) the net proceeds of such sale, transfer or other disposition and (y) the FAFLIC Dividend Shortfall Amount then remaining unpaid plus interest thereon calculated as specified above. The obligations of Seller under this Section 2.12 shall cease upon repayment by Seller to Buyer of an aggregate amount equal to the FAFLIC Dividend Shortfall Amount plus interest thereon as contemplated by this Section 2.12.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in the disclosure schedules, Seller represents and warrants to Buyer (i) as of the date hereof, (ii) as of the Closing Date (other than with respect to (A) the Core Coinsurance Business and the transactions to be consummated at the Core Coinsurance Closing, (B) the Funds Business and the transactions to be consummated at the AIT Merger Closing and (C) the Non-Core Coinsurance Business and the transactions to be consummated at the Non-Core Coinsurance Closing), (iii) with respect to Sections 3.01, 3.02, 3.03 and 3.04 as such Sections relate to the Core Coinsurance Business and the transactions to be consummated at the Core Coinsurance Closing, as of the Closing Date and as of the date of the Core Coinsurance Closing, (iv) with respect to Sections 3.01, 3.02, 3.03 and 3.04 as such Sections relate to the Non-Core Coinsurance Business and the transactions to be consummated at the Non-Core Coinsurance Closing, as of the Closing Date and as of the date of the Non-Core Coinsurance Closing and (v) with respect to Sections 3.01, 3.02, 3.03 and 3.04, 3.05(b), and 3.06(b) as such Sections relate to the Funds Business and the transactions to be consummated at the AIT Merger Closing, as of the Closing Date and as of the date of the AIT Merger Closing, that:

     Section 3.01. Corporate Existence and Power. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all corporate powers to carry on its business as now conducted.

     (b) The Company is a stock insurance corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Schedule 3.01(b), the Company has all corporate powers required and is duly qualified to carry on the Business as now conducted and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

     (c) FAFLIC is a stock insurance corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. FAFLIC has all corporate powers required and is duly qualified to carry on the Core Coinsurance Business as now conducted and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

     (d) AFIMS is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. AFIMS has all corporate powers required and is duly qualified to carry on its business as now conducted and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

     (e) Seller has made available or delivered to Buyer true, complete and correct copies of the certificate of incorporation and bylaws, each as amended to date (collectively, the “Organizational Documents”) of the Company and AFIMS. The Organizational Documents so delivered are in full force and effect. Seller has made available or delivered to Buyer the minute books of the Company and AFIMS since January 1, 2001, and such minute books accurately reflect, in all material respects, (i) all corporate actions taken by the stockholders of the Company or AFIMS, as the case may be, during such time, (ii) all corporate actions taken by the board of directors of the Company during such time, and (iii) all corporate actions taken by any committee of the board of directors of the Company or AFIMS, as the case may be, during such time.

     Section 3.02. Corporate Authorization; Binding Effect. (a) The execution, delivery and performance by Seller of this Agreement, each Ancillary Agreement to which it will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within the corporate powers of and have been, or will be, duly authorized by all necessary corporate action on the part of Seller. This Agreement, subject to the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. As of the Closing Date or the dates of the Core Coinsurance Closing, the Non Core Coinsurance Closing and the AIT Merger Closing, as applicable, each Ancillary Agreement to which Seller will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of Seller, as applicable, enforceable against Seller in accordance with its terms.

     (b) The execution, delivery and performance by any Affiliate of Seller of each Ancillary Agreement to which such Affiliate is a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated thereby, are within the corporate powers of each such Affiliate, and have been, or will be, duly authorized by all necessary corporate action on the part of each such Affiliate. As of the Closing Date or the dates of the Core Coinsurance Closing, the Non-Core Coinsurance Closing or the AIT Merger Closing, as applicable, each Ancillary Agreement to which such

Affiliate will be a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of each such Affiliate enforceable against such Affiliate in accordance with its terms.

     Section 3.03. Governmental Authorizations and Consents. The execution, delivery and performance by Seller of this Agreement and by each of Seller and any of its Affiliates of each Ancillary Agreement to which it will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, require no action, approval, consent, authorization or declaration by or in respect of, or filing with, any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act; (ii) approvals, authorizations, declarations, consents, filings or notices required under the Insurance Laws of the jurisdictions set forth in Schedule 3.03; (iii) consents, filings and approvals required under the Investment Company Act and the Investment Advisers Act; and (iv) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Schedule 3.03.

     Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and by each of Seller and its Affiliates of each Ancillary Agreement to which it or such Affiliate will be a party and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it or such Affiliate will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with the Organizational Documents of Seller or such Affiliate, or with any resolutions adopted by the board of directors of Seller or such Affiliate, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable Law or Order, (iii) except as disclosed in Schedule 3.04 or as to matters which, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, prepayment or acceleration of any right or obligation of Seller or such Affiliate (in each case, to the extent relating to the Core Business or the Funds Business) or the Company, or to a loss of any benefit to which Seller or such Affiliate (in each case, to the extent relating to the Core Business or the Funds Business) or the Company, are entitled under any provision of any indenture, mortgage, lien, lease, sublease, agreement, commitment, license, contract, loan, note, legally binding promise or understanding, or other instrument or Order binding upon Seller or such Affiliate (in each case, to the extent relating to the Core Business or the Funds Business) or the Company (including Transferred Agreements), or (iv)

result in the creation or imposition of any material Lien on the capital stock or any asset of the Company except for any Permitted Liens.

     Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists solely of 10,000 shares of Common Stock. There are 2,526 shares of Common Stock issued and outstanding.

     (b) The authorized capital stock of AFIMS consists solely of 200,000 shares of common stock, $1.00 par value. There are 1,005 shares of such common stock (the “AFIMS Shares”) issued and outstanding.

     (c) All outstanding shares of capital stock of the Company and AFIMS have been duly authorized and validly issued and are fully paid and non assessable. Other than the Shares and the AFIMS Shares, there are no outstanding (i) shares of capital stock or voting securities of the Company or AFIMS, (ii) securities of the Company or AFIMS convertible into or exchangeable for shares of capital stock or voting securities of the Company or AFIMS or (iii) options or other rights to acquire from the Company, AFIMS, or Seller, or other obligation of the Company or AFIMS to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or AFIMS. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses 3.05(c)(i), 3.05(c)(ii) and 3.05(c)(iii) .

     Section 3.06. Ownership of Shares. (a) Seller is the sole direct record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

     (b) As of the Closing, Seller will be the sole direct record and beneficial owner of the AFIMS Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the AIT Merger Closing valid title to the AFIMS Shares free and clear of any Lien.

     Section 3.07. Subsidiaries. As of the Closing, the Company will have no Subsidiaries. As of the AIT Merger Closing, AFIMS will not have any Subsidiaries.

     Section 3.08. Financial and Statutory Statements; Actuarial Information. (a) The audited consolidated balance sheets as of December 31, 2003, and December 31, 2004 of the Company and its Subsidiaries and the related audited consolidated statements of income and cash flows for the years ended December 31, 2003, and December 31, 2004 and the notes relating to each of the foregoing (together, the “Financial Statements”) present fairly, in all material respects, the financial position of the Company and its Subsidiaries at December 31, 2003 and 2004 and the results of their operations and their cash flows for the periods then ended in conformity with GAAP applied on a consistent basis throughout the periods involved (except as required by GAAP). Buyer acknowledges that such financial statements present the effects of consolidation of all Subsidiaries of the Company, do not reflect the performance of the Core Business on a stand alone basis and do not reflect any effects that the Transactions would have thereon.

     (b) The Company (i) has filed all annual and quarterly statements required to be filed with the applicable Insurance Regulators on forms prescribed or permitted by such authorities for the years ended December 31, 2003 and December 31, 2004, (ii) prior to the Closing Date will prepare and file at the time required by such authorities for such filing and, substantially concurrently with the filing thereof, deliver to Buyer, all required quarterly statements on forms prescribed or permitted by such authorities for any quarterly periods ending thereafter on or before the Closing Date, and (iii) will prepare, and deliver to Buyer, concurrently with the delivery of the Proposed Pro Forma Closing Balance Sheet, a statement as of and for the period from the immediately preceding quarter end to and including the Closing Date in a form agreed to by the parties (together, the “Statutory Statements”). All such Statutory Statements fairly present, or will fairly present, as applicable, in all material respects in accordance with SAP, applied on a consistent basis throughout the periods involved (except as required by SAP) the statutory financial position of the Company, as of the dates therein specified and the statutory results of operations and cash flow of the Company, for the periods therein specified. All assets that are, or will be, as applicable, reflected as admitted assets on the Statutory Statements, to the extent applicable, comply, or will comply, as applicable, in all material respects with all Laws applicable to admitted assets and are, or will be, as applicable, in an amount at least equal to the minimum amounts required by applicable Insurance Laws. Buyer acknowledges that the Statutory Statements of the Company do not, and will not, as applicable, reflect the performance of the Core Business on a stand alone basis and do not, and will not, as applicable, reflect any effects that the Transactions would have thereon.

     (c) No internal controls material weakness or significant deficiencies have been asserted with respect to any filed Statutory Statement by the applicable Insurance Regulators. The annual statutory financial statements filed with the Commonwealth of Massachusetts have been audited by PricewaterhouseCoopers LLP. The Financial Statements and the Statutory Statements were compiled and will be compiled from and are and will be in accordance in all material respects with the Books and Records of Seller and its Affiliates (other than the Company and AFIMS) (in each case, to the extent related to the Core Business and the Funds Business) and of the Company and AFIMS, as applicable. The books and records (including the books of account, minute books, stock record books and computer-based data and other records) (with respect to any Person, and in such Person’s possession or control, the “Books and Records”) of each of Seller and its Affiliates (other than the Company and AFIMS) in each case, to the extent related to the Core Business and the Funds Business) and of the Company and of AFIMS, in each case related to information included in the Financial Statements or the Statutory Statements are (A) true and correct, (B) are generally maintained in accordance with reasonable business practices, (C) accurately present and reflect in all material respects all of the Insurance Contracts and other transactions and actions of the Company and its Subsidiaries, and (D) have no internal controls material weaknesses or significant deficiencies that adversely affect the ability of the Company to accurately present and reflect in all material respects all of the Insurance Contracts and other transactions and actions of the Company and its Subsidiaries. The Books and Records of Seller and its Affiliates (other than the Company and AFIMS) (in each case to the extent related to the Core Business and the Funds Business) and of the Company and of AFIMS, in each case set forth on Schedule 3.08(c) are generally maintained in accordance with reasonable business practices, in compliance with any record-keeping requirements in applicable Contracts, and in a manner that would generally enable an insurance company operating in accordance with industry standards to perform its obligations thereunder. All of the Books and Records of the Company are, to the extent required by the Insurance Regulators, in the possession of the Company, and all the Books and Records of AFIMS are in the possession of AFIMS.

     (d) The information contained in the September 30, 2004 policy detail extract that Seller furnished to Milliman, Inc. and to Buyer and which was used in connection with the valuation model incorporated in Exhibits C and D hereto and all other information that Seller has furnished, or will furnish, as applicable, to Milliman, Inc. (and hereby covenants to furnish substantially concurrently to Buyer), to the extent utilized in the preparation and calculation of the Pro Forma Balance Sheet, the Proposed Pro Forma Closing Balance Sheet, the Pro Forma Closing Balance Sheet, the Estimated Adjustment and the Final Adjustment, (x) is and will be, as applicable, true and correct in all material respects, and (y) has been, and will be, as applicable, prepared in good faith in accordance with the Books and Records of Seller. Seller makes no representation or warranty with respect to projections of future economic events, future expenses or future management actions in such analyses or policy information, or with respect to any assumptions utilized in making such projections in such analyses.

     (e) Seller has delivered to Buyer an adjusted statutory pro forma balance sheet of the Company as of December 31, 2004 (the “Pro Forma Balance Sheet”) that reflects adjustments to account for (i) the Non-Core Business and (ii) the Transactions. The Pro Forma Balance Sheet has been prepared in good faith by Seller in accordance with Seller’s Books and Records and with the principles and the adjustments set forth therein, and is attached hereto as Exhibit E.

     Section 3.09. Absence of Certain Changes. Since December 31, 2004, there has not been a Material Adverse Effect or an event, occurrence, development or circumstance that would reasonably be expected to result in a Material Adverse Effect; each of the Core Business and the Funds Business, except as permitted by Section 5.01 or as set forth in Schedule 3.09, has been conducted in the usual and ordinary course for a run-off business; and each of Seller and its Affiliates (in each case, to the extent related to the Core Business or the Funds Business, as applicable) and the Company has not:

     (a) suffered any strike;

     (b) incurred any material damage, destruction or loss of property, whether covered by insurance or not; or

     (c) taken or failed to take any of the actions, as applicable, set forth in Sections 5.01(h), 5.01(i), 5.01(j), 5.01(p), 5.01(q) and 5.01(u) (to the extent such Section 5.01(u) is applicable to Sections 5.01(h), 5.01(i), 5.01(j), 5.01(p) and 5.01(q)) .

     Section 3.10. No Undisclosed Material Liabilities. There are no Liabilities of the Company and, as of the date of the AIT Merger Closing there will be no Liabilities of AFIMS, other than:

     (a) Liabilities provided for in the Pro Forma Balance Sheet or in the Financial Statements and Statutory Statements for periods ending on or prior to December 31, 2004, described in Section 3.08 or disclosed in the notes thereto;

     (b) Liabilities disclosed on Schedule 3.10(b);

     (c) Liabilities arising under this Agreement, the Ancillary Agreements or any agreements or instruments entered into in connection with this Agreement or the Ancillary Agreements; or

     (d) Liabilities incurred in the ordinary course of business since December 31, 2004.

     Section 3.11. Intercompany Accounts. Schedule 3.11 contains a complete list of all intercompany balances and agreements and arrangements (including those relating to goods, rights, services or reinsurance arrangements) as of December 31, 2004 between Seller and its Affiliates, on the one hand, and the Company and AFIMS, on the other hand. Since December 31, 2004 there has not been any accrual of liability by the Company to Seller or any of its Affiliates or other transaction between the Company or AFIMS, on the one hand, and Seller and any of its Affiliates, on the other hand, except (i) in the ordinary course of business of the Company or AFIMS, (ii) in connection with the Transactions or (iii) as provided in Schedule 3.11.

     Section 3.12. Material Contracts. (a) Except for (i) Contracts disclosed in Schedule 3.12, (ii) Contracts to be entered into in connection with the Transactions, (iii) Producer Agreements, Insurance Contracts, Non-Core Insurance Contracts, Non-Core Business Agreements, Reinsurance Agreements, Underwriting Agreements and agreements relating to Company Investment Assets, (iv) any Contracts of the type described in or required to be disclosed pursuant to any other representation or warranty in this Article 3 or any Ancillary Agreement and (v) hedging and derivative arrangements entered into in compliance with or described in Section 5.04(c)(iv), the Company or AFIMS (or FAFLIC or VeraVest to the extent the Company is an intended beneficiary of such Contracts) is not, or following consummation of the Transactions will not be, a party to or bound by any material Contract.

     (b) Each Contract required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company or AFIMS, as applicable (or of FAFLIC or VeraVest to the extent the Company is an intended beneficiary of such Contracts), and is in full force and effect, and neither the Company nor AFIMS (nor FAFLIC nor Vera Vest to the extent the Company is an intended beneficiary of such Contracts) nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract except for any such defaults or breaches which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     (c) None of Seller or its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) or the Company or AFIMS, to Seller’s Knowledge, has unlawfully engaged in or assisted other Persons with, the paying of contingent commissions to improperly steer business to them or colluded with brokers to “rig bids” or submit false quotes to customers.

     Section 3.13. Litigation. Other than as set forth on Schedule 3.13, there is no Action pending against, or to the Knowledge of Seller, threatened against or affecting, (i) Seller or any of its Affiliates (other than the Company or AFIMS) or any of their respective properties (in each case, to the extent related to the Core Business or the Funds Business) or (ii) the Company or AFIMS, which, individually or in the aggregate, would be reasonably expected to result in a Material Adverse Effect, and no such Action in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

     Section 3.14. Compliance with Laws and Orders. (a) Except as set forth in Schedule 3.14(a) or as would not reasonably be expected to result in a Material Adverse Effect, (i) each of (A) Seller and its Affiliates (other than the Company or AFIMS) (in each case, to the extent related to the Core Business or the Funds Business) and (B) each of the Company and AFIMS is, and at all times since January 1, 2001 has been, in compliance with all applicable Laws and with all of the terms and requirements of each Order to which it, or any of their respective assets is or has been subject, (ii) since January 1, 2001 no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without the giving of notice or the lapse of time or both) a violation of, or failure to comply with any Law or any term or requirement of any Order to which (A) Seller or any of its Affiliates (other than the Company or AFIMS) or any of their assets (in each case, to the extent related to the Core Business or the Funds Business) or (B) the Company or AFIMS or any of their respective assets, is subject; (iii) none of (A) Seller or any of its Affiliates (other than the Company or AFIMS) (in each case, to the extent related to the Core Business or the Funds Business) or (B) the Company or AFIMS, has received since January 1, 2001 any notice or other communication (whether oral or written) from any Governmental Entity regarding any actual or alleged, violation of, or failure to comply with, any Law or with any term or requirement of any Order to which (1) Seller or any of its Affiliates (other than the Company or AFIMS) or any of their respective assets (in each case, to the extent related to the Core Business or the Funds Business) or (2) the Company, AFIMS or their assets, is or has been subject (other than actual or alleged violations which have been resolved); and (iv) since January 1, 2001, the Books and Records of each of (A) Seller and its Affiliates (other than the Company or AFIMS) (in each case, to the extent related to the Core Business or the Funds Business) and (B) the Company and AFIMS have been maintained in compliance with all applicable Laws and with all of the terms and requirements of each Order to which it, or any of their respective assets is or has been subject.

     (b) Except as set forth in Schedule 3.14(b), each of Seller and its Affiliates (in each case, to the extent relating to the Core Business or the Funds Business) and the Company and AFIMS have all material governmental licenses, approvals, franchises, certificates of authority, permits, and other authorizations (“Licenses”) to conduct their business as currently conducted and all such Licenses are in full force and effect, except where the failure to have such Licenses in full force and effect would not reasonably be expected to result in a Material Adverse Effect. Neither Seller nor its Affiliates (in each case, to the extent related to the Core Business or the Funds Business), nor the Company nor AFIMS has received written notice or other communication of any violation in respect of any such Licenses (other than alleged violations which have been resolved) and no Action is pending (or, to the Knowledge of Seller, threatened) to suspend, revoke or limit any such License. Each of Seller and its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) and the Company and AFIMS is and since January 1, 2001 has been in compliance in all respects with its obligations under such Licenses (other than alleged violations which have been resolved) except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.14(b), none of Seller or its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) or the Company or AFIMS is operating under a voluntary agreement with any Governmental Entity which restricts its authority to do business under the applicable License, or which could reasonably be expected to adversely impact the operations of its businesses.

     (c) To the extent Seller or any of its Affiliates (in each case, to the extent related to the Core Business and the Funds Business) or the Company or AFIMS has relied on ERISA Prohibited Transaction Class Exemption 84-14 (“PTCE 84-14”), neither (i) to the Knowledge of Seller, Seller nor such Affiliate (other than the Company and AFIMS) (in each case, to the extent related to the Core Business and the Funds Business) nor (ii) the Company nor AFIMS has failed to satisfy, or taken any action or failed to take any action which could reasonably be expected to cause an impending or potential failure in any material respect to satisfy, all of the relevant requirements for the maintenance of its status as a “qualified professional asset manager” under PTCE 84-14, including, the conviction or impending conviction of any Affiliate of Seller (to the extent related to the Core Business and the Funds Business), or any of the Solicited Employees who are officers of Seller or any of the Affiliates of Seller and are responsible for the Core Business or the Funds Business, or any offense enumerated under Section 411 of ERISA or the relevant provisions of PTCE 84-14.

     (d) With respect to the conduct of business with employee benefit plans subject to Title I of ERISA, plans subject to Section 4975 of the Code and governmental and other employee benefit plans subject to substantially similar laws as Title I of ERISA and Section 4975 of the Code (“ERISA Plans”), (i) (x) to the Knowledge of Seller, none of Seller or its Affiliates (other than the Company and AFIMS) (in each case, to the extent related to the Core Business and the Funds Business) has engaged in any conduct that could reasonably be expected to subject it and (y) Seller or its Affiliates (including the Company and AFIMS) have not engaged in any conduct that could be reasonably expected to subject the Company or AFIMS, to any Liability under Sections 404, 405, 406, 409 or 502 of ERISA or Section 4975 of the Code (or any similar laws applicable to such governmental and other employee benefit plans) and (ii) (x) to the Knowledge of the Seller, none of Seller or its Affiliates (other than the Company) (in each case, to the extent related to the Core Business and the Funds Business) has engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which could preclude such Person and (y) Seller or its Affiliates (including the Company and AFIMS) have not engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which could preclude the Company or AFIMS, from providing services to any ERISA Plan. Neither the Company nor AFIMS, nor to the Knowledge of the Seller, FAFLIC (to the extent related to the Core Coinsurance Business), is a fiduciary with respect to any ERISA Plan. Any and all policies, contracts or arrangements between the Company or AFIMS and an ERISA Plan, other than any such policies, contracts or arrangements involving contractholders or policyholders, are set forth on Schedule 3.14(d) .

     Section 3.15. Company Investment Assets. (a) The Company and FAFLIC (in each case, to the extent related to the Core Business) have good title to all Company Investment Assets. None of such Company Investment Assets is subject to any Lien, except:

     (i) Liens disclosed on Schedule 3.15(a);

     (ii) Liens disclosed on the Financial Statements, the Statutory Statements, the Pro Forma Balance Sheet or the notes thereto or securing liabilities reflected on the Pro Forma Balance Sheet or notes thereto;

     (iii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

     (iv) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or

     (v) Liens incurred in the ordinary course of business since December 31, 2004 (paragraphs (i)-(v) of this Section 3.15 are, collectively, the “Permitted Liens”).

     (b) (i) Schedule 3.15(b) sets forth a true and complete list of all Company Investment Assets as of April 30, 2005 and (ii) when prepared by Seller in accordance with Section 5.11, the Final Scheduled Portfolio will set forth a true and complete list of all Company Investment Assets as of the Closing Date, in each case with information included therein with respect to each such Company Investment Asset as to, as applicable, (A) par value, (B) interest rate, (C) statutory book value, (D) statutory book yield, (E) Tax Basis, (F) cost basis, (G) any credit rating as assigned by Moody’s Investor Service, Inc., Standard & Poor’s and/or the National Association of Insurance Commissioners, (H) trade and settlement date, (I) maturity date, (J) whether each such Company Investment Asset is owned by the Company or FAFLIC, as applicable, and (K) with respect to the Final Scheduled Portfolio, all Company Investment Assets sold (or otherwise disposed of, including pursuant to Section 2.10 hereof) or purchased (or otherwise acquired, including pursuant to Section 2.10 hereof) between April 30, 2005 and five Business Days before the Closing Date, with the same information included therein as set forth in sub-clauses (A) through (J) as well as information as to the sale or purchase price in the event of a sale or purchase of such Company Investment Assets, as applicable. Except as set forth in Schedule 3.15(b), as of the date hereof, none of the Company Investment Assets is in default in the payment of principal or interest or dividends. Except as set forth in Schedule 3.15(b), the Company Investment Assets are in compliance with the applicable requirements of all applicable Insurance Laws. None of the Company Investment Assets is subject to any Liability to fund any capital calls or capital commitments or similar obligations. For purposes of this Agreement, “Company Investment Assets” means any investment assets beneficially owned from time to time by the Company or FAFLIC in the Core Business, including bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes, but excluding, for the avoidance of doubt, investment assets held in the Separate Accounts.

     (c) Except as set forth on Schedule 3.15(c), with respect to all of Seller’s Core Business conducted through the distribution channel designated the “Advisor Channel”, as of the date hereof, the Company or FAFLIC, as applicable, (i) is the non-exclusive owner of any and all books and records, including policies, policyholder data, customer lists and policyholder registers, in its possession, or which it has a contractual right to possess, related to the Core Business (the “Advisor Channel Records”), and (ii) possesses all Advisor Channel Records necessary to administer the Core Business (including conservation and preservation activities) as it is currently administered.

     (d) Following consummation of the transactions as contemplated by the Restructuring Agreement, with respect to Advisor Channel Records, the Company will be the non-exclusive owner of all the Advisor Channel Records and will have the right to use the Advisor Channel Records for the purpose of administering the Core Business (including conservation and preservation activities) as it is currently administered.

     (e) The Company is not a health maintenance organization or preferred provider organization and does not offer any non-indemnity medical, health care, disability, dental or similar products or services. For the avoidance of doubt, Buyer is aware that the Company has small blocks of run-off non-indemnity medical and disability business as set forth on Schedule 3.15(e) .

     Section 3.16. Intellectual Property; Information Technology. (a) With respect to the Core Business Intellectual Property owned or exclusively licensed by the Company (the “Owned Core Business Intellectual Property”), the

Owned Core Business Intellectual Property is owned or exclusively licensed by the Company free and clear of all Liens other than Permitted Liens, exclusive licenses and non-exclusive licenses granted in the ordinary course of business. The Owned Core Business Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable and not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. Neither the Company nor the conduct of the Core Business has infringed or otherwise violated or misappropriated the Intellectual Property rights of any third party during the five (5)-year period immediately preceding the date of this Agreement in any manner which is reasonably likely to result in litigation a loss of use of material Intellectual Property or material liability to the Company. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, to the Knowledge of the Seller, asserted or threatened against the Company concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Owned Core Business Intellectual Property. To the Knowledge of the Seller, no person is violating any Owned Core Business Intellectual Property right.

     (b) The Seller and its Affiliates have taken reasonable measures to protect the confidentiality of all Trade Secrets that are exclusively owned and included in and material to the Core Business Intellectual Property and to the Knowledge of Seller, of all confidential customer data consistent in all material respects with the Company’s confidentiality policy and applicable law. To the Knowledge of the Seller, such Trade Secrets and customer data have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

     (c) To the Knowledge of Seller, each material Intellectual Property Contract pertaining to Core Business Intellectual Property is legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and except as set forth in Schedule 3.16(c), will continue to be so immediately following the consummation of the transactions contemplated by this Agreement.

     (d) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the Core Business, and have not materially malfunctioned or failed within the past three (3) years.

     (e) Seller has delivered to Buyer a true and complete copy of all (i) security regulations relating to Seller’s information technology (including with respect to firewalls, desktop, application and data access, caller screening and restriction of access to premises), (ii) Virus (as defined in Section 7.03 of the

Transition Services Agreement) protection software programs and (iii) Disaster Recovery Plans (as defined in Section 7.04 of the Transition Services Agreement), in each case with respect to the Core Business in effect during the three (3) months prior to the date hereof, together with all attachments, addenda, supplements and modifications thereto.

     (f) Seller and/or its Affiliates have all right, title and interest to any Intellectual Property licensed under the IP License Agreement.

     Section 3.17. Finders’ Fees. Except for Lehman Brothers Inc., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company or AFIMS who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.18. Taxes. (a) Except as set forth in Schedule 3.18: (i) all material Tax Returns that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, the Company and AFIMS (collectively, the “Returns”) have been, or will be, timely filed on or before the Closing Date; (ii) where required to, the Company and AFIMS have retained and currently have in their possession, all Returns referred to in clause (i) that relate to open tax years; (iii) the Company and AFIMS have timely paid all Taxes shown as due and payable on the Returns that have been or will be filed; (iv) the Returns that have been or will be filed are true, correct and complete in all material respects; (v) there is no Action now proposed or pending against or with respect to the Company or AFIMS in respect of any material Tax; (vi) the Returns referred to in clause (i) filed for the periods ending on or before December 31, 2001 have been examined by the Internal Revenue Service or the appropriate state, local or foreign Taxing Authority or the period for assessment of the Taxes in respect of which such Returns were required to be filed has expired; (vii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full; (viii) except as set forth in the revenue agent reports and notices of proposed adjustments, if any relating to open audits that have been provided to Buyer, as identified in Schedule 3.18(a)(viii), no unagreed issues have been raised by the relevant Taxing Authority in connection with the examination of any of the Returns referred to in clause (vi); (ix) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company; (x) there are no Liens on any of the assets of the Company or AFIMS that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) neither the Company nor AFIMS has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which Seller was the common parent; (xii) AFIMS has never been a member of the consolidated group for which Seller is the common parent for any period which the Company was not a member of such group; (xiii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any Taxing Authority with respect to Seller or any affiliate with respect to the Company or AFIMS that will affect the Company’s or AFIMS’ tax liability after the Closing; (xiv) neither the Company nor AFIMS will be required, as a result of (A) a change in accounting method effected after the date hereof without the consent of Buyer or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include in any post-Closing period any item of income (or to exclude in any post-Closing period any item of deduction) that would otherwise have been taken into account in a Pre-Closing period; and (xv) both the Company and AFIMS (x) have properly reported to the IRS any “reportable transactions” within the meaning of Treas. Reg. § 1.6011 -4(b), (y) to Seller’s Knowledge, as of the date of this Agreement, have not entered into any “reportable transactions” that is not yet required to be reported to the IRS and (z) to Seller’s Knowledge, as of the Closing Date, will not have entered into any “listed transactions” within the meaning of Treas. Reg. § 1.6011 -4(b)(2) that have not already been properly reported to the IRS as of the date of this Agreement.

     (b) As of December 31, 2004, the Company’s DAC Tax Assets will equal or exceed $130,000,000.

     (c) Immediately before the Closing, the Company’s DAC Tax Assets and net operating losses for federal income tax purposes will not be subject to the limitations set forth in Section 382 of the Code by reason of any change in ownership or other transaction occurring prior to the Closing.

     Section 3.19. Employees and Employee Benefit Plans. (a) Other than as set forth in Schedule 3.19, neither the Company nor AFIMS has, and in the past six years has not had, (i) any employees or (ii) any consultants who have provided employee type services.

     (b) Neither the Company nor AFIMS sponsor, maintain, administer or contribute to any “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, severance or similar contract, plan arrangement or policy or other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, change in control, stock option or other stock-related rights or other forms of incentive or deferred compensation, loans, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) for the benefit of any employee or former employee of Seller or its Affiliates (the “Employee Plans”).

     (c) Neither the Company nor AFIMS sponsor, maintain, administer or contribute to, nor have they in the past six years sponsored, maintained, administered or contributed to, any Employee Plan subject to Title IV of ERISA.

     (d) Neither the Company nor AFIMS sponsor, maintain, administer or contribute to, nor have they in the past six years sponsored, maintained, administered or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

     (e) Neither the Company nor AFIMS has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits.

     (f) Seller has provided to Buyer accurate data for each of the criteria set forth on Schedule 3.19(f)(i) with respect to each current employee or officer of Seller set forth on Schedule 3.19(f)(ii) .

     (g) Except as provided in the Transition Services Agreement, after the Closing, none of Buyer, any of its Affiliates or the Company or AFIMS will have any Liabilities under or with respect to (i) the Employee Plans maintained, sponsored or contributed to by Seller or its ERISA Affiliates (including COBRA obligations under any such plans or relating to any former employees of Seller or its Affiliates), or (ii) the employment or performance of services on or prior to the Closing of the current or former employees and consultants of the Seller and its Affiliates.

     Section 3.20. Environmental Matters; Real Property. Except as disclosed on Schedule 3.20:

     (a) there are no Actions or Orders pending or threatened, which allege Liabilities or violations arising under any Environmental Law and relating to the Company or AFIMS;

     (b) the Company and AFIMS have and in the past have possessed all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are and have been in compliance with the terms of such permits and with all other applicable Environmental Laws;

     (c) there have been no written environmental audits, analyses, studies or assessments conducted within the past three years relating to the Company or AFIMS or any property currently or formerly owned or operated by the Company or AFIMS in connection with the Business which has not been delivered to Buyer prior to the date hereof; and

     (d) neither the Company nor AFIMS own or lease, nor have they owned or leased, any real property; and

     (e) there are no other circumstances or conditions involving the Business, including indemnities, third party or employee exposure, third party contaminated or waste disposal sites that would reasonably be expected to result in any Actions or Liabilities with respect to the Company or AFIMS relating to any Environmental Law.

     Section 3.21. Benefits Under Insurance Contracts; Underwriting; Etc. Except as set forth on Schedule 3.21: (a) All benefits claimed by, or paid, payable, or credited to, any Person under any Insurance Contract or, to Seller’s Knowledge, Non-Core Insurance Contract have in all material respects been paid or credited (or provision as required under SAP for payment thereof has been made) in accordance with the terms of the applicable Insurance Contract and, to Seller’s Knowledge, applicable Non-Core Insurance Contract under which they arose and such payments, credits or provisions were not materially delinquent and were paid or credited (or will be paid or credited) without fines or penalties (excluding interest), except for any such claim for benefits for which there is a reasonable basis to contest payment;

     (b) Seller has made available to Buyer the material elements of all underwriting policies utilized by the Company and its Affiliates with respect to the Insurance Contracts. Except for variances in the ordinary course which are not material in the aggregate, the underwriting standards utilized and rates and rating factors and criteria applied by the Company with respect to the Insurance Contracts outstanding as of the date hereof conformed in all material respects to those contained in their applicable underwriting manuals as in effect at the times such Insurance Contracts were underwritten and, with respect to any Insurance Contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance, modified coinsurance or other similar policies;

     (c) (i) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (A) each employee, advisor, general agent, broker, broker-dealer, reinsurance intermediary, consultant, producer, financial institution, registered representative, call center personnel or other Person who marketed, sold, negotiated, serviced, administered, managed, advised or otherwise interacted (“Interacted”) with holders of products included in the Business (each, a “Producer”), at the time such Producer Interacted any business for the Company, FAFLIC or VeraVest (to the extent included in the

Core Business), to the extent required by applicable Law or Order, was duly and appropriately appointed by the Company or FAFLIC or VeraVest, as the case may be, to act as a Producer and was duly and appropriately licensed or registered as a Producer (for the type of business Interacted by such Producer), in each case, in the particular jurisdiction in which such Producer, marketed such business for the Company or FAFLIC; (B) no such Producer violated any term or provision of any Law or Order applicable to any aspect of the Company’s or FAFLIC’s (to the extent included in the Core Business) products, including with respect to churning, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictitious bids or quotes; (C) to Seller’s Knowledge, no such Producer has breached the terms of any agency or broker contract with or for the benefit of the Company or FAFLIC or Vera Vest; (D) all compensation paid to each such Producer by the Company, FAFLIC or VeraVest was paid in accordance with applicable Law; (E) all training and instruction materials pertaining to Interaction with holders of products included in the Core Business provided by the Company, FAFLIC or VeraVest to each such Producer were in compliance with all applicable Laws and Orders; and (F) except as set forth on Schedule 3.21(c)(i)(F) with respect to certain trailing commissions, and except for vested commissions, the Company has no ongoing payment obligations to any such Producer in any of the “Advisor”, “Select” or “Partner” distribution channels.

     (ii) Schedule 3.21(c)(ii) sets forth the standard forms of agreements (collectively, the “Producer Agreements”) utilized with respect to the Business by the Company, FAFLIC or VeraVest in each of the “Advisor”, “Select” and “Partner” distribution channels. All of the agreements with Producers in each such distribution channel with respect to the Business were, in all material respects, in the form of one of the Producer Agreements. Except as set forth on Schedule 3.21(c)(ii), and except for distribution agreements for the “Select” and “Partner” channels, no such Producer Agreement continues to be in force. Each of the Producer Agreements set forth on Schedule 3.21(c)(ii) between any of Seller or any of its Affiliates (in each case, to the extent relating to the Core Business) or the Company and their respective Producers, is valid, binding and in full force (including, for the avoidance of doubt, with respect to any indemnification rights against the applicable Producer).

     (iii) With respect to each of the “Advisor”, “Select” and “Partner” distribution channels, no such Producer currently has binding authority on behalf of Seller or any of its Affiliates (in each case, to the extent relating to the Core Business) or the Company.

     (iv) Except as set forth in Schedule 3.21(c)(iv), none of Seller or any of its Affiliates (in each case, to the extent relating to the Core

Business), nor the Company, nor, to the Knowledge of Seller, any other party to any such Producer Agreement, is in default in any material respect with respect to any such Producer Agreement.

     It is understood and agreed that the representations and warranties set forth in Section 3.21(c)(i) shall not be breached unless, and to the extent, the inaccuracy thereof results in a Liability of the Company of the type, once due and owing or otherwise known and quantifiable, that would be required under GAAP to be disclosed on a balance sheet.

     (d) Seller has previously made available to Buyer true, correct and complete copies of a representative sample of the Insurance Contract forms applicable to in-force Insurance Contracts including representative riders and other related forms, prospectuses and other selling materials and written advertising, disclosure or marketing materials. Each Insurance Contract in force on the date of this Agreement conforms in all material respects to one of the Insurance Contract forms so provided to Buyer. Each Insurance Contract form as well as any related ancillary documents and other agreements of insurance and reinsurance, prospectuses and other selling or disclosure material and rate or rule marketed, filed or otherwise utilized by Seller or any of its Affiliates (in each case, to the extent related to the Core Business) or the Company, the use or issuance of which requires filing or approval, has, in all material respects, been appropriately filed and, if required, approved by the applicable Governmental Entities in each jurisdiction requiring such filing or approval. All such Insurance Contract forms, ancillary documents, and prospectuses, statements of additional information, other selling, advertising, marketing or disclosure materials and rates or rules as of their respective mailing dates or dates of use (i) contained or contain, as applicable, no untrue statement of material fact and did not or do not, as applicable, omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) accurately described or describe (as applicable) and were or are (as applicable) consistent with the terms of the underlying Insurance Contract and the applicable rates and rules, and (iii) complied with, applicable Law and Orders and were within the scope of the approvals received therefor, in each case in all material respects.

     (e) All Insurance Contracts and, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, all Non-Core Insurance Contracts, were administered and operated in accordance with the applicable rates and rules and in a manner consistent with their terms and with such prospectuses, statements of additional information, other selling, advertising, marketing or disclosure materials and applicable Law and Orders.

     (f) Seller has heretofore provided to Buyer true, complete and correct copies of the reports reflecting the results of any financial, market conduct or similar examination of AFIMS, FAFLIC, VeraVest, Seller and its Affiliates (in each case to the extent related to the Core Business) and the Company issued by any Insurance Regulator or other Governmental Entity of competent jurisdiction since December 31, 2000. All material deficiencies or violations in such reports have been resolved.

     Section 3.22. Reinsurance. Schedule 3.22 sets forth a true, complete and correct list of all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which FAFLIC (to the extent included in the Core Business) or the Company is a ceding or assuming party and which are included in the Business (collectively, the “Reinsurance Agreements”). Each Reinsurance Agreement is in full force and effect to the respective dates noted on Schedule 3.22 and is a valid and binding obligation of FAFLIC or the Company, as the case may be. Neither the Company nor FAFLIC, nor, to the Knowledge of Seller, any other party to a Reinsurance Agreement, is in default in any material respect as to any provision of any Reinsurance Agreement or has failed to meet, in any material respect, the underwriting standards required for any business reinsured thereunder. To the Knowledge of Seller, all amounts to which FAFLIC (to the extent included in the Core Business), or the Company, as applicable, is entitled as of the date hereof under any Reinsurance Agreements (including amounts based on paid and unpaid losses), are collectible, except as otherwise reflected in the applicable Statutory Statements. No Reinsurance Agreement contains any provision providing that the other party thereto may terminate or modify such treaty or agreement by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth in Schedule 3.22, (i) the Company is entitled to take full credit in its Statutory Statements pursuant to applicable Law for all reinsurance and coinsurance ceded by it pursuant to any Reinsurance Agreement, and (ii) in the Company’s Financial Statements the Company has applied the requirements of Statement of Financial Accounting Standards No. 113, as amended, promulgated by the Financial Accounting Standards Board, to all reinsurance or coinsurance ceded by the Company.

     Section 3.23. Products. (a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or as set forth in Schedule 3.23:

     (i) all Insurance Contracts and, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, all Non-Core Insurance Contracts, which are subject to Section 101(f) or 7702(a) of the Code issued by FAFLIC (to the extent related to the Core Business) or the Company qualify (and have qualified since issuance) as “life insurance contracts” within the meaning of Section 101(f) or 7702(a) (for the avoidance of doubt, this takes into account the holding of Revenue Ruling 2005-6, as if it were effective on the date hereof) of the Code, as applicable, and no such Insurance Contract or Non-Core Insurance Contract is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts and Non-Core Insurance Contracts that the Company or FAFLIC is administering as modified endowment contracts and with respect to which the Company or FAFLIC has notified the contract holder, before the date hereof, that the contract constitutes a modified endowment contract;

     (ii) all Insurance Contracts and, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, Non-Core Insurance Contracts, issued by FAFLIC (to the extent related to the Core Business) or the Company that are subject to Section 72(s) of the Code contain (and have contained since issuance) all of the necessary provisions of Section 72(s) of the Code, and all such Insurance Contracts that are represented as qualifying under Section 130, 403(a), 403(b) or 408(b) of the Code contain (and have contained since issuance) all provisions required for qualification under such sections of the Code;

     (iii) all Insurance Contracts and, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, Non-Core Insurance Contracts, issued by FAFLIC (to the extent related to the Core Business) or the Company that are subject to Section 817 of the Code have met the diversification requirements applicable thereto at all times since issuance; each of the Separate Accounts has been maintained in compliance with the requirements of Section 817 of the Code at all relevant times; and the Company or FAFLIC is treated, for United States federal Tax purposes, as the owner of the respective assets underlying such Insurance Contracts;

     (iv) with respect to the Insurance Contracts, and, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, Non-Core Insurance Contracts, each of Seller, the Company, VeraVest, AFIMS and FAFLIC, and to the Knowledge of Seller, the Producers (to the extent related to the Business) have substantially complied with all applicable reporting, withholding and disclosure requirements under the Code and ERISA regarding distributions and have reported the distributions under such contracts substantially in accordance with Sections 72, 7702, and 7702A of the Code; and

     (v) each of FAFLIC (to the extent related to the Core Business) and the Company, as applicable, is treated, for federal income Tax purposes, as the owner of the assets underlying the respective Insurance Contracts and, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, Non-Core Insurance Contracts, issued, entered into or sold by such company (whether developed by, administered by or reinsured with any unrelated third party) that are provided under or connected with either a plan described in Section 401(a), 403(a), 403(b), 408 or 457 or any similar provision of the Code or any employee benefit plan within the meaning of ERISA have been endorsed, administered and otherwise are in substantial compliance with the requirements of the Code and ERISA applicable to such contracts, and there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA or violations of Section 404 of ERISA with respect to such contracts (other than such non-exempt prohibited transactions or violations that arise to the extent that, for these purposes, FAFLIC (to the extent of the Core Business) and the Company, as applicable, may be holding “plan assets” in or may be a “fiduciary” with respect to its general account).

     (b) (i) Neither FAFLIC (to the extent related to the Core Business) nor the Company has entered into any agreement or is involved in any discussions or negotiations with, and to Seller’s Knowledge there are no Tax audits or other Actions with, any Taxing Authority with respect to the failure of any Insurance Contracts or, to the actual knowledge (without any duty to investigate) of Seller’s General Counsel, Non-Core Insurance Contracts, to meet the requirements of Section 72(s), 817(h) or 7702 of the Code, to the extent required to meet the requirements of such Sections.

     (ii) There are no outstanding indemnification agreements respecting the tax qualification or treatment of any Insurance Contract or, to Seller’s Knowledge, Non-Core Insurance Contract, and there have been no claims asserted by any Person under such indemnification agreements.

     (iii) Except as set forth in Schedule 3.23, there are no currently pending federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any such contract or benefit plan issued, entered into or sold by FAFLIC (to the extent related to the Core Business), or the Company, as applicable.

     (c) None of the COLI products issued by FAFLIC (to the extent related to the Core Business) or the Company is structured or sold as a “leveraged” product for purposes of the Code. Except as set forth in Schedule 3.23, there are no currently pending federal, state, local or foreign audits or other administrative or judicial Actions or objections by a Taxing Authority with regard to the Tax treatment of any corporate owned life insurance or similar products issued by the Company or FAFLIC (to the extent related to the Business), as applicable.

     Section 3.24. The Separate Accounts. (a) Each of the separate accounts of the Company and FAFLIC included in the Core Business (the “Separate Accounts”) has been duly and validly established by all necessary corporate action of the Company or FAFLIC, as applicable, under, and maintained in accordance with, the laws of the Commonwealth of Massachusetts and that portion of the assets of each Separate Account equal to the Reserves and other contract liabilities with respect to each such Separate Account is not chargeable with liabilities arising out of any other business that such company establishing the Separate Account may conduct.

     (b) Each of the Separate Accounts is registered as an investment company under the Investment Company Act or is exempt from registration under the Investment Company Act and the registration of each registered Separate Account is in full force and effect. The operations of the registered Separate Accounts comply in all material respects with the Investment Company Act and all applicable regulations, rules, releases and Orders of the SEC.

     (c) Except as set forth in Schedule 3.24, all Separate Account units of interest under the Insurance Contracts either (i) have been registered pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) are exempt from the registration requirements of the Securities Act and from registration or qualification under applicable state securities laws. All material advertising or marketing materials relating to each registered Separate Account that were required to be filed with any Governmental Entity have been timely filed therewith.

     Section 3.25. Securities Law Matters. (a) Since December 31, 2001, none of Seller or any of its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) or the Company or AFIMS has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative Orders as a result of any actual or alleged violation of federal or state securities laws or any allegation of fraud or misrepresentation in the sale of securities. Any deficiency letters and examination reports that Seller or its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) or the Company or AFIMS has received since December 31, 2001 from any federal or state securities authority or self-regulatory organization are listed on Schedule 3.25, true and complete copies of which have been provided to Buyer, along with all written responses thereto since December 31, 2001. Any remedial actions necessary to cure the deficiencies or violations set forth in such letters or reports have been taken by the Company, AFIMS, Seller or their Affiliates, as applicable. Seller has provided to Buyer all material correspondence relating to any material inquiry or investigation by any federal or state securities authority or self-regulatory authority received since December 31, 2001 regarding Seller or its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) or the Company or AFIMS.

     (b) Schedule 3.25 identifies all exemptive, no action or similar relief received by Seller or its Affiliates (in each case, to the extent related to the Core Business or the Funds Business) or the Company or AFIMS, from any federal or state securities authority or self-regulatory organization. Such exemptive, no action or similar relief is in full force and effect, and is being fully complied with in all material respects by Seller and its Affiliates, as applicable.

     (c) Each Insurance Contract, other than those issued on a variable basis pursuant to an effective registration statement under the Securities Act, is exempt from the registration requirements of the Securities Act and applicable state securities laws.

     (d) Neither the Company nor AFIMS (other than with respect to Forms 13-F) has ever been required to file or furnish any periodic or interim reports under the Exchange Act; provided that since December 31, 2001, AFIMS has made all filings of Form 13-F required to be made with the SEC in a timely, accurate and complete manner.

     Section 3.26. Investment Management Activities. Schedule 3.26 contains a list of all of the investment companies registered under the Investment Company Act for which AFIMS acts as investment adviser and, in the case of investment companies organized as series companies, each series (the “Registered Funds”), showing the net assets of each such Registered Fund as of December 31, 2004. There are no pooled investment vehicles for which the Company or AFIMS acts as investment adviser and which are not required to be registered under the Investment Company Act. There are no other material investment advisory clients for which the Company or AFIMS acts as investment adviser not listed on Schedule 3.26.

     Section 3.27. Registered Funds. (a) Each Registered Fund has been duly organized, is validly existing and has filed the necessary certificates and paid the necessary fees due thereon under the laws of the jurisdiction of its organization and has the requisite power and authority to own its material properties and assets, and to carry on its business as it is now being conducted. Each Registered Fund (i) is, and at all times required under the Investment Company Act has been, duly registered with the SEC as an investment company under the Investment Company Act, and (ii) has at all times offered and sold its shares in compliance with the Securities Act; and all shares sold by each Registered Fund have been duly authorized and validly issued.

     (b) Seller has made available to Buyer copies of the audited financial statements for each of the Registered Funds for each of their respective fiscal years 2002, 2003 and 2004 (the “Registered Fund Financial Statements”). Each Registered Fund Financial Statement has been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as required by GAAP) and fairly presents in all material respects the financial positions and statement of assets and liabilities as of the date thereof and the results of operations for the period then ended. At the date of each Registered Fund Financial Statement, no Registered Fund had incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or, when accrued, would be material to the financial condition or results of operations of the Registered Fund, except as reflected in such Registered Fund Financial Statement.

     (c) Each (i) underwriting agreement (an “Underwriting Agreement”) between VeraVest, on the one hand, and a Registered Fund, on the other hand, (ii) management agreement between AFIMS, on the one hand, and a Registered Fund, on the other hand and (iii) sub-advisor agreement among AFIMS, a Registered Fund and any sub-advisor of a Registered Fund, and any subsequent renewal of any such Underwriting Agreement, management agreement or sub-advisor agreement referred to in clauses (i) through (iii) above, as the case may be, has been duly authorized and executed, and, if applicable, has been approved in compliance with Section 15 of the Investment Company Act. Each plan adopted under Rule 12b-1 under the Investment Company Act and each agreement related thereto has been authorized and executed and approved in compliance with such Rule 12b-1.

     (d) Since December 31, 2001, each Registered Fund has filed with the SEC (i) all registration statements and reports that it is required to file with the SEC (and the SEC has declared all such registration statements (but not reports) effective) and (ii) all material contracts that it is required to file with the SEC, including agreements and arrangements for the distribution of shares, to which the Registered Fund is a party or by which the Registered Fund or its property is bound.

     (e) With such exceptions as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, since December 31, 2001, each Registered Fund has been operated in substantial compliance with its respective internal policies and restrictions, including those set forth in each such fund’s applicable prospectus and registration statement.

     Section 3.28. Regulatory Compliance. (a) At all times since December 31, 2001, (i) at least a majority of the trustees of each Registered Fund have not been Interested Persons of the Registered Funds, and (ii) at least two-thirds of the trustees of each Registered Fund have been elected by shareholders.

     (b) Each Registered Fund’s practices with respect to preventing market timing and late trading are consistent with the descriptions thereof in their prospectuses and statements of additional information.

     Section 3.29. Sufficiency of Assets. Upon the Closing, the Company will have good and valid title to (free and clear of any Liens, other than Permitted Liens), or otherwise will have sufficient and legally enforceable rights to use, all properties and assets (real, personal or mixed, tangible or intangible), which, when taken together with (i) the services to be received by, and the properties and assets and rights to be made available to, the Company pursuant to the Transition Services Agreement (together with services, properties, assets and rights offered to Buyer pursuant to the Transition Services Agreement but not accepted by Buyer) and (ii) the licenses and rights to be granted to the Company pursuant to the IP License Agreement, will constitute all the properties, assets and rights necessary for Buyer to operate the Core Business in all material respects as currently conducted by Seller and its Affiliates, except in each case as set forth on Schedule 3.29.

     Section 3.30. Insurance. (a) Schedule 3.30(a) sets forth as of the date hereof a true and complete list of all insurance policies or binders owned, held by, on behalf of, for the benefit, directly or indirectly, of (including insurance policies obtained by producers for the benefit of the Company, FAFLIC or VeraVest) or applied for or on behalf of, or the premiums for which are paid, directly or indirectly, by the Company. Seller has delivered or made available to Buyer true and complete copies of such policies and binders and all pending applications for any such policies or binders.

     (b) There are no pending or, to the Knowledge of Seller, threatened, claims against such insurance by or on behalf of the Company as to which the insurers have denied liability, and there exist no claims under such insurance policies or binders that have not been properly and timely submitted by or on behalf of the Company to its insurers.

     Section 3.31. Actuarial Reports. Seller has delivered to Buyer a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Business since December 31, 2002, and all attachments, addenda, supplements and modifications thereto.

     Section 3.32. Reserves. The reserves, taken as a whole, for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies and contracts, reinsurance contracts and in respect of other material liabilities of FAFLIC (to the extent related to the Core Coinsurance Business) and the Company reflected in, or included with, the Statutory Statements or the Financial Statements for the periods covered by the

Statutory Statements or the Financial Statements, as applicable, are computed on the basis of generally accepted actuarial standards consistently applied throughout the specified periods and the immediately prior periods, are computed on the basis of actuarial assumptions that were in the aggregate in accordance with or more conservative than those called for in relevant policy, contract and reinsurance contract provisions and are in compliance with the requirements of applicable Law and Orders.

     Section 3.33. Labor. (a) Except as set forth on Schedule 3.33, neither Seller nor any of its Affiliates is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the employees of the Business or the Funds Business.

     (b) As of the date hereof, there is no pending, or to the Knowledge of Seller threatened, strike, walkout or other work stoppage or, to the Knowledge of Seller, any union organizing effort, by any of the employees of the Business or the Funds Business.

     (c) As of the date hereof, there is no unfair labor practice charge or complaint against the Business or the Funds Business pending, or to Seller’s Knowledge threatened, before the National Labor Relations Board.

     (d) Neither the Company nor AFIMS have, nor will they have, any Liabilities under the Worker Adjustment and Retraining Notification Act (WARN) Act (29 USC §2101 et seq.) or similar state laws in connection with, arising out of or resulting from the termination of any of the Seller’s or its Affiliate’s employees (whether as a result of this Agreement or of any of the Ancillary Agreements).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, and, in addition, with respect to the transactions to be consummated at the Core Coinsurance Closing, the Non-Core Coinsurance Closing, and at the AIT Merger Closing, as of the date of the Core Coinsurance Closing, the Non-Core Coinsurance Closing or the AIT Merger Closing, as applicable, that:

     Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material Licenses required to carry on its business as now conducted.

     Section 4.02. Corporate Authorization; Binding Effect. (a) The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it will be a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement, subject to the due execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. As of the Closing Date or the dates of the Core Coinsurance Closing, the Non-Core Coinsurance Closing or the AIT Merger Closing, as applicable, each Ancillary Agreement to which Buyer is a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

     (b) The execution, delivery and performance by each Affiliate of Buyer of each Ancillary Agreement to which it is a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated thereby, are within the corporate powers of each such Affiliate, and have been duly authorized by all necessary corporate action on the part of each such Affiliate. As of the Closing Date, the date of the Core Coinsurance Closing, the Non-Core Coinsurance Closing or the AIT Merger Closing, as applicable, each Ancillary Agreement to which each Affiliate of Buyer will be a party and each other agreement, document and instrument to be executed and delivered in connection with each Ancillary Agreement to which it will be a party, subject to the due execution and delivery thereof by the other parties thereto, will constitute a valid and binding agreement of each such Affiliate, enforceable against such Affiliate in accordance with its terms.

     Section 4.03. Governmental Authorization; Consents. The execution, delivery and performance by Buyer of this Agreement, and by each of Buyer and any of its Affiliates of each Ancillary Agreement to which it will be a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, require no material action, approval, consent, authorization or declaration by or in respect of, or material filing with, any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act, (ii) approvals, authorizations, declarations, filings or notices required under the Insurance Laws of the jurisdictions set forth in Schedule 4.03, and (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Schedule 4.03.

     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and by Buyer and any of its Affiliates of each Ancillary Agreement to which it is a party, and each other agreement, document and instrument to be executed and delivered in connection with this Agreement and the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with the Organizational Documents of Buyer or such Affiliate or with any resolutions adopted by the board of directors of Buyer or such Affiliate, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law or Order, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, prepayment or acceleration of any right or obligation of Buyer or such Affiliate or to a loss of any benefit to which Buyer or such Affiliate is entitled under any provision of any indenture, mortgage, lien, lease, sublease, agreement, commitment, license, contract, loan, note, legally binding promise or understanding, or other instrument or Order binding upon Buyer or such Affiliate (iv) result in the creation or imposition of any material Lien on any asset of Buyer or such Affiliate, in the case of clauses (ii), (iii) and (iv) with such exceptions as would not reasonably be expected to materially delay or prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

     Section 4.05. Financing. Buyer has or will have when required under this Agreement, including at the Closing, the Core Coinsurance Closing and the AIT Merger Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     Section 4.06. Buyer’s Plans. Buyer has provided Seller with true, correct and complete copies of the draft Form A dated August 16, 2005, which is substantially in the form as will be submitted to the DOI, and the agreement between Buyer and the Post Closing Administrator governing the administration of the Core Business.

     Section 4.07. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and of the Transactions and is capable of bearing the economic risks of such investment and of the Transactions.

     Section 4.08. Litigation. There is no Action pending against, or to the knowledge of Buyer threatened against or affecting, Buyer or any of its Affiliates before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 4.09. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.10. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and the entry into transactions such as the Transactions, all as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer acknowledges that in accepting and purchasing the Shares, the Company, the Business and the Funds Business has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller or its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (ii) any other information or documents made available to Buyer or its counsel, actuaries, accountants or advisors with respect to the Company or the Business, except in each case as expressly set forth in this Agreement.

ARTICLE 5
COVENANTS OF SELLER

     Seller agrees that:

     Section 5.01. Conduct of the Company and AFIMS. Except as provided in Schedule 5.01 or as expressly required or permitted by this Agreement or any Ancillary Agreement, from the date hereof until the Closing Date (and with respect to (i) the Core Coinsurance Business, until the date of the Core Coinsurance Closing and (ii) AFIMS and the Funds Business, until the date of the AIT Merger Closing), Seller shall, and shall cause its Affiliates (in each case, to the extent related to the Business or the Funds Business, as applicable), to conduct the Business or the Funds Business, as applicable, in the ordinary course consistent with past practices during the run-off of the Business; provided that Seller and any of its Affiliates may engage in the Transactions, Seller may make a capital contribution to the Company to cause the Adjusted Capital to be equal (or more proximate than it would be absent such actions) to the Target Closing Capital Amount and Seller and AFIMS may take any actions desirable in order to comply with Section 5.13. Without limiting the generality of the foregoing, to the extent related to the Business or the Funds Business, from the date hereof until the Closing Date (or with respect to (i) the Core Coinsurance Business, until the date of the Core Coinsurance Closing and (ii) AFIMS or the Funds Business, until the date of the AIT Merger Closing), except, in each case, (A) as provided on Schedule 5.01, (B) as expressly contemplated by this Agreement or any Ancillary Agreement, (C) as agreed to in writing by Buyer (such agreement not to be unreasonably withheld), or (D) in connection with a hedging program permitted by Section 5.04(c)(iv), Seller shall not, and shall cause its Affiliates (in each case, to the extent related to the Core Business, the Core Coinsurance Business, or the Funds Business, as applicable) not to:

     (a) adopt or propose any change in the Organizational Documents of the Company or AFIMS;

     (b) enter into, amend in any material respect or extend any material contract to which the Company is now or would be following consummation of the Closing a party or any Transferred Agreements, except to the extent such party reasonably and in good faith concludes that such action is necessary to comply with applicable Law or Orders;

     (c) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company, AFIMS or FAFLIC (other than pursuant to the Restructuring Agreement);

     (d) sell, transfer, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practices in the run-off of the Core Business or the Funds Business;

     (e) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or otherwise purchase or redeem, directly or indirectly, any capital stock of the Company;

     (f) issue, sell, grant, pledge, or otherwise encumber any shares of the capital stock of the Company or AFIMS, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscription, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

     (g) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities of the Company, except for any borrowings from Seller or any of its Affiliates pursuant to the Consolidated Service Agreement or otherwise in the ordinary course, or make any loans or advances to any other Person, other than policy loans in the ordinary course of business and routine advances to employees consistent with past practice, except pursuant to the Consolidated Services Agreement;

     (h) take any action inconsistent with paragraph one of the employee-related side letter agreement;

     (i) make any material change (other than in the ordinary course of business or as required by changes in statutory or regulatory accounting or actuarial rules or in GAAP, SAP or applicable Law or Order) to (i) any pricing, investment, accounting, financial reporting, credit, reserving, hedging, underwriting, claims administration or allowance practice or policy, (ii) any method of calculating any reserve for accounting, financial reporting or Tax purposes, (iii) the fiscal year, (iv) any existing credit, billing, collection and payment policies, procedures and practices with respect to receivables and payables, including, with respect to the acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables or (v) any existing information or physical security policies, data back-up and storage policies and procedures or Disaster Recovery Plans (as defined in Section 7.04 of the Transition Services Agreement);

     (j) with respect to the Company or AFIMS, make any Tax elections other than in the ordinary course of business, amend any Tax elections currently in effect, change or consent to any change in its method of accounting for Tax purposes, or enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other Taxing Authority or settle any audit proceeding involving a material Tax claim against the Company or AFIMS;

     (k) make any acquisition (including by way of reinsurance, merger, consolidation or acquisition of stock or assets) of a material amount of assets from any other Person, other than investment assets the acquisition of which would not violate subsection (r) below;

     (l) make or authorize any single capital expenditure in excess of $200,000 or capital expenditures in excess of $1,000,000 in the aggregate;

     (m) incur any Liens other than Permitted Liens;

     (n) terminate, fail to renew or let lapse any insurance of which the Company or AFIMS is the primary beneficiary (including reinsurance) maintained as of the date hereof, except to the extent that any such insurance policies have been replaced with substantially similar policies;

     (o) except as required by applicable Law or Order, settle or implement any corrective or remedial action with respect to any Action by any Governmental Entity or group or series of related Actions by any Governmental Entity relating (i) to the Core Business, (ii) to the Non-Core Business to which the Company is a party or (iii) to the Funds Business to which AFIMS is a party, in each case (i), (ii) and (iii), as applicable) without Buyer’s prior written consent (which shall not be unreasonably withheld), it being understood that if such settlement or corrective or remedial action (A) provides solely for monetary payments to be paid prior to the Closing or the AIT Merger Closing, as applicable, or accrued in full on the Pro Forma Closing Balance Sheet and reflected in the calculation of the Purchase Price and (B) does not contain an admission of guilt or liability by the Company or AFIMS, as applicable, then any refusal of Buyer to consent to such settlement shall be deemed to have been unreasonably withheld;

     (p) increase the amount of any contractual waiver of fees or reimbursement of expenses with respect to any Registered Funds;

     (q) terminate, assign or attempt to assign any investment advisory contracts with respect to any Registered Funds, except as contemplated by the AIT Reorganization Agreement;

     (r) between the date hereof and the Closing Date, make any changes (through lapse, maturity, divestiture, liquidation, reinvestment or otherwise) to the overall composition or to the allocation between reserves and surplus of the Company Investment Assets as of April 30, 2005, as set forth on Schedule 3.15(b), without Buyer’s prior approval.

Notwithstanding the foregoing, Seller may make such changes without such approval if and to the extent the aggregate portfolio of such Company Investment Assets, after each such change, complies with all of the following criteria: (i) the option-adjusted duration of such portfolio shall not be 0.25 years greater or lower than its option-adjusted duration as of April 30, 2005, excluding the impact on existing assets from changes in interest rates; (ii) the average credit quality of such portfolio shall be A3/A-, using the lower of the available credit ratings as assigned by Moody’s Investors Service, Inc. and Standard & Poor’s, respectively; (iii) no more than 5% of such portfolio’s Company Investment Assets shall be rated below Baa3/BBB-, using the lower of the available credit ratings, as assigned by Moody’s Investors Service, Inc. and Standard & Poor’s, respectively; (iv) the Company Investment Assets of any one single issuer (as identified by CUSIP or ISIN numbers or similar designators) excluding U.S. Treasury and agency securities contained in such portfolio shall not exceed 1.5% of the aggregate portfolio’s market value; and (v) the aggregate sales or transfers (excluding scheduled maturities) within such portfolio between the date hereof and the Closing Date shall not exceed, on an annualized basis, 15% of the book value of the Company Investment Assets contained in such portfolio. If the date of the Core Coinsurance Closing occurs after the Closing Date, the foregoing provisions of this Section 5.01(r) (except that 1.5% shall be replaced by 15% in Section 5.01(r)(iv)) shall apply mutatis mutandis to such portion of the Company Investment Assets that remains with FAFLIC pending the Core Coinsurance Closing, it being understood that if Seller desires to make any change with respect to such portion of the Company Investment Assets, Seller shall in good faith consult with Buyer and give Buyer a reasonable opportunity to review and discuss such change with Seller before Seller effects such change;

     (s) intentionally take any action that would make any representation or warranty of Seller hereunder, untrue or inaccurate in any material respect at (i) the Closing Date, (ii) to the extent such representation or warranty relates to the Core Coinsurance Business and the transactions to be consummated at the Core Coinsurance closing, the date of the Core Coinsurance Closing, (iii) to the extent such representation or warranty relates to the Non-Core Coinsurance Business and the transaction to be consummated at the Non-Core Coinsurance Closing, the date of the Non-Core Coinsurance Closing, and (iv) to the extent such representation or warranty relates to the Funds Business and the transactions to be consummated at the AIT Merger Closing, the date of the AIT Merger Closing;

     (t) without the prior written consent of Buyer, (i) materially amend in any way or voluntarily terminate any Producer Agreement still in effect as set forth on Schedule 3.21(c)(ii) or (ii) make any material changes, other than in the ordinary course of business, in the terms or policies with respect to, the appointment of Producers or the payment of commissions to any Producer or in the contract administration practice; or

      (u) agree or commit to do any of the foregoing.

     Section 5.02. Access to Information. (a) From the date hereof until the Closing Date and, to the extent applicable, the date of the Core Coinsurance Closing or the AIT Merger Closing, Seller will, and will cause its Affiliates to, (i) give Buyer and its Representatives reasonable access to the offices, properties, books and records and employees of Seller and its Affiliates (to the extent relating to the Business or the Funds Business), (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business or the Funds Business, as applicable, as such Persons may reasonably request (including information relating to policies, contracts and arrangements between the Company or AFIMS and any ERISA Plan) and (iii) use reasonable best efforts to cause the Representatives (other than employees) of Seller and its Affiliates to cooperate with, and make themselves and any books and records in their possession relating to the Business or the Funds Business, as applicable, reasonably available to, Buyer in its investigation of the Business or the Funds Business, as applicable. Any investigation pursuant to this Section 5.02 shall be conducted in such manner so as not to interfere unreasonably with the conduct of the Business, or the Funds Business, as applicable. Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or any of its Affiliates to risk of liability. For avoidance of doubt, the foregoing obligation shall include Seller using its reasonable best efforts to make reasonably available, upon Buyer’s written request, Seller’s and its Affiliates’ Representatives as witnesses.

     (b) On and after the Closing Date or, to the extent applicable, the date of the Core Coinsurance Closing or the AIT Merger Closing, Seller and its Affiliates (i) shall afford promptly to Buyer, the Company and their respective Representatives, reasonable access to the offices, properties, books and records and employees of Seller and its Affiliates (to the extent related to the Business or the Funds Business) and (ii) shall use reasonable best efforts to cause the Representatives (other than employees) of Seller and its Affiliates to cooperate with, and make themselves and any Books and Records in their possession relating to the Business, or the Funds Business, as applicable, reasonably available to, Buyer, the Company and their respective Representatives, in each case to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder or under any Ancillary Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations) relating to the Company, the Business or the Funds Business, as applicable; provided that any such access by Buyer shall not interfere unreasonably with the conduct of the business of Seller or any of its Affiliates or Representatives. Except as otherwise provided in any of the Ancillary Agreements, Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by Seller or its Affiliates or Representatives in connection with the foregoing. For avoidance of doubt, the foregoing obligation shall include Seller using its reasonable best efforts to make reasonably available, upon Buyer’s written request, Seller’s and its Affiliates’ Representatives as witnesses.

     Section 5.03. Notices of Certain Events. Seller shall promptly notify Buyer in writing of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

     (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; and

     (c) any Actions commenced or threatened in writing relating to Seller or any of its Affiliates (in each case, to the extent related to the Core Business or the Funds Business, as applicable) or the Company or AFIMS that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13.

     Section 5.04. Acquisition Proposals. (a) From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article 11, as applicable, Seller agrees that it shall not, and it shall cause its Representatives not to, directly or indirectly:

     (i) solicit, initiate, encourage or accept any inquiries, proposals, offers or other indications of interest from any Person with respect to an Acquisition Proposal (as defined below);

     (ii) participate in any discussions, conversations, negotiations or other communications with any Person (other than the Seller’s Representatives acting in an advisory, agency or similar capacity) with respect to an Acquisition Proposal;

     (iii) furnish any information to any person (other than the Seller’s Representatives acting in an advisory, agency or similar capacity) in connection with an Acquisition Proposal;

     (iv) otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any inquiry, proposal, offer or other indication of interest by any Person with respect to an Acquisition Proposal; or

     (v) enter into any term sheet, letter of intent, agreement or other non-binding or binding understanding or arrangement with, or accept or agree to any offer or proposal by or from, any Person other than Buyer with respect to an Acquisition Proposal.

     (b) (i) From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article 11, as applicable, Seller shall, and shall cause its Representatives to, cease and terminate immediately any solicitation efforts, discussions or negotiations with respect to or in furtherance of any Acquisition Proposal with any Person other than Buyer.

     (ii) From the date hereof through the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article 11, as applicable, Seller agrees not to, without the prior written consent of Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller or any of its Affiliates is a party that relates to a possible Acquisition Proposal.

     (c) For purposes of this Section 5.04, “Acquisition Proposal” means any of the following transactions (but excluding, in each case, the Transactions, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby):

     (i) the acquisition, purchase or other transfer (x) by way of share sale, spin-off or any other transaction, of an equity interest or interests of any Subsidiary or Affiliate of Seller constituting all or any material part of, or owning, directly or indirectly, assets, liabilities or equity interests constituting all or any material part of, the Core Business or AFIMS, as applicable, or (y) by way of asset sale, liability assumption, bulk reinsurance, reinsurance, coinsurance or any other transaction, of assets or liabilities constituting all or any part of the Core Business or AFIMS, as applicable, except in the ordinary course of business of the Core Business,

     (ii) a merger, reorganization, share exchange, share purchase, consolidation, plan of arrangement, joint venture or other business combination transaction involving any Subsidiary or Affiliate of Seller constituting all or any material part of, or owning, directly or indirectly, assets or equity interests constituting all or any material part of, the Core Business or AFIMS,

     (iii) (x) any other extraordinary transaction or action, including by way of bulk reinsurance, reinsurance, coinsurance, restructuring, reorganization or spin-off, (y) any binding definitive agreement, understanding or arrangement with respect to any outsourcing of material functions or services or (z) any discontinuance of material business or operations and any similar transaction or action, in each case involving or otherwise relating to any Subsidiary or Affiliate of the Seller constituting all or any material part of, or owning, directly or indirectly, assets or equity interests constituting all or any material part of, the Core Business or AFIMS,

     (iv) any hedging or similar transaction with respect to all or any material part of the assets and liabilities constituting the Core Business, but excluding (A) any transaction that would not otherwise materially interfere with, or be materially inconsistent with the Transactions, and (x) that involves exchange traded futures contracts entered into in connection with, and on a basis consistent with past practices relating to, the Company’s hedging program as in place on the date hereof and described in the Seller’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 or (y) that is designed to mitigate material incremental risk in the Core Business, resulting from a material change or material disruption in relevant debt or equity markets that occurs prior to the Closing Date and (B) any transaction that is part of the Pre-Closing Hedging Program,

     (v) any other offer or proposal to acquire or transfer from any Subsidiary or Affiliate of Seller all or any material part of the Core Business or AFIMS, and

     (vi) any transaction or action of the type described in clauses (i) through (v) of this paragraph, but involving Seller, if at the time of the relevant transaction or action more than 50 percent of the consolidated assets of Seller and its Subsidiaries (measured on a fair market value basis) are related to the Core Business. For the avoidance of doubt, such calculation shall exclude Separate Account assets.

     Section 5.05. Continuing Obligations Relating to Certain Contracts. (a) Seller shall or shall cause its Affiliates to not amend or waive any right of indemnification the Company has under any Contracts.

     (b) To the extent permitted by Law or Order, from the date hereof until the date that is six months following the expiration of the Service Term specified in Section 5.01 of the Transition Services Agreement or such earlier time as to which Buyer consents, such consent not to be unreasonably withheld, Seller shall, and shall cause VeraVest to, maintain its registration as a broker/dealer. For the period from the Closing Date until the earlier of (i) thirty-six (36) months following the date of deregistration of VeraVest as a broker/dealer and (ii) such time as at least seventy-five percent (75%) of the account values as of June 30, 2005 as set forth on Schedule 5.05 have been novated to or reexecuted by the Company, Seller shall not dissolve, merge or execute a corporate reorganization of VeraVest that would result in the termination by operation of law of any right of indemnification the Company has under a Producer Agreement. Thereafter, Seller shall use commercially reasonable efforts (at Buyer’s expense) to ensure that upon any such dissolution, merger or other corporate reorganization that any rights of the Company to indemnification under such Producer Agreement will be assigned to the Company, to the extent such rights are assignable.

     Section 5.06. Resignations. Seller will cause, and shall deliver to Buyer at or prior to the Closing Date or the date of the AIT Merger Closing, as applicable, the resignations of all officers and directors of the Company, which shall be effective no later than the Closing Date and of AFIMS, which shall be effective no later than the date of the AIT Merger Closing.

     Section 5.07. Confidentiality by Seller. On and after the Closing Date, Seller shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause their respective Representatives to, maintain in confidence and not use to the detriment of Buyer or its Affiliates, it being understood that Seller may use such information to defend against a claim by Buyer or in a claim against Buyer, any confidential written, oral or other information of the Company or relating to the Core Business or the Funds Business, as applicable, or any confidential information concerning Buyer or its Affiliates obtained from Buyer, its Affiliates or its Representatives in connection with this Agreement, the Ancillary Agreements or the Transactions, except to the extent (i) such information was previously known on a non-confidential basis by Seller or any of its Affiliates or Representatives, other than related to the prior ownership of the Company, the Core Business, or Funds Business, as applicable, or any such information becomes publicly available, other than because of a disclosure by

Seller or any of its Affiliates or Representatives in violation of this Agreement, (ii) any such information is required to be disclosed by applicable Law or by Order of any Governmental Entity, (iii) such information is later acquired by Seller or any of its Affiliates or Representatives from sources other than those related to their prior ownership of the Company, the Core Business, or the Funds Business, as applicable, (iv) use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation of the Transactions, or (v) in connection with the defense of claims pursuant to Article 10 or otherwise. Seller shall instruct its Representatives and the Representatives of its Affiliates having access to such information of such obligation of confidentiality. Seller shall be responsible for any failure by its Affiliates to comply with this Section 5.07.

     Section 5.08. Employee Matters. (a) Seller will provide Buyer with a list of all Employee Plans (along with a copy of such plan, underlying award agreements and any summary explanations) covering those employees of Seller and its Affiliates to whom Buyer may make offers of employment pursuant to the employee side letter agreement entered into on the date hereof.

     (b) From the date hereof until the Closing Date, Seller and its Affiliates will consult with Buyer and provide Buyer a meaningful opportunity to review and comment on any employee communication or announcement with respect to this Agreement, the Ancillary Agreements or the Transactions, which relates to employment opportunities with, or compensation or benefits to be provided by, Buyer or its Affiliates after the Closing Date, prior to issuing such communication or announcement.

     Section 5.09. Transfer/Novation of Transferred Agreements. (a) It is the intent of the parties hereto that, to the extent practicable, the Company obtain and assume the economic and legal rights and obligations, as applicable, under the Contracts identified on Schedule 5.09 (the “Transferred Agreements”).

     (b) On and after the date hereof, subject to Section 5.09(d) below, Seller shall, and shall cause FAFLIC and VeraVest (to the extent necessary) to cooperate with Buyer and the Company to take the actions set forth on Schedule 5.09 and such other actions as Buyer may reasonably request (but in each case without any obligation to make payments or incur any liabilities to any counterparty to any Transferred Agreement), in order to transfer economic and legal rights and obligations under the Transferred Agreements to the Company.

     (c) Notwithstanding the foregoing, (i) no rights of Seller or its Affiliates under such Transferred Agreement (including with respect to indemnification matters) not relating to the Core Business shall be limited by such transfer, (ii) neither Buyer nor the Company shall commence or defend any Action against or by a counterparty to a Transferred Agreement with respect to any indemnification obligation reserved to Seller pursuant to Section 5.09(d); and (iii) Buyer shall not settle any Action with respect to any such Transferred Agreement in any way that would limit any rights or create any obligation of Seller or any of its Affiliates.

     (d) Other than as set forth in Section 5.09(b), Seller shall retain control over any indemnification claims under the Producer Agreements; provided that if Seller has an indemnity obligation to Buyer under Article 10 with respect to the matter covered by such indemnification claims, Seller shall, and shall cause FAFLIC and VeraVest to, pay to Buyer any recoveries up to the amount of the indemnification obligation under Article 10 from the counterparty to a Producer Agreement under the Producer Agreement (arising as a result of an indemnification proceeding), net of any expenses and Losses incurred by Seller and its Affiliates in connection with such indemnification proceeding. The amount of any such payment actually made by Seller shall not reduce the amount of the $5,000,000 deductible set forth in Section 10.02(a)(iii)(B) .

     Section 5.10. Third Party Reinsurance. (a) Seller shall cause FAFLIC to use commercially reasonable efforts to assign to the Company, effective as of the date of the Core Coinsurance Closing and subject to the occurrence of the Core Coinsurance Closing, all of FAFLIC’s rights and obligations under the reinsurance treaties to which it is a party that are related to the Contract Liabilities (as defined in the Core Coinsurance Agreement) and listed on Schedule 5.10(a)(i) hereto (the “FAFLIC Reinsurance Agreements”), and to obtain any endorsements from the reinsurers thereunder to the extent necessary to ensure that the Company is entitled to enforce the FAFLIC Reinsurance Agreements (with respect to the Core Business) against the reinsurers in its own name, and on behalf of FAFLIC and that all payments under such agreements, for the benefit of either FAFLIC (with respect to the Core Business) or the Company (with respect to the Core Business) are to be paid directly to the Company; provided that Seller and its Affiliates shall be under no obligation to make payments or incur other liabilities to any counterparty to such FAFLIC Reinsurance Agreements in connection with such assignments and endorsements. If FAFLIC is unable to obtain such assignments or endorsements prior to the Core Coinsurance Closing, Seller shall cause FAFLIC to place the Company in the same net economic position as if such assignments or endorsements had been obtained (which actions may consist of FAFLIC continuing to use commercially reasonable efforts at the Company’s expense to enforce its rights under such FAFLIC Reinsurance Agreements (with respect to the Core Business) by ensuring that all benefits and burdens thereunder flow to the Company).

     (b) Seller shall, and shall cause FAFLIC to, use commercially reasonable efforts to assign or rewrite to the Company, effective as of the Closing Date and subject to the occurrence of the Closing, all of FAFLIC’s rights and obligations under the reinsurance treaties to which it is a party that are related to the Core Business, listed on Schedule 5.10(a)(ii) hereto (the “Company Reinsurance Agreements”), and to obtain any endorsements and consents from the third party reinsurers thereunder to the extent necessary to ensure that the Company is entitled to enforce the Company Reinsurance Agreements (with respect to the Core Business) against such third party reinsurers in its own name and on behalf of FAFLIC and that all payments under such agreements, for the benefit of either FAFLIC (with respect to the Core Business) or the Company (with respect to the Core Business) are to be paid directly to the Company; provided that Seller and its Affiliates shall be under no obligation to make payments to or incur other liabilities to any counterparty to such Company Reinsurance Agreements in connection with such assignments and endorsements. If FAFLIC is unable to obtain such assignments or endorsements prior to the Closing, Seller shall cause FAFLIC to place the Company in the same net economic position as if such assignments or endorsements had been obtained (which actions may consist of FAFLIC continuing to use commercially reasonable efforts at the Company’s expense to enforce its rights under such Company Reinsurance Agreements (with respect to the Core Business) and ensuring that all benefits and burdens thereunder flow to the Company). In no event will FAFLIC have any liability to the Company in excess of the amount it has received from the third party reinsurers under the Company Reinsurance Agreements.

     Section 5.11. Final Scheduled Portfolio. Seller shall, promptly after the Closing Date, provide Buyer with a schedule to be prepared in accordance with the principles and methodologies set forth in Schedule 3.15(b) and giving effect to the transactions contemplated by Section 2.10 listing all Company Investment Assets as of the Closing Date (the “Final Scheduled Portfolio”), containing information with respect to each such Company Investment Asset as to (A) par value, (B) interest rate, (C) statutory book value, (D) statutory book yield, (E) Tax Basis, (F) cost basis, (G) any credit rating as assigned by Moody’s Investor Service, Inc., Standard & Poor’s and/or the National Association of Insurance Commissioners, (H) trade and settlement date, (I) maturity date, and (J) whether each such Company Investment Asset is owned by the Company or FAFLIC, in each case as of the Closing Date.

     Section 5.12. AFIMS Release. Except as expressly required by this Agreement or any Ancillary Agreement, effective as of the date of the AIT Merger Closing, AFIMS, on the one hand, and Seller and each Seller Retained Subsidiary, on the other hand, shall release and forever discharge the other party and its Affiliates, and its respective directors, officers, employees and agents of and from all Liabilities against such other Person or any of its assigns which the releasing person has or ever had arising out of or relating to events, circumstances or actions taken by such other Person prior to the date of the AIT Merger Closing;

provided that the foregoing release shall not affect either Person’s right to enforce any Ancillary Agreement in accordance with its terms.

     Section 5.13. Discharge of AFIMS Liabilities. (a) Seller will, and will cause AFIMS to, take such actions as are necessary so that, as of the AIT Merger Closing, AFIMS will have no assets or other properties and will have no Liabilities.

     (b) Seller will, and will cause AFIMS to, prepare, and deliver to Buyer, promptly after the date of the AIT Merger Closing, a stand-alone balance sheet of AFIMS as of the date of the AIT Merger Closing giving effect to the transactions contemplated by this Agreement and any of the Ancillary Agreements (the “AFIMS Closing Balance Sheet”). The AFIMS Closing Balance Sheet will present fairly, in all material respects, the financial position of AFIMS as of the dates therein specified in conformity with GAAP applied on a consistent basis throughout the periods involved (except as required by GAAP).

ARTICLE 6
COVENANTS OF BUYER

     Buyer agrees that:

     Section 6.01. Confidentiality. (a) Prior to the Closing Date and after any termination of this Agreement, Buyer shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its Representatives to, maintain in confidence, all documents and written, oral and other information concerning the Business and the Funds Business, or the Company, Seller and its Affiliates or Representatives, furnished to Buyer or its Affiliates in connection with this Agreement, the Ancillary Agreements or the Transactions in accordance with the terms (other than the expiration) of the Confidentiality Agreement, as if such terms were set forth herein.

     (b) Except as may relate to the Core Business, on and after the Closing Date, Buyer shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause their respective Representatives to, maintain in confidence and not use to the detriment of Seller or its Affiliates, it being understood that Buyer may use such information to defend against a claim by Seller or in a claim against Seller, all documents and written, oral and other information concerning Seller and its Affiliates, furnished to Buyer or its Affiliates in connection with this Agreement, the Ancillary Agreements or the Transactions in accordance with the terms (other than the expiration) of the Confidentiality Agreement, as if such terms were set forth herein. Buyer shall instruct its Representatives and the Representatives of its Affiliates having access to such information of such obligation of confidentiality. Buyer shall be responsible for any failure by its Affiliates to comply with this Section 6.01.

     Section 6.02. Access. Buyer shall, and shall cause the Company and its Affiliates, on and after the Closing Date, to (i) afford promptly to Seller and its Affiliates and their respective Representatives reasonable access to the offices, properties, books and records and employees of the Company and its Affiliates, and (ii) use reasonable best efforts to cause the Representatives (other than employees) of the Company and its Affiliates to cooperate with, and make themselves and any books and records in their possession relating to the Company’s business reasonably available to, Seller and its Affiliates and their respective Representatives, in each case to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or under any Ancillary Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or litigation purposes and for fulfilling disclosure and reporting obligations); provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by Buyer or its Affiliates in connection with the foregoing. For avoidance of doubt, the foregoing obligation shall include Buyer using its reasonable best efforts to make reasonably available, upon Seller’s written request, Buyer’s and its Affiliates’ Representatives as witnesses.

     Section 6.03. Buyer Tax Covenants. (a) Buyer covenants that, without Seller’s consent, it will not cause or permit the Company or any Affiliate of Buyer to take any action on the Closing Date, other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that would give rise to any Tax liability or reduce any Tax Asset of the Seller Group or give rise to any Loss of the Seller or the Seller Group under this Agreement.

     (b) Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest received by Buyer, any Affiliate of Buyer or the Company attributable to Taxes paid by Seller, the Company or any Transferred Subsidiary (or any predecessor or Affiliate of Seller) with respect to any Pre-Closing Tax Period, but only to the extend Seller is entitled to such refund under Section 8.01 hereof.

     (c) Buyer shall cause the Company and its Subsidiaries to elect, where permitted by applicable Law, to carry forward any Tax Asset that would, absent such election, be carried back to a Pre-Closing Tax Period in which the Company or any Subsidiary was included in a consolidated, combined or unitary Tax return filed by Seller or any of its Affiliates.

     (d) Buyer agrees to make an election under Revenue Ruling 2005-6 to enter into a closing agreement to the extent requested to do so by Seller, provided that Seller fully reimburses Buyer for all costs relating to making such election, other than the cost of salaries and benefits of employees of Buyer.

     Section 6.04. Investment Advisor Restrictions. Buyer hereby covenants and agrees that, until the third anniversary of the Closing Date, for so long as the AIT Merger Closing has not occurred, Buyer will pay to Seller the AIT Merger Closing Adjustment if, at any time prior to the earlier of (x) the third anniversary of the Closing Date and (y) the date of the AIT Merger Closing, Buyer or any of its Affiliates enters, directly or indirectly, into any investment advisory or sub-advisory agreement with respect to any AIT Fund other than any such agreement entered into with AFIMS (but only if such agreement were entered into at a time when AFIMS is an Affiliate of Seller)

ARTICLE 7
COVENANTS OF BUYER AND SELLER

     Buyer and Seller agree that:

     Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and Orders to promptly satisfy the conditions to the Closing, the Core Coinsurance Closing, the Non Core Coinsurance Closing and the AIT Merger Closing, as applicable, and to promptly consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the obtaining of the approvals of the Insurance Regulators of the jurisdictions where such approval is required and, with respect to the transactions to occur at the consummation of the AIT Reorganization Agreement, of the other Governmental Entities having jurisdiction over such transactions, and Seller and Buyer shall, and shall cause their respective Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions contemplated by this Agreement and the Ancillary Agreements. This obligation shall include if requested by the DOI (i) in the case of Buyer, entering into a keepwell with the DOI with respect to the Company effective as of the Closing the terms of which shall be substantially similar to the terms of the Keepwell, except that it shall be in an amount up to or equal to (but under no circumstances exceeding) $350,000,000 and (ii) in the case of Seller, entering into a keepwell with the DOI with respect to FAFLIC which shall be effective as of the Closing and the terms of which shall be substantially similar to those of the Keepwell. Notwithstanding anything to the contrary contained herein, (1) neither Buyer nor Seller shall be required to take or commit or agree to take, or to refrain from taking or commit or agree to refrain from taking, any action that would reasonably be expected to result in a Material Adverse Effect, (2) neither Buyer nor Seller nor any of their Affiliates shall be required to take or commit or agree to take, or to refrain from taking or commit or agree to refrain from taking, any action in connection with satisfying the conditions to the Closing, the Core Coinsurance Closing or the AIT Merger Closing that would, individually or in the aggregate, reasonably be expected to materially impair the benefits such party reasonably expects to obtain in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements; provided that Buyer and Seller acknowledge that Buyer not being permitted to use the Buyer Hedging Arrangements for SAP purposes or the imposition by the DOI on Buyer of a keepwell in excess of $350,000,000 shall constitute a material impairment of the benefits Buyer reasonably expects to obtain in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements, and (3) neither Buyer nor Seller nor any of their Affiliates shall be required to take or commit or agree to take, or to refrain from taking or commit or agree to refrain from taking, any action in connection with satisfying the conditions to the Non-Core Coinsurance Closing that would, individually or in the aggregate, reasonably be expected to result in any non-immaterial adverse effect (with respect to the net Liabilities being transferred at the Non-Core Coinsurance Closing) on such party or any of its Affiliates.

     (b) In furtherance and not in limitation of the foregoing, and subject to Section 7.05 and the parties’ further obligations with respect to consummating the AIT Merger Closing as set forth in the AIT Reorganization Agreement, each of Buyer and Seller shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, of a Form A with the DOI (it being understood, for the avoidance of doubt, that such Form A or any drafts thereof previously made available to the DOI on an informal basis may disclose the Non-Core Coinsurance Agreement and the transactions contemplated thereby) and of such other filings and documents as are required by the DOI and the New York and other state Insurance Regulators in connection with the Closing, the Core Coinsurance Closing and the Non-Core Coinsurance Closing, in each case as promptly as practicable and in any event within ten Business Days after the date hereof (except in the case of filings and documents relating to the Non-Core Coinsurance Closing, which shall be filed within 10 Business Days after the Core Coinsurance Closing or at such earlier time as agreed by the parties), (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any Insurance Regulator and (iii) subject to Section 7.01(a), take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; it being understood that, as provided in Section 12.03(b), Buyer and Seller shall each pay 50% of (A) the filing and other fees (other than attorney’s fees) relating to the Notification and Report Form pursuant to the HSR Act and (B) the filing and other fees (other than attorney’s fees) relating to the submission and review of the Form A and any other filings and documents to the DOI or any other Governmental Entity.

     (c) Buyer and Seller will use their reasonable best efforts, and will cooperate fully with each other, to obtain all consents or waivers of third parties set forth on Schedule 7.01(c) . As provided in Section 12.03(b), Buyer and Seller shall each pay 50% of the aggregate amount of any payments to counterparties with respect to obtaining the consents or waivers of such counterparties; provided that, as set forth in Section 12.03(b), Buyer shall reimburse Seller for 100% of any such payments to vendors identified on Schedule 7.01(c) (such payments, the “New Vendor Payments”) that will provide long term services to the Company after the Closing.

     Section 7.02. Certain Filings. (a) Seller and Buyer shall reasonably cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Each party shall have the right to review in advance, subject to applicable Law and Orders, any filing made by the other party with, or other written materials submitted by such other party to, any such third party or any such Governmental Entity in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements. Each party shall consult with the other party about the status of any consents required to be obtained by such party from any third party or any such Governmental Entity in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements. Buyer shall, and shall cause its Affiliates to, promptly provide to Seller copies of all filings, submissions and correspondence made to or received from any such Governmental Entity in connection with the Transactions contemplated hereby and by the Ancillary Agreements (and the substance thereof, to the extent relating to the Transactions). Seller shall, and shall cause its Affiliates to, promptly provide to Buyer copies of all filings, submissions and correspondence made to or received from any such Governmental Entity in connection with the transactions contemplated hereby and by the Ancillary Agreements. In exercising the foregoing rights, each of Buyer and Seller shall act reasonably and as promptly as practicable. Buyer and Seller agree that they will keep the other apprised of the status of matters relating to completion of the Transactions.

     Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Agreements or the Transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable Law or Order or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.04. Intercompany Arrangements. (a) To the fullest extent practicable, Seller shall cause all outstanding intercompany accounts between Seller or its Affiliates, on the one hand, and the Company, on the other hand, to be settled (irrespective of the terms of payment of such intercompany accounts) immediately prior to the Closing. Any Intercompany Balances remaining outstanding after the Closing, as applicable, shall be paid within 30 (thirty) days of the Closing. “Intercompany Balances” means aggregate payables of the Company, to Seller and its Affiliates outstanding immediately after the Closing minus aggregate receivables of the Company, from Seller and its Affiliates outstanding immediately after the Closing.

     (b) Subject to Section 5.10(b), Seller shall cause all intercompany agreements (other than those set forth in Schedule 7.04(b)) between Seller or its Affiliates, on the one hand, and the Company or AFIMS, as applicable, on the other hand, to be terminated, or to provide for an unconditional, full and permanent release of the Company, immediately prior to the Closing, and of AFIMS, immediately prior to the AIT Merger Closing. After such termination or release, neither the Company, AFIMS nor any Affiliate of the Company, shall have any further rights or obligations under such terminated agreements, except to the extent of any accruals reflected on the Pro Forma Closing Balance Sheet.

     (c) Without limiting the provisions of Section 7.04(b), any and all existing Tax sharing agreements between the Company or AFIMS, as applicable, and any member of the Seller Group (including the Tax Sharing Agreement) shall be terminated immediately prior to the Closing or the AIT Merger Closing, as applicable. After such termination, neither the Company, AFIMS, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder. For the avoidance of doubt, neither Seller nor any Affiliate of Seller shall be liable to make any payments after the Closing Date or the date of the AIT Merger Closing, as applicable, pursuant to the Tax Sharing Agreement or otherwise with respect to the use by the Seller Group of Tax Assets of the Company and the Company shall not be liable to make any payments after the Closing Date or the date of the AIT Merger Closing, as applicable, pursuant to the Tax Sharing Agreement or otherwise with respect to the use by the Company of Tax Assets of any other member of the Seller Group.

     Section 7.05. Registered Fund Consents. (a) Seller shall use its reasonable best efforts to obtain, and Buyer agrees to use its reasonable best efforts to cooperate in obtaining, such authorizations and approvals of (1) the board of trustees of AIT (including any separate approvals of trustees who are not Interested Persons) with respect to each Registered Fund and (2) the shareholders of each Registered Fund, as may be reasonably required to consummate the transactions contemplated by the AIT Reorganization Agreement (the “Fund Approvals”). Buyer agrees to provide such information, for provision to the board of trustees of each Registered Fund and for inclusion in a proxy statement to the shareholders thereof, as may be reasonably required. Seller and Buyer shall expeditiously use reasonable best efforts, and shall reasonably cooperate in furtherance of (i) Buyer’s obligation to cause to be prepared and filed with the SEC, declared effective by the SEC, and mailed to the shareholders of each Registered Fund, prospectus/proxy statements for the transactions contemplated by the AIT Reorganization Agreement, such proxy statements/prospectuses to contain all required information and disclosures and to be subject to Seller’s review and approval, which will not be unreasonably withheld or delayed and (ii) Seller’s obligation to cause special meetings of the shareholders of the Registered Funds to be called to vote on such approval.

     (b) Buyer shall use its reasonable best efforts to obtain, and Seller agrees to use its reasonable best efforts to cooperate in obtaining, such authorizations and approvals of the board of trustees of GSVIT (including any separate approvals of trustees who are not Interested Persons) with respect to each GSVIT Fund, as may be reasonably required to consummate the transactions contemplated by the AIT Reorganization Agreement (the “GSVIT Fund Approvals”). Seller agrees to provide such information for provision to the board of trustees of each GSVIT Fund, as may be reasonably required.

     Section 7.06. Non-Core Business. (a) After the Closing, and without duplication of any amounts actually paid by FAFLIC to the Company pursuant to the Non-Core Coinsurance Agreement, (i) Seller shall indemnify the Company in respect of all Liabilities, whenever arising, resulting from, arising out of or relating to the Non-Core Business (including for the avoidance of doubt, any reserves (or increases thereof) required by SAP to be established by the Company) to the extent provided in Section 10.02(a)(ii), and (ii) the Company shall pay in cash to Seller any economic benefits, including all revenues, profits, interest (including on reserves), income and appreciation, dividends and distributions, proceeds of any dispositions, sale, co-insurance, reinsurance or liquidation, whenever arising, resulting from, arising out of or relating to the Non-Core Business. The parties shall cooperate in good faith to develop reasonable mechanics for the periodic calculation (including netting and offsetting) and payment of the net cash amount of such Liabilities and economic benefits all as set forth in the Non-Core Administrative Services Agreement; provided that, in furtherance of the foregoing, in the event the Company is required by SAP to establish any reserve or increase any such reserve related to the Non-Core Business, then Buyer shall promptly notify Seller of the amount of such reserve or increase thereof, as applicable, and Seller then shall promptly pay the Company such amounts in cash.

     (b) Seller agrees to use its reasonable best efforts to assist Buyer and the Company after the Closing Date, at the reasonable request of Buyer and at Buyer’s sole cost and expense, to affect the assumption reinsurance by third parties of the blocks of run-off non-indemnity medical and disability businesses set forth in Schedule 3.15(e) .

     Section 7.07. Reserves, Accruals and Recoveries. Upon the occurrence of any event which, in accordance with SAP, would allow release of any reserves or accruals for contingent liabilities set forth on the Pro Forma Closing Balance Sheet (including reserves for Actions set forth in paragraphs 1 through 3 on Schedule 7.07 hereto), which reserves or accruals were reflected in the calculation of the Purchase Price and with respect to which Seller has indemnification obligations to Buyer pursuant to Article 10, whether related to the Core Business or the Non-Core Business (the “Reserves”), Buyer shall promptly pay to Seller the difference between the amount of the applicable Reserve plus interest per annum at LIBOR from and including the date of such permitted release to but not including the date of payment and the amount of damages actually incurred by Buyer or the Company (and not otherwise reimbursed to the Company or its Affiliates by Seller or any third party) resulting from the liability with respect to which such Reserve has been established. With respect to the recoveries and other matters (including those that would relieve the Company of projected expenses) set forth on Schedule 7.07, the parties shall pay each other in cash as set forth on, and shall otherwise comply with, Schedule 7.07. Buyer shall provide a written report to Seller of any material developments with respect to any Reserve no later than 30 days after the end of each calendar quarter. In furtherance of the foregoing, for the avoidance of doubt, in the event the Company is required under SAP to establish any reserve or increase any such reserve, then Buyer shall promptly notify Seller of the amount of such reserve or increase thereof, as applicable, and Seller then shall promptly pay Buyer such amounts in cash.

     Section 7.08. Post-Closing Requirement. Buyer shall from and after the Closing Date (i) use reasonable best efforts so that, for a period of three years after the Closing Date, at least 75% of the board of directors or trustees of each Registered Fund or any permitted successor thereto are not Interested Persons of Buyer or Seller, and (ii) refrain from imposing or seeking to impose, for a period of two years after the Closing Date, any “unfair burden” on any Registered Fund or any permitted successor thereto, within the meaning of the Investment

Company Act, as a result of the transactions contemplated by this Agreement or any terms, conditions, or understandings applicable thereto.

     Section 7.09. Service Marks, Trademarks and Trade Names. On or prior to the Closing Date, Seller shall cause the Company to take such action as is necessary to cause all rights, including ownership and registration of any trademark, trade name, service mark, logo design or other identifying mark or symbol utilizing the stylized eagle or the name “Allmerica” or any derivative thereof (collectively, the “Allmerica Trademarks”) to be conveyed and assigned to Seller or an Affiliate thereof. On the Closing Date, Seller shall execute the IP License Agreement with the Company to, among other things, permit the Company to continue to use on a royalty-free basis all of the Allmerica Trademarks currently in use in the conduct of the Business, including the use of any contract materials or policy forms which contain any Allmerica Trademarks, for a period of up to 18 months following the Closing Date or as otherwise set forth in the IP License Agreement. Following the Closing Date, Buyer shall cause the Company to take such action as is necessary, including seeking all requisite regulatory and shareholder approvals, to change, prior to expiration of the IP License Agreement, by deleting the Allmerica Trademarks (including the stylized eagle and the name “Allmerica”) therefrom, the product names, marketing materials, policy forms and other materials that utilize such name, and to cause the Allmerica Trademarks (including the stylized eagle and the name “Allmerica”) to be deleted from its name. From and after the expiration of the applicable period specified in the IP License Agreement, Buyer shall not, and shall not permit the Company to use any Allmerica Trademark; provided that this Agreement and the IP License Agreement shall not preclude uses of or references to the Allmerica Trademarks required by Law or permissible pursuant to trademark fair use principles.

     Section 7.10. Retention of Records. From and after the Closing Date, except as otherwise required by Law or Order or agreed to in writing, or provided for in an Ancillary Agreement, each party shall, and shall cause its Affiliates to, retain all information relating to the other party’s business and operations in accordance with the then general practice of such party with respect to information relating to its own business and operations. Notwithstanding the foregoing, except as otherwise prohibited by Law or Order, any party may destroy or otherwise dispose of any such information relating to the other party’s business and operations at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 calendar days’ prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

     Section 7.11. Cooperation for Post-Closing Administrator. (a) Subject to Buyer’s reimbursement obligations set forth in Section 12.03(b), between the date hereof and the Closing Date, Seller agrees to cooperate with, and assist, Buyer in good faith with respect to: (i) evaluating a suitable Post-Closing Administrator, (ii) delineating the scope and terms of the services and the service levels required by Buyer with respect to the categories of services currently provided by Seller or its Affiliates with respect to the Core Business, and (iii) cooperating with the Post-Closing Administrator and Buyer during the process of converting the existing operations and systems relating to the Core Business to the operations and systems of the Post-Closing Administrator, including coordinating the services to be provided by Seller and its Affiliates pursuant to the Transition Services Agreement with the services to be provided by the Post-Closing Administrator under the Post-Closing TPA.

     (b) In connection with the foregoing, Seller shall, and shall cause its Affiliates to, (i) give Buyer and its Representatives and the Post-Closing Administrator reasonable access to the offices, properties, Books and Records and Representatives of Seller and its Affiliates, (ii) furnish to Buyer and its Representatives and the Post-Closing Administrator such information as Buyer may reasonably request and (iii) instruct the Representatives of Seller and its Affiliates to cooperate with Buyer and the Post-Closing Administrator, in each case to the extent necessary for the cooperation and assistance set forth in clause (a) above and only after such Post-Closing Administrator shall have agreed to non-solicitation and no-hire provisions with respect to employees of Seller and its Affiliates that are substantially similar to those applicable to Buyer and its Affiliates hereunder.

     Section 7.12. Tax Structure. Notwithstanding anything to the contrary contained in this Agreement, in any of the Ancillary Agreements or in any other written or oral understanding or agreement to which the Seller and Buyer (or their respective Affiliates) are parties or by which they are bound, each of the Seller and Buyer (and their respective Affiliates) authorizes each other (and Representatives of each of the Seller, Buyer and of their respective Affiliates) to disclose to any Person, without limitation of any kind, the “tax treatment” and “tax structure” (within the meaning of Treasury Regulations Section 1.6011 -4) of the Transactions or of any transaction contemplated in or by any other document related to the Transactions, and all materials of any kind related thereto (including tax opinions and other tax analyses) provided by the Seller or Buyer (or their respective Affiliates) to each other in connection thereto.

     Section 7.13. Core Coinsurance Post-Effective Date Accounting. Seller shall, promptly after the Closing Date, (i) prepare and deliver to Buyer the Post-Effective Date Accounting and the Proposed Post-Effective Date Accounting (in each case as defined in Section 8.06 of the Core Coinsurance Agreement), such accountings to be prepared on a basis consistent with the accounting principles, procedures, policies and methods used to produce the Pro Forma Balance Sheet and with SAP and (ii) cause the Post-Effective Date Accounting and the Proposed Post-Effective Date Accounting to comply, mutatis mutandis, in all respects with Seller’s financial and reserves representations set forth in Section 3.08 and Section 3.32, respectively, of this Agreement.

ARTICLE 8
LIABILITY FOR TAXES AND RELATED MATTERS

     Section 8.01. Liability for Taxes. (a) Except to the extent treated as a liability in the calculation of the Statutory Adjusted Capital, Seller shall be liable for and indemnify Buyer for all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company or AFIMS and Taxes resulting from the Company or AFIMS ceasing to be a member of the Seller’s Group), (i) imposed on the Seller Group (other than the Company or AFIMS) for any taxable year, (ii) imposed on the Company or AFIMS or for which the Company or AFIMS may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Except to the extent treated as an asset in the calculation of the Statutory Adjusted Capital, Seller shall be entitled to any refund of Taxes of the Company or AFIMS for any tax period or portion thereof ending on or before the Closing Date or for which Seller was otherwise responsible.

     (b) Except to the extent arising from a breach of representation or covenant of the Seller or from obligations set forth herein or in the Coinsurance Agreement, Buyer shall be liable for and indemnify Seller for the Taxes of the Company and AFIMS for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Buyer shall be entitled to any refund of Taxes of the Company and AFIMS received for such periods.

     (c) For purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of the Company or AFIMS for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company or AFIMS for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company or AFIMS had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

     (d) Seller hereby indemnifies Buyer for and agrees to hold it harmless for any adverse tax consequence or any other loss or expense arising out of a misrepresentation or breach of warranty made by Seller to Buyer in Section 3.18.

     (e) Seller hereby indemnifies Buyer and agrees to hold it harmless from any adverse tax consequence to the Company or any other loss or expense (including any adverse tax consequence arising out of the Company being required to decrease its basis in any assets) to the extent that the Internal Revenue Service recharacterizes or fails to respect the identified mixed straddle elections set forth on Schedule 8.01(e) made by the Company pursuant to Section 1092(b) of the Code and the regulations thereunder in July of 2004.

     (f) Any payment by Buyer or Seller under this Section 8.01(e) will be an adjustment to the Purchase Price.

     (g) (i) Seller shall file or cause to be filed when due all Federal Tax Returns and Combined Tax Returns that are required to be filed by or with respect to the Company or AFIMS for taxable years or periods ending on or before the Closing Date and, except to the extent treated as a liability in the calculation of Statutory Adjusted Capital, shall pay any Taxes due in respect of such Federal Tax Returns and Combined Tax Returns, and (ii) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company and AFIMS for taxable years ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns (other than the Tax Returns referred to in clause (g)(i)) required to be filed by or with respect to the Company and AFIMS after the Closing Date with respect to any Pre-Closing Tax Period. Any such Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller for Seller’s approval (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least ten (10) business days prior to the due date (including extensions) of such Tax Return, provided that Buyer shall not be required to prepare such Returns in a manner consistent with past practice, and it may change any election or any accounting method, and it shall not be required to obtain Sellers approval, to the extent that Buyer waives its right to be indemnified by Seller from any liability arising by reason of any item, election, or method that differs from past practice. Buyer agrees to make such changes in such Tax Returns as Seller shall reasonably request, provided that Buyer will not be required to make any such reasonable changes to the extent that it agrees to release Seller from its obligation to indemnify Buyer for any Taxes arising by reason of Buyer’s failure to accept such proposed change. To the extent Seller is responsible for such Tax under this Article 8, Seller shall pay the amount due on the Tax Return to Buyer two (2) Business Days prior to the date that the Tax becomes due.

     (h) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its affiliates or the Company and AFIMS of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may affect the tax liabilities of the Company and AFIMS for which Seller would be required to indemnify Buyer pursuant to Section 8.01(a), provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Seller’s ability to defend against any such tax claim is materially prejudiced thereby. Seller shall control the defense of any claim for Taxes relating to income Taxes of the Seller Group; provided that Buyer shall be entitled to participate at its expense in the defense of any such claim which may be the subject of indemnification by Seller pursuant to Section 8.01(a) . Buyer shall control the defense of any claim for Taxes other than income Taxes of the Seller Group, provided that Seller shall be entitled to participate at its expense in the defense of any claim which may be the subject of indemnification by Seller pursuant to Section 8.01(a); provided further that Buyer may not settle or compromise any such claim without Seller’s consent, which may not be unreasonably withheld. Buyer may settle or compromise any such claim without Seller’s consent if it agrees to release Seller of its indemnification obligation with respect to such claim. For the avoidance of doubt, the provisions set forth in Section 10.03(i) shall apply mutatis mutandis to the control of the defense of claims for Taxes under this Article 8.

     Section 8.02. Information to be Provided by Buyer. With respect to the taxable year of Seller ending December 31, 2004 and the period in 2005 prior to the Closing Date, Buyer shall promptly cause the Company and AFIMS to prepare and provide to Seller a package of tax information materials (the “Tax Package”), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company and AFIMS. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within one hundred twenty (120) days after the Closing Date.

     Section 8.03. Assistance, Cooperation, and Retention of Documents. After the Closing Date, each of Seller and Buyer shall:

     (a) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with Section 8.01(g);

     (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and AFIMS;

     (c) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and AFIMS;

     (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company and AFIMS for taxable periods for which the other may have a liability under Section 8.01;

     (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any tax audit or information request with respect to any such taxable period; and

     (f) retain or cause to be retained all Books and Records relating to Taxes pertinent to the Seller, the Company, AFIMS, FAFLIC and the Subsidiaries until the applicable period of assessment under Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.

     Section 8.04. Survival of Obligations. The obligations of the parties set forth in this Article 8 shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE 9
CONDITIONS TO CLOSING

     Section 9.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) any applicable waiting period under the HSR Act relating to the Transactions contemplated hereby to be consummated at the Closing shall have expired or been terminated. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, the DOI, necessary for the consummation of the Closing, shall have been obtained or made;

     (b) no provision of any applicable statute, rule, law or regulation and no Order of the SEC, the NASD, any Insurance Regulator or any court order shall prohibit the consummation of the Closing; and

     (c) no Action shall be pending by the SEC, NASD or an Insurance Regulator which (i) involves a challenge to or seeks to prohibit, prevent, restrain, delay, make illegal, render invalid, or otherwise materially interfere with the consummation of the Closing or (ii) seeks or imposes material damages in connection with the consummation of any of the Transactions.

     Section 9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) each of Seller and its Affiliates shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it on or prior to the Closing Date; (ii) each of the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.05, 3.06, 3.07 and 3.17 of this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date; (iii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct (determined for this purpose disregarding “material”, “materiality” or “Material Adverse Effect” qualifications) at and as of the Closing Date, as if made at and as of such date, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (iv) Buyer shall have received a certificate signed by a senior executive officer of Seller to the effect of the foregoing clauses (i), (ii) and (iii);

     (b) Seller and each of its Affiliates which is a party to an Ancillary Agreement contemplated to be executed and delivered at the Closing shall have executed and delivered each such agreement, substantially in the form attached hereto and in the case of the Restructuring Agreement, consummated the Transactions contemplated thereby on the terms thereof;

     (c) all authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.01(a) shall have been obtained or made without the imposition of any conditions, requirements or prohibitions upon Buyer, the Company or any of their respective Affiliates that would reasonably be expected to result in a Material Adverse Effect or to materially impair the benefits that Buyer reasonably expects to obtain from the Transactions contemplated by this Agreement and the Ancillary Agreements; it being understood that Buyer’s not being permitted to use the Buyer Hedging Arrangements for SAP purposes or the imposition by the DOI on Buyer of a keepwell in excess of $350,000,000 shall constitute a material impairment of the benefits Buyer reasonably expects to obtain in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements;

     (d) Buyer shall have received a certificate signed by the secretary of Seller attaching all documents Buyer may reasonably request with respect to the authorization of each of Seller and its Affiliates with respect to this Agreement and any Ancillary Agreements to be executed and delivered at the Closing to which it is a party, as applicable, all in form and substance reasonably satisfactory to Buyer;

     (e) since December 31, 2004, (i) no Material Adverse Effect has occurred, and (ii) no circumstance, change or event has occurred or exists that would reasonably be expected to result in a Material Adverse Effect; provided that for purposes of this Section 9.02(e) only, the definition of “Material Adverse Effect” shall exclude clauses (B) through (D) with respect to any Action pending on the date hereof;

     (f) no Action shall be pending by the SEC, NASD or an Insurance Regulator which seeks to impose conditions upon the ownership or operations of the Company or the operations of Buyer or any Subsidiary of Buyer that would reasonably be expected to result in a Material Adverse Effect or to materially impair the benefits that Buyer reasonably expects to obtain from the Transactions contemplated by this Agreement and the Ancillary Agreements;

     (g) Buyer shall have received opinions, dated as of the Closing Date, of Davis Polk & Wardwell, counsel for Seller and, with respect to Massachusetts Law, of Seller’s General Counsel, in substantially the form of Exhibit K and Exhibit L, respectively, attached hereto;

     (h) there shall not be a downgrade by A.M. Best Company of the financial strength or claims-paying ability of Hanover Insurance Company to a rating below “B++”; and

     (i) there shall not be a downgrade by Standard & Poor’s or Moody’s Investors Service, Inc. of the debt rating of Seller to a rating below “BB-” or “Ba3”, respectively.

     Section 9.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it at or prior to the Closing Date; (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct (determined for this purpose disregarding “material” or “materiality” qualifications) in all respects at and as of the Closing Date, as if made at and as of such date, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the Transactions contemplated by the Closing and perform its obligations hereunder and under the Ancillary Agreements that are contemplated to be executed and delivered at the Closing; and (iii) Seller shall have received a certificate signed by a senior executive officer of Buyer to the effect of the foregoing clauses (i) and (ii);

     (b) there shall not have been a Material Regulatory Effect and all authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.01(a) shall have been obtained or made without the imposition of any adverse conditions, requirements or prohibitions upon Seller or any of its Affiliates that would reasonably be expected to materially impair the benefits that Seller reasonably expects to obtain from the transactions contemplated by this Agreement and the Ancillary Agreements;

     (c) there shall not be a downgrade by A.M. Best Company of financial strength or claims-paying ability of Hanover Insurance Company to a rating below “A-” which is primarily attributable to the announcement of the transactions contemplated hereby;

     (d) Seller shall have received an opinion, dated as of the Closing Date, of Sullivan & Cromwell LLP, counsel for Buyer, in substantially the form of Exhibit M attached hereto; and

     (e) Seller shall have received a certificate signed by the secretary of Buyer attaching all documents Seller may reasonably request with respect to the authorization of each of Buyer and its Affiliates with respect to this Agreement and any Ancillary Agreements to be executed and delivered at the Closing to which it is a party, as applicable, all in form and substance reasonably satisfactory to Seller.

     Section 9.04. Core Coinsurance Closing Conditions. (a) The obligations of Buyer and Seller to consummate the Core Coinsurance Closing are subject to the satisfaction of the following conditions:

     (i) all authorizations, consents, Orders or approvals of, or declarations or filings with, the applicable Insurance Regulators required to consummate the Core Coinsurance Closing shall have been obtained or made;

     (ii) no provision of any applicable statute, rule, law or regulation and no SEC, NASD, Insurance Regulation or court order shall prohibit the consummation of the Core Coinsurance Closing;

     (iii) all of the conditions to the consummation of the Closing have been satisfied or waived; and

     (iv) no Action shall be pending by the SEC, NASD or an Insurance Regulator which involves a challenge to or seeks to prohibit, prevent, restrain, delay, make illegal, render invalid, or otherwise materially interfere with the consummation of the Core Coinsurance Closing.

     (b) The obligation of Buyer to consummate the Core Coinsurance Closing is subject to satisfaction of the following conditions:

     (i) (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it on or prior to the date of the Core Coinsurance Closing; and (B) Buyer shall have received a certificate signed by a senior executive officer of Seller to the effect of the foregoing clause (A); and

     (ii) all authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.04(a)(i) shall have been obtained or made without the imposition of any conditions upon Buyer or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect or to materially impair the benefit that Buyer reasonably expects to obtain from the Transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) The obligation of Seller to consummate the Core Coinsurance Closing is subject to satisfaction of the following conditions:

     (i) FAFLIC shall have received full reinsurance credit, as the ceding company, for all Insurance Contracts subject to the Core Coinsurance Agreement;

     (ii) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it at or prior to the date of the Core Coinsurance Closing; and (B) Seller shall have received a certificate signed by a senior executive officer of Buyer to the effect of the foregoing clause (A);

     (iii) there shall not have been a Material Regulatory Effect and all authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.04(a)(i) shall have been obtained or made without the imposition, individually or in the aggregate, of any adverse conditions upon Seller or any of its Affiliates that would reasonably be expected to materially impair the benefit that Seller reasonably expects to obtain from the Transactions contemplated by this Agreement and the Ancillary Agreements; and

     (iv) the DOI shall have authorized FAFLIC to distribute to Seller at the Core Coinsurance Closing an amount equal to the Core Coinsurance Closing Adjustment by means of a dividend and such authorization remains in full force and effect.

     Section 9.05. Non-Core Coinsurance Closing Conditions. (a) The obligations of Buyer and Seller to consummate the Non-Core Coinsurance Closing are subject to the satisfaction of the following conditions:

     (i) all authorizations, consents, Orders or approvals of, or declarations or filings with, the applicable Insurance Regulators required to consummate the Non-Core Coinsurance Closing shall have been obtained or made;

     (ii) no provision of any applicable Law and no Order shall prohibit the consummation of the Non-Core Coinsurance Closing;

     (iii) all of the conditions to the consummation of the Closing and the Core Coinsurance Closing have been satisfied or waived; and

     (iv) no Action shall be pending by the SEC, NASD or an Insurance Regulator which involves a challenge to or seeks to prohibit, prevent, restrain, delay, make illegal, render invalid, or otherwise materially interfere with the consummation of the Non-Core Coinsurance Closing.

     (b) The obligation of Buyer to consummate the Non-Core Coinsurance Closing is subject to satisfaction of the following conditions:

     (i) AFLIAC shall have received full reinsurance credit, as the ceding company, for all Non-Core Insurance Contracts subject to the Non-Core Coinsurance Agreement;

     (ii) (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it on or prior to the date of the Non-Core Coinsurance Closing; and (B) Buyer shall have received a certificate signed by a senior executive officer of Seller to the effect of the foregoing clause (A); and

     (iii) all authorizations, consents, Orders, approvals, declarations and filings contemplated in connection with the Non-Core Coinsurance Closing shall have been obtained or made without the imposition of any non-immaterial adverse conditions upon Buyer, the Company or any of their respective Affiliates.

     (c) The obligation of Seller to consummate the Non-Core Coinsurance Closing is subject to satisfaction of the following conditions:

     (i) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it at or prior to the date of the Non-Core Coinsurance Closing; and (B) Seller shall have received a certificate signed by a senior executive officer of Buyer to the effect of the foregoing clause (A); and

     (ii) all authorizations, consents, Orders, approvals, declarations and filings contemplated in connection with the Non-Core Coinsurance Closing shall have been obtained or made without the imposition, individually or in the aggregate, of any non-immaterial (with respect to the amount of net Liabilities being transferred at the Non-Core Coinsurance Closing) adverse conditions upon Seller or any of its Affiliates, it being understood for the avoidance of doubt that any additional capital requirements or diminutions on FAFLIC’s ability to pay dividends as a result of the Non-Core Coinsurance Closing would be deemed to be a “non-immaterial adverse condition”.

     Section 9.06. AIT Merger Closing Conditions. (a) The obligations of Buyer and Seller to consummate the AIT Merger Closing and the purchase and sale of the AFIMS Shares are subject to the satisfaction of the following conditions:

     (i) all authorizations, consents, Orders or approvals of, or declarations or filings with, the SEC and any other applicable Governmental Entity having jurisdiction over the transactions to occur at the consummation of the AIT Reorganization Agreement required to consummate the AIT Merger Closing shall have been obtained or made;

     (ii) no provision of any applicable statute, rule, law or regulation and no SEC, NASD, Insurance Regulator or court order shall prohibit the consummation of the AIT Merger Closing;

     (iii) all of the conditions to the consummation of the Closing have been satisfied or waived;

     (iv) all of the conditions to the consummation of the AIT Merger Closing set forth in the AIT Reorganization Agreement have been satisfied or waived; and

     (v) no Action shall be pending by the SEC, NASD or an Insurance Regulator which involves a challenge to or seeks to prohibit, prevent, restrain, delay, make illegal, render invalid, or otherwise materially interfere with the consummation of the AIT Merger Closing.

     (b) The obligation of Buyer to consummate the AIT Merger Closing and the purchase of the AFIMS Shares is subject to satisfaction of the following conditions:

     (i) (A) Seller shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it on or prior to the date of the AIT Merger Closing; and (B) Buyer shall have received a certificate signed by a senior executive officer of Seller to the effect of the foregoing clause (A); and

     (ii) All authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.06(a)(i) shall have been obtained or made without the imposition of any conditions upon Buyer or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect or to materially impair the benefit that Buyer reasonably expects to obtain from the Transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) The obligation of Seller to consummate the AIT Merger Closing and the sale of the AFIMS Shares is subject to satisfaction of the following conditions:

     (i) (A) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed or complied with by it at or prior to the date of the AIT Merger Closing; and (B) Seller shall have received a certificate signed by a senior executive officer of Buyer to the effect of the foregoing clause (A); and

     (ii) All authorizations, consents, Orders, approvals, declarations and filings contemplated by Section 9.06(a)(i) shall have been obtained or made without the imposition, individually or in the aggregate, of any adverse conditions upon Seller or any of its Affiliates that would reasonably be expected to materially impair the benefit that Seller reasonably expects to obtain from the Transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

     Section 10.01. Survival. (a) The representations and warranties of the parties hereto contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto, or in connection herewith or therewith, will survive the Closing until (i) if the Closing Date is within the calendar year 2005, the 18 month anniversary of the Closing Date, (ii) if the Closing Date is within January, February or March of 2006, the 20 month anniversary of the Closing Date or (iii) if the Closing Date is after March 31, 2006, the later of (1) the 18 month anniversary of the Closing Date and (2) the last day of the third month following the first full calendar year following the Closing Date; provided that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06, 3.07, 3.17, 3.18 and 3.19 (the “Specified Warranties”) and Sections 4.01, 4.02, 4.09 and 4.10 shall survive indefinitely or until expiration of the relevant statute of limitation.

     (b) The covenants and agreements of the parties hereto contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto, or in connection herewith or therewith, shall survive the Closing indefinitely or until expiration of the relevant statute of limitation or, if a shorter period is explicitly specified herein or therein, for such shorter period, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the expiration of the relevant statute of limitation.

     (c) Notwithstanding the preceding paragraphs of this Section 10.01 any inaccuracy or breach of representations, warranties, covenants or agreements in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding paragraphs, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity, providing a reasonably detailed description (in light of the information available at the time of the notice) as to the basis for such claim of breach, shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 10.02. Indemnification. The parties shall indemnify each other as follows:

     (a) Effective at and after the Closing, and subject to the other provisions of this Article 10, Seller hereby indemnifies Buyer and its Affiliates (including, for the avoidance of doubt, the Company from and after the Closing) and their respective successors and assigns (the “Buyer Indemnified Persons”) against, and agrees to hold each of them harmless from, and reimburse them for, any and all Losses actually imposed on or incurred or suffered by any Buyer Indemnified Person, arising out of or resulting from:

     (i) (A) the operations or conduct of the business of any Seller Retained Subsidiary (other than FAFLIC with respect to the Core Coinsurance Business) before the Closing, (B) the operations or conduct of the business of AFIMS before the AIT Merger Closing or (C) any AFC Assumed Liability;

     (ii) the Non-Core Business, whether incurred or arising before or after the Closing, provided that the Buyer Indemnified Persons shall not be entitled to indemnification for Losses under this Section 10.02(a)(ii) to the extent that such Losses arise out of or result from any breach by the Company of the Non-Core Administrative Services Agreement;

     (iii) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty, a “Warranty Breach”) contained in this Agreement or any Ancillary Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith (disregarding for purposes of this Section 10.02(a)(iii) any qualifications relating to materiality, including the term “Material Adverse Effect”, except with respect to Section 3.25(a)); provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 10.02(a)(iii) (other than Warranty Breaches pursuant to the Specified Warranties), (A) Seller shall not be liable for any such individual Warranty Breach (and such Warranty Breach shall be disregarded for all purposes hereunder) unless the Losses (including, for the avoidance of doubt, Losses arising from Mitigation Actions) with respect to such individual Warranty Breach exceed $5,000 (it being understood that all Warranty Breaches arising from the same nucleus of operative facts shall collectively be deemed an individual Warranty Breach for purposes of this clause (A)), (B) Seller shall not be liable for any such Warranty Breaches unless and until the aggregate amount of Losses (including, for the avoidance of doubt, Losses arising from Mitigation Actions) with respect to such Warranty Breaches exceeds $5,000,000 and then only to the extent of such excess, (C) Seller’s maximum liability for all such Losses (including, for the avoidance of doubt, Losses arising from Mitigation Actions) resulting from such Warranty Breaches shall not exceed an amount equal to 50% of the Purchase Price, and (D) Seller’s maximum aggregate liability for all such losses (including, for the avoidance of doubt, Losses arising from Mitigation Actions) resulting from such Warranty Breaches, together with any liability of Seller for indemnification claims under 10.02(a)(iv)(B)(3) -(7), shall not exceed an amount equal to the Purchase Price; and provided further that no claim for indemnification may be made for a Warranty Breach to the extent that a claim based on the same nucleus of operative facts was the subject of and resolved by any dispute governed by Article 2 (it being understood that, for the avoidance of doubt, this proviso shall not apply to the extent Buyer obtains additional relevant information after the resolution of a claim under Article 2);

     (iv) (A) all pending or threatened third-party Actions against the Company or its Affiliates existing on the Closing Date (regardless of subject matter) (collectively, the “Existing Claims”) and all matters set forth on Schedule 10.02(a)(iv)(A) and (B) all pending, threatened or potential third-party Actions arising following the Closing Date and arising out of or resulting from (1) the claims made by the plaintiffs in the Existing Claims and arising from the same dispute, (2) facts or behavior occurring prior to the Closing Date that are substantially the same as or similar to those underlying the matters listed on Schedule 10.02(a)(iv)(B)(2), (3) facts or behavior occurring prior to the Closing Date (other than, for the avoidance of doubt, those included in Section 10.02(a)(iv)(B)(2) that are substantially the same as or similar to those underlying an Existing Claim, (4) Producer Agreements, compensation, labor practices or unfair trade practices in dealing with Producers, in each case occurring prior to the Closing Date, (5) claims practices occurring prior to the Closing Date, (6) sales, selling materials (except prospectuses (which include related Statements of Additional Information)), customer service and reporting and management, and investment practices, and unfair trade practices in dealing with customers, including suitability, misrepresentation, negligence, fraud, breach of fiduciary duty, failure to supervise, conflicts of interest, market timing, late trading, or churning, in each case relating to (x) actions by agents appointed by the Company, FAFLIC or VeraVest (or by any of the Company, FAFLIC or VeraVest as

to selling materials other than prospectuses (which include related Statements of Additional Information)) occurring prior to the Closing Date or (y) actions by employees or other personnel of the Company, FAFLIC or VeraVest with respect to investment allocation advice, or conservation or retention programs, in each case occurring prior to the Closing Date, or (7) matters listed on Schedule 10.02(a)(iv)(B)(7) (collectively as to the foregoing clauses (1) through (7), the “New Claims”, and together with the Existing Claims, the “Claims”); provided that Seller’s maximum aggregate liability for all indemnification claims under Section 10.02(a)(iv)(B)(3) -(7), together with any liability for Losses (including, for the avoidance of doubt, Losses arising from Mitigation Actions) resulting from Warranty Breaches under Section 10.02(a)(iii) (other than Losses (including, for the avoidance of doubt, Losses arising from Mitigation Actions) resulting from Warranty Breaches pursuant to the Specified Warranties), shall not exceed an amount equal to the Purchase Price; and

     (v) any breach of covenant or agreement made or to be performed by Seller or its Affiliates pursuant to this Agreement.

provided that, with respect to each of the foregoing clauses (i) through (v), as applicable:

     (I) any Shared Losses subject to indemnification by Seller pursuant to Section 10.02(a)(iii) shall be paid by Seller as follows: (x) 100% of the first $10,000,000 of the aggregate incurred Shared Losses, (y) 66 2 / 3 % of the aggregate incurred Shared Losses in excess of $10,000,000 and up to and including an aggregate of $50,000,000 of Shared Losses, and (z) 100% of the aggregate incurred Shared Losses in excess of $50,000,000 (it being understood, for the avoidance of doubt, that the limitations with respect to indemnification set forth in Section 10.02(a)(iii) apply to indemnification for Shared Losses);

     (II) the Buyer Indemnified Persons shall be entitled to indemnification by Seller for Losses arising out of or resulting from (x) the matters disclosed to Seller by Buyer in writing on or prior to the date hereof that the parties agree shall be subject to this proviso and (y) the matters set forth on Schedule 3.21(b) only to the extent such Losses are included within (1) clause (ii) of the definition of Losses or (2) clause (iii) of the definition of Losses and were incurred in connection with Losses included within clause (ii) of the definition of Losses; and

     (III) Seller shall have no liability for the following out-of-pocket expenses of any Buyer Indemnified Person in connection with the defense of a Claim or a Third Party Representation Claim controlled by Seller: (1) the salaries and benefits of employees of any Buyer Indemnified Person or (2) the fees and expenses of any independent counsel retained by any Buyer Indemnified Person, unless there exists a reasonable likelihood of an actual conflict of interest between such Buyer Indemnified Person and Seller with respect to such Third Party Representation Claim or Claim, in which case this clause (III)(2) shall not apply and Seller shall be responsible for the reasonable fees and expenses of one independent counsel for all Buyer Indemnified Persons in each applicable jurisdiction, provided that no actual conflict of interest shall be deemed to exist as a result of the Buyer Indemnified Persons, on the one hand, and Seller, or one or more of Seller’s Affiliates, on the other hand, being co-defendants if Seller acknowledges in writing its obligation under this Section 10.02 to indemnify the Buyer Indemnified Persons for Losses arising out of or resulting from such Claim or Third Party Representation Claim.

     For the avoidance of doubt, if a claim for indemnification is made by Buyer with respect to a Shared Loss, such claim shall be applied first to the $5,000,000 deductible set forth in Section 10.02(a)(iii)(B) above, and after such deductible is not available to Seller, shall be allocated as provided in clause (I) above until no further obligations of Seller exist due to the application of the caps set forth in Sections 10.02(a)(iii)(C) and 10.02(a)(iii)(D) above. As an illustration of the foregoing principle by way of example only, assume that Buyer makes a claim for indemnification in the amount of $1,000,000, and Seller does not reimburse Buyer for such Loss because the amount claimed does not reach the $5,000,000 deductible specified in Section 10.02(a)(iii)(B): in such case, the amount of $1,000,000 claimed by Buyer will not be attributed to Seller for purposes of the calculation of the staggered indemnification thresholds set forth in clause (I)(x), (y) and (z) of the immediately preceding proviso.

     (b) Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates and their respective successors and assigns (the “Seller Indemnified Persons”) against, and agrees to hold each of them harmless from, and reimburse them for, any and all Losses actually imposed on or incurred or suffered by any Seller Indemnified Person arising out of or resulting from (i) any Warranty Breach (disregarding for purposes of this Section 10.02(b)(i) any qualifications relating to materiality, including the term “Material Adverse Effect”), (ii) any Liability arising out of the conduct of the Core Business following the Closing and the conduct of the Funds Business following the AIT Merger Closing and (iii) any breach of covenant or agreement made or to be performed by Buyer or its Affiliates pursuant to this Agreement; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 10.02(b)(i) (other than Warranty Breaches pursuant to Sections 4.01, 4.02, 4.09 and 4.10): (A) Buyer shall not be liable for any individual Warranty Breach (and such Warranty Breach shall be disregarded for all purposes hereunder) unless the Losses with respect to such Warranty Breach exceeds $5,000 (it being understood that all Warranty Breaches arising from the same nucleus of operative facts shall collectively be deemed an individual Warranty Breach for purposes of this clause (A)), (B) Buyer shall not be liable for Warranty Breaches unless the aggregate amount of Losses with respect to such Warranty Breaches exceeds $5,000,000 and then only to the extent of such excess and (C) Buyer’s maximum liability for all such Warranty Breaches shall not exceed an amount equal to 50% of the Purchase Price.

     (c) If Seller consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its properties and assets to any Person and Seller determines that any such transaction requires, as a matter of applicable Law, the approval of Seller’s shareholders, Seller shall, as a condition precedent to such transaction, cause the Person formed by such consolidation or into which Seller is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of Seller to expressly assume, by an instrument executed and delivered to Buyer, all obligations and liabilities of Seller pursuant to Section 8.01 and Article 10 hereof.

     (d) A Buyer Indemnified Person may elect, at its discretion, to pursue a claim for indemnification covered by both Sections 10.02(a)(iii) and 10.02(a)(iv) under either such Section, but in no such event shall any Buyer Indemnified Party be entitled to duplicative recovery.

     Section 10.03. Procedure for Third Party Claims. (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt written notice to the party from whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Action in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent, and only to the extent, that such failure shall have actually prejudiced the Indemnifying Party in the defenses or other rights available to the Indemnifying Party.

     (b) Seller shall be responsible for assuming control and diligently defending each Claim and each Third Party Representation Claim (in each case with counsel reasonably acceptable to Buyer; it being agreed, however, that all current counsel with respect to the Existing Claims is acceptable to Buyer), unless

Buyer elects under Sections 10.03(c), 10.03(d), 10.03(f) or 10.03(g) to assume control of the defense of the Claim or a Third Party Representation Claim.

     (c) With respect to each New Claim and Third Party Representation Claim, Seller shall notify Buyer, not later than the earlier of (i) the time Seller makes a determination that it is not liable under Section 10.02(a) with respect to such New Claim or Third Party Representation Claim, which determination Seller shall make as promptly as reasonably practicable, and (ii) 180 days after assuming control of the defense thereof, whether or not Seller acknowledges that such New Claim or Third Party Representation Claim is covered by Seller’s indemnification obligations under Section 10.02(a) . If Seller notifies Buyer in writing on or prior to the earlier of the dates described in clauses (i) and (ii) above that Seller has determined that it has no indemnification obligation under Section 10.02(a) with respect to such New Claim or Third Party Representation Claim or fails to provide such notification, then Buyer (or another Buyer Indemnified Party) shall at such time be entitled to assume control of the defense of such New Claim or Third Party Representation Claim without agreeing to the ultimate liability as between Buyer and Seller with respect to such New Claim or Third Party Representation Claim, subject to Seller having the right to re-assume control upon acknowledging in writing that such New Claim or Third Party Representation Claim is covered by Seller’s indemnification obligations under Section 10.02(a) .

     (d) Regardless of who controls the defense of a Claim or a Third Party Representation Claim, no party shall enter into a settlement of a Claim or a Third Party Representation Claim without the other party’s prior written consent (which shall not be unreasonably withheld), it being understood that if a party is solely responsible for all financial costs of such settlement and such settlement (A) provides solely for monetary payments, (B) does not contain an admission of guilt or liability by any other party or any of such other party’s Affiliates and (C) includes a full and unconditional release of each other party and of all of such other party’s Affiliates from all liabilities in respect of such Claim or Third Party Representation Claim, then any refusal of the other party to consent to such settlement shall be deemed to have been unreasonably withheld. Notwithstanding the foregoing sentence, Buyer may, in its sole discretion, for any reason withhold its consent to any settlement of a Claim or Third Party Representation Claim proposed by Seller, provided that Buyer (i) assumes control of the defense of such Claim or Third Party Representation Claim, (ii) pays 100% of (x) all reasonable legal costs (including all attorney’s fees and expenses and other out-of-pocket expenses) incurred thereafter by any party in connection with such Claim or Third Party Representation Claim and (y) all costs of any settlement, judicial award or judgment, or regulatory fine or penalty with respect to such Claim or Third Party Representation Claim to the extent exceeding Seller’s proposed settlement amount, and (iii) indemnifies each Seller Indemnified Person against any incremental adverse consequences of such settlement, judicial award or judgment, or regulatory fine or penalty relative to the consequences that the settlement proposed by Seller would have had if such settlement had been effected (including any incremental adverse precedent for Seller or its Affiliates or their respective businesses or for the Core Business, the Funds Business, the Non-Core Business, the Company or AFIMS) resulting from such settlement, judicial award or judgment, or regulatory fine or penalty relative to the adverse precedent for such entities and businesses that would have resulted from the settlement proposed by Seller if such settlement had been effected; provided that, except with respect to the Core Business, the Funds Business, the Non-Core Business, the Company and AFIMS, to none of which this proviso applies, the incremental adverse precedent described above shall include only such precedent that does, or would be reasonably expected to, adversely affect Seller, any of its Affiliates or their respective businesses in a manner disproportionate to the manner in which it adversely affects, or would be reasonably expected to adversely affect, (A) the property and casualty, (B) the life and annuity or (C) health insurance industries, as applicable, in the United States generally), except to the extent such disproportionate effect results from the policyholder demographics, the product mix or the design or product features of Seller, any of its Affiliates or their respective businesses.

     (e) With respect to (i) all Existing Claims and (ii) following the Closing Date, after any Buyer Indemnified Party acquires knowledge of any fact or circumstance (whether discovered by such Buyer Indemnified Party or brought to its attention by Seller or a third party, including through a Claim) that results in or reasonably would be expected to result in a New Claim, a Warranty Breach or a Third Party Representation Claim, Buyer will notify Seller promptly thereof (provided that Buyer’s failure to so notify Seller shall not relieve Seller of its obligations hereunder, except to the extent, and only to the extent, that such failure shall have actually prejudiced Seller in the defenses or other rights available to Seller) and Buyer shall implement, and cause each other Buyer Indemnified Party to implement, such reasonable actions as Seller shall request in writing for the purposes of mitigating the possible Losses arising therefrom (such actions, “Mitigation Actions”). In determining whether a proposed Mitigation Action is reasonable, the parties will take into account, among other relevant factors, (A) the requirements of Law and any applicable life insurance policy or annuity contract, (B) what is reasonably advisable in order to avoid a material potential Liability to the relevant policyholder or contract holder or an action by a Governmental Entity and any additional Losses that are reasonably likely to arise from taking such Mitigation Action, (C) the industry standards and practices in respect of similar facts and circumstances, (D) the monetary costs and benefits of such action (as opposed to no action or alternative possible actions) to Buyer (without regard to the existence of any indemnification obligation of Seller under this Article 10) and (E) the effects of such action on the reputation of the Core Business and the ongoing conduct of the Core Business. Notwithstanding the foregoing, Buyer shall not be required to implement a Mitigation Action if (x) Buyer reasonably believes that such Mitigation Action is inconsistent with material legal positions or theories actually advanced or intended to be advanced by Buyer or any of its Affiliates in a legal or regulatory proceeding in connection with its business operations (including the business operations acquired hereunder) and (y) Buyer agrees to pay 100% of all Losses (including legal costs (including all attorney’s fees and expenses and other out-of-pocket expenses) and the costs of any settlement, judicial award or judgment, regulatory fine or penalty or corrective or remedial action) in excess of the reasonably proposed and documented costs of the remedial action proposed by Seller under this Section 10.03(e) ..

     (f) With respect to any Claim or Third Party Representation Claim, in the event such Claim or Third Party Representation Claim (i) involves a claim for and is reasonably likely to result in Losses in excess of $75 million and it is reasonably likely that Seller will be unable to pay such Losses, (ii) seeks injunctive or equitable relief affecting a general practice of the Core Business or (iii) is unresolved at a time when the Standard & Poor’s rating of Seller’s senior debt is “B-” or lower (or Seller’s senior debt is unrated by Standard & Poor’s), and, as to (iii), either (x) it is reasonably likely that the Losses resulting from all Claims and Third-Party Representation Claims then unresolved or unpaid will equal or exceed $15 million or (y) it is reasonably likely that such Losses resulting from all Claims and Third Party Representation Claims then unresolved or unpaid will be less than $15 million but it is reasonably likely that Seller will be unable to pay all such Losses, Buyer may elect, following discussion with Seller, either (1) with respect to a Claim or Third Party Representation Claim for which Seller has not retained outside counsel, to require Seller to engage an outside counsel (reasonably acceptable to Buyer) to substantively handle the defense at Seller’s expense or (2) to assume control of the defense with counsel selected by Buyer (reasonably acceptable to Seller) with the expense of such counsel borne 50% by Buyer and 50 percent by Seller.

     (g) With respect to any investigation or Action by the SEC or NASD, the parties agree to follow the procedures and observe the terms and conditions set forth in Schedule 10.03(g).

     (h) Regardless of which party controls the defense of a Claim or a Third Party Representation Claim, the parties shall share all information regarding such Claim or Third Party Representation Claim. The controlling party with respect to each Claim or Third Party Representation Claim (i) shall allow the other party adequate opportunity to monitor and consult with it and its outside counsel with respect to such defense, including any settlement discussions, (ii) shall give the other party’s views good faith consideration in connection with all significant decisions, including decisions with respect to settlement (it being understood that the controlling party has no obligation to follow or implement the other party’s views or recommendations) and (iii) if Buyer is the controlling party pursuant to Sections 10.03(c), 10.03(d), 10.03(e), 10.03(f) and 10.03(g), shall allow Seller to attend for monitoring purposes all settlement discussions. Such monitoring and consultation by the other party shall be at its own expense, except as provided in clause (III) of the proviso at the end of Section 10.02(a) .

     (i) In furtherance of the foregoing, the parties recognize that they have common interests in the defense of certain litigation which may result in the exchange between the parties or their counsel of documents or other information that is subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such exchanged documents and other information collectively, the “Privileged Information”) and agree to take reasonable best efforts to protect and maintain, and to cause their Affiliates to protect and maintain, any applicable claim to Privilege in order to protect such Privileged Information from disclosure or use. Without limiting the generality of the foregoing, Seller, Buyer and their Affiliates shall not (i) waive any Privilege with respect to any such Privileged Information, (ii) fail to defend in a commercially reasonable manner any Privilege with respect to any such Privileged Information, or (iii) fail to take any other commercially reasonable action necessary to preserve any Privilege with respect to any such Privileged Information (each of the actions in clauses (i) through (iii), a “Waiver”). Notwithstanding the foregoing, Seller or Buyer or any of their Affiliates may effect a Waiver (1) of factual information, i.e., information not including the mental impressions or analysis of attorneys or consultants, which factual information is Privileged solely as a result of the work product doctrine; provided that such party states in writing in connection with any such production that such production does not constitute a Waiver as to any other Privileged Information or obtains adequate assurances that such production will not constitute a Waiver as to any other Privileged Information, (2) with the prior written consent of the other party hereto (including on behalf of any affected Affiliate), (3) if in the written opinion of the Waiving party’s counsel addressed to the non-Waiving party (such counsel to be reasonably acceptable to the non-Waiving party) such Waiver is required by Law or Order, (4) if such Waiver has or would reasonably be expected to have an immaterial adverse effect on the Losses directly or indirectly incurred or suffered by the non-Waiving party or for which the non-Waiving party is otherwise responsible (including through indemnification under Section 10.02(a) or 10.02(b), as applicable) arising out of or resulting from any pending third-party Action or any future third-party Action, (5) if such Waiver has or would reasonably be expected to have a non-immaterial adverse effect on the Losses directly or indirectly incurred or suffered by the non-Waiving party or for which the non-Waiving party is otherwise responsible (including through indemnification under Section 10.02(a) or 10.02(b), as applicable) arising out of or resulting from any pending third-party Action or any future third-party Action and the Waiving party (or whose Affiliate shall be effecting such Waiver) pays the non-Waiving party 50 percent of all Losses incurred or suffered after such Waiver by the non-Waiving party or any of its Affiliates arising out of or resulting from such pending third-party Action or such future third-party Action, or (6) if, in the case of a Waiver effected by Buyer or any of its Affiliates, Buyer or its Affiliates have effected any such Waiver in connection with any third-party Action the defense of which Buyer has assumed, pursuant to Section 10.03(c) or otherwise, and with respect to which third-party Action Seller has no obligation to indemnify Buyer hereunder; provided that, in the case of clause (6), if such Waiver has or would reasonably be expected to have a non-immaterial adverse effect on the Losses directly or indirectly incurred or suffered by Seller or for which Seller is otherwise responsible (including through indemnification under Section 10.02(a)), arising out of or resulting from a third-party Action, Buyer (or Buyer’s Affiliate effecting such Waiver) shall pay Seller 50 percent of all Losses (x) for which Seller is responsible to Buyer or its Affiliates under this Agreement (including through indemnification under Section 10.02(a)), (y) incurred or suffered after such Waiver by Seller or any of its Affiliates and (z) to the extent arising out of or resulting from such third-party Action; and provided further that, in the case of clauses (1) through (6) above, the party affecting any Waiver shall have given prior notice to the non-Waiving party and consulted in good faith regarding such Waiver. For the avoidance of doubt, obligations of Buyer set forth in clauses (5) and (6) above shall apply with respect to any Waiver (to the extent such clauses are otherwise applicable under the terms thereof) if the Waiver permitted by clause (1) above results in, or is accompanied by, a Waiver of any other Privileged Information. The obligation to reimburse Losses under the foregoing clauses (5) and (6) shall not in itself result in any right to control or participate in the defense of any third-party Action. Notwithstanding anything else in this Agreement to the contrary, no party or its representatives shall be obliged to share or provide access to any Privileged Information prior to or at the Closing.

     (j) Each party shall reasonably cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of each Claim and Third Party Representation Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Without limiting the generality of the foregoing, the parties and their Affiliates shall cooperate reasonably with each other and their counsel in the investigation, trial and defense of any Claim or Third Party Representation Claim (including the filing of any cross-claim, counterclaim or other proceeding deemed reasonably appropriate by Seller) and any appeal arising therefrom. Such cooperation shall include the parties and their Affiliates giving prompt written notice to each other of any notice, request, pleading or similar matter they shall receive relating to any Claim and Third Party Representation Claim, and making available, without charge upon reasonable advance notice and during normal business hours, to each other and their counsel such of their and their Affiliates’ books, records, documents and other data, and such of their and their Affiliates’ Representatives as shall be reasonably necessary. The parties and their Affiliates hereby agree to retain all such books, records, documents and other data in accordance with their document retention policies as in effect from time to time.

     (k) Buyer shall use reasonable efforts to collect any amounts available under those insurance policies set forth on Schedule 3.30(a) hereto (to the extent of Buyer’s rights to make claims and receive proceeds directly under such policies) and, upon Seller’s written request, from any other Person alleged to be responsible, in each case for any Losses indemnified by Seller under Section 10.02. Buyer’s obligations under this Section 10.03(k) shall not alter, reduce or obviate in any manner Seller’s indemnification obligations under this Article 10 except as contemplated by Section 10.04(a) .

     (l) Any dispute between the parties with regard to whether a party has an indemnification obligation under Article 10 shall be exclusively resolved through an expedited arbitration proceeding under the rules of JAMS/Endispute by three arbitrators appointed in accordance with this paragraph, each of whom shall be persons with experience in the life insurance and annuity industries, with the non-prevailing party reimbursing the prevailing party for its reasonable legal costs, unless the arbitrators determine that the non-prevailing party had reasonable good-faith grounds for asserting its position in such arbitration proceeding. The party initiating the arbitration shall appoint one arbitrator within 30 days of such initiation, and the respondent in such arbitration shall appoint a second arbitrator no later than 30 days thereafter. The third arbitrator shall be jointly appointed by the first and second arbitrators within 30 days of the nomination of the second arbitrator. The arbitration decision shall be final, binding and enforceable upon the parties.

     Section 10.04. Calculation of Losses. (a) The amount of any Losses payable under Article 10 by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, (ii) any Tax benefit actually realized by the Indemnified Party, and (iii) amounts received by an Indemnified Party with respect to the same Losses pursuant to the Non-Core Coinsurance Agreement. If the Indemnified Party actually recovers any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

     (b) The Indemnifying Party shall not be liable under Section 10.02 for any (i) Losses relating to any matter to the extent that reserves for such Losses were expressly set forth on the Pro Forma Closing Balance Sheet and such reserves reduced the amount of the Final Adjustment or (ii) consequential or punitive Losses (unless such Losses were obtained by a third party in connection with a Claim or a Third Party Representation Claim).

     Section 10.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that a Buyer Indemnified Person is not required to assign such rights under insurance policies except with respect to those insurance policies set forth on Schedule 3.30(a) hereto (to the extent of Buyer’s rights to make claims and receive proceeds directly under such policies).

     Section 10.06. Exclusivity. Effective as of the Closing, Buyer waives any rights and claims Buyer may have against Seller, whether in law or in equity, relating to the Company or the Shares or the Transactions, except for rights and claims expressly contemplated by this Agreement (including Articles 2, 8 and 10 hereof) or specifically in any Ancillary Agreement and except for any claims of fraud. The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Effective as of the Closing, the rights and claims expressly contemplated by Articles 2, 8 and 10 hereof or specifically in any Ancillary Agreement, except for any claims of fraud, shall provide the exclusive remedy and only source of procedures with respect to any claim relating to the Company or the Shares or the Transactions. Article 8 shall provide the exclusive remedy and only source of procedures with respect to any claim that is made under or subject to Article 8.

     Section 10.07. Purchase Price Adjustment and Interest. Any amount paid by Seller or Buyer under Section 2.11, Section 6.03, 7.07 and 7.08 and Articles 8 and 10 will be treated as an adjustment to the Purchase Price.

ARTICLE 11
TERMINATION

     Section 11.01. Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written agreement of Seller and Buyer;

     (b) by either Seller or Buyer, if the Closing shall not have been consummated (other than through the failure of the applicable party seeking to terminate this Agreement pursuant to this Section 11.01(b) to fully and promptly comply with its obligations hereunder or under any Ancillary Agreement) on or before March 31, 2006;

     (c) by either Seller or Buyer, if consummation of the transactions contemplated to be consummated at the Closing would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction;

     (d) by Seller, if (i) the DOI has objected to the treatment as admitted assets under SSAP 86 of certain hedging arrangements to be entered into by Buyer and its Affiliates and (ii) as a result, Seller would be required to contribute capital to the Company to cause the Statutory Adjusted Capital to equal or exceed the Target Closing Capital Amount; provided that Seller may not terminate this Agreement pursuant to this Section 11.01(d) if Buyer agrees to contribute to the Company any such required capital specified by the DOI;

     (e) by Seller, if the sum of the VA Purchase Price Adjustment and the VUL Purchase Price Adjustment is, in Seller’s good faith judgment, reasonably likely (including based on its estimate delivered pursuant to Section 2.02(b)) to result in a reduction of the purchase price expected to be received by Seller at Closing by an amount greater than $50,000,000; provided that Seller may not terminate this Agreement pursuant to this Section 11.01(e) if Buyer agrees to pay to Seller in cash the amount of any purchase price reduction in excess of $50,000,000; or

     (f) by either Buyer or Seller, if a breach of any provision of this Agreement has been committed by the other party so that a mutual condition to Closing or a condition to Closing for the benefit of the non-breaching party is not satisfied and such breach is incapable of cure.

The party desiring to terminate this Agreement pursuant to Section 11.01(b), 11.01(c), 11.01(d), 11.01(e), or 11.01(f), shall give notice of such termination to the other party.

     Section 11.02. Termination Prior to Core Coinsurance Closing. This Agreement may be terminated, solely with respect to the transactions to be consummated at the Core Coinsurance Closing, at any time prior to the Core Coinsurance Closing:

     (a) by (i) mutual written agreement of Seller and Buyer or (ii) at the election of Seller (such election to be in Seller’s discretion);

     (b) by either Seller or Buyer, if consummation of the transactions contemplated to be consummated at the Core Coinsurance Closing would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction; and

     (c) by either Seller or Buyer, if the Core Coinsurance Closing has not been consummated on or before the first anniversary of the Closing Date.

The party desiring to terminate this Agreement pursuant to Section 11.02(a)(ii), 11.02(b) or 11.02(c) shall give notice of such termination to the other party.

     Section 11.03. Termination Prior to Non-Core Coinsurance Closing. This Agreement may be terminated, solely with respect to the Transactions to be consummated at the Non-Core Coinsurance Closing, at any time prior to the Non-Core Coinsurance Closing:

     (a) by (i) mutual written agreement of Seller and Buyer or (ii) at the election of Buyer (such election to be in Buyer’s discretion);

     (b) by either Seller or Buyer, if consummation of the transactions contemplated to be consummated at the Non-Core Coinsurance Closing would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction; and

     (c) by either Buyer or Seller, if the Non-Core Coinsurance Closing has not been consummated on or before the first anniversary of the date of the Core Coinsurance Closing.

The party desiring to terminate this Agreement pursuant to Section 11.03(a)(ii), 11.03(b) or 11.03(c) shall give notice of such termination to the other party.

     Section 11.04. Termination Prior to AIT Merger Closing. This Agreement may be terminated, solely with respect to the Transactions to be consummated at the AIT Merger Closing, at any time prior to the AIT Merger Closing:

     (a) by mutual written agreement of Seller and Buyer;

     (b) by either Seller or Buyer, if consummation of the transactions contemplated to be consummated at the AIT Merger Closing would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction; and

     (c) upon termination of the AIT Reorganization Agreement without consummation of the transactions contemplated thereby.

The party desiring to terminate this Agreement pursuant to Section 11.04(b) shall give notice of such termination to the other party.

     Section 11.05. Effect of Termination. If all or any portion of this Agreement is terminated as permitted by Sections 11.01, 11.02, 11.03, and 11.04, such termination shall be without liability of either party (or any Representative of such party) to the other party to this Agreement; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for all damages incurred or suffered by the other party as a result of such failure or breach, it being understood that such liability does not extend to any non-compensatory, punitive, indirect or consequential damages. The provisions of this Section 11.05 and Sections 6.01, 6.04, 12.03, 12.06, 12.07, 12.08, 12.09, 12.10, and 12.11, shall survive any termination hereof pursuant to Section 11.01, 11.02, 11.03, or 11.04.

ARTICLE 12
MISCELLANEOUS

     Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and shall be given,

if to Buyer, to:

The Goldman Sachs Group, Inc.
85 Broad Street
New York, NY 10004
Attention: Allan Levine
Facsimile No.: (212) 346-3594

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Stephen M. Kotran
Facsimile No.: (212) 558-3588

if to Seller, to:

Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653
Attention: Chief Financial Officer
Facsimile No.: (508) 855-4640

and to:

Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653
Attention: General Counsel
Facsimile No.: (508) 926-1926

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Leonard Kreynin
Facsimile No.: (212) 450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by advance notice to the other parties hereto. All such notices, requests and other communications shall be effective only upon (i) mailing of such notice, request or other communication and the actual receipt thereof by the relevant party, or (ii) a facsimile transmission of such notice, request or other communication and the acknowledgment by the relevant party of receipt thereof.

     Section 12.02. Amendments and Waivers; Remedies Cumulative. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 12.03. Expenses. (a) Except for Transaction Expenses or as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) All Transaction Expenses shall be borne equally by Buyer and Seller; provided that (x) Buyer shall bear 100% of the New Vendor Payments and (y) the GSVIT Transaction Payments shall be allocated and borne by Buyer and Seller pursuant to Schedule 12.03. “Transaction Expenses” means any and all costs and expenses incurred in connection with (i) obtaining the consents of third parties in connection with the Transactions or approval of Governmental Authorities (including under Section 7.01); (ii) the making of any filings with, furnishing of information to or seeking to obtain any actions or waivers from any Governmental Entity (including under Section 7.02); and (iii) (A) itemized conversion costs actually incurred, and reasonably documented to Buyer, by Seller and its Affiliates of up to $7.0 million in the aggregate (other than the New Vendor Payments), and (B) itemized retention costs actually incurred, and reasonably documented to Buyer, by Seller and its Affiliates of up to $3.6 million in the aggregate, provided that Buyer shall only be required to pay such itemized, documented retention costs with respect to employees of Seller or its Affiliates actually engaged in providing such transition services. “GSVIT Transaction Payments” means the costs and expenses incurred in connection with the AIT Merger Closing set forth on Schedule 12.03. Buyer shall as promptly as practicable upon receipt from Seller of any demand for reimbursement of any such conversion or retention costs, review such itemized costs and the supporting materials therefor, which Seller shall provide to Buyer together with any demand for reimbursement. If Buyer disagrees in any respect with such conversion or retention costs submitted, the parties shall discuss in good faith for a period of 15 days, with the participation of appropriate personnel, any such disagreement and review Seller’s cost itemization and the supporting materials, with a view to promptly resolving any such disagreement and promptly reaching a mutually acceptable calculation. If, following such 15-day period, the parties cannot reach such a mutually acceptable calculation, then Buyer shall reimburse Seller for the conversion or retention costs, as applicable, based on the itemization that Seller submitted to Buyer (as adjusted to reflect any disagreements of Buyer that Seller has agreed to accept). All conversion costs in excess of $7.0 million in the aggregate (other than the New Vendor Payments) shall be borne by Seller. All retention costs in excess of $3.6 million in the aggregate shall be borne by Seller. Transaction Expenses shall in no event include any compensation to be paid by Buyer to a Solicited Employee.

     (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest, but excluding, for the avoidance of doubt, any income or franchise Taxes) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be borne equally by Buyer and Seller. Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law or Order, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     Section 12.04. No Rights of Setoff. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, any payment to be made by Buyer to Seller (including by Buyer to FAFLIC under Section 2.07 hereof) or Seller to Buyer, as applicable, hereunder shall not be subject to any setoff, counterclaim, deduction, withholding or recoupment for claims made pursuant to or amounts due or owing under this Agreement (including Article 10), any Ancillary Agreement or otherwise (except as otherwise permitted in any such agreement).

     Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Seller nor Buyer may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided that no such consent from Seller shall be required for Buyer to assign part or all of its rights under this Agreement to one or more of its wholly-owned subsidiaries, but no such assignment shall relieve Buyer of any of its obligations hereunder.

     Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules thereof.

     Section 12.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

     Section 12.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12.09. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

     Section 12.10. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Allan S. Levine

	Name:	Allan S. Levine
	Title:	Managing Director

ALLMERICA FINANCIAL
CORPORATION

By:	/s/ Edward J. Parry, III

	Name:	Edward J. Parry, III
	Title:	Executive Vice President and
Chief Financial Officer